Exhibit 10.2

THIRD

AMENDED AND RESTATED

CREDIT AGREEMENT

- Among -

ASTRONICS CORPORATION

as Borrower

- And -

The Lenders Party Hereto

and

HSBC BANK USA, NATIONAL ASSOCIATION

as Agent, Swingline Lender, and Issuing Bank

and

HSBC BANK USA, NATIONAL ASSOCIATION

and

MERRILL LYNCH, PIERCE, FENNER &

SMITH INCORPORATED

as Lead Arrangers

and

MANUFACTURERS AND TRADERS TRUST COMPANY

as Documentation Agent

DATED: As of July 18, 2013

- i -

4.8	Tax Returns	57
4.9	Federal Regulations	57
4.10	Compliance with ERISA	58
4.11	Subsidiaries; Affiliates	58
4.12	Compliance	58
4.13	Fiscal Year	58
4.14	Default	59
4.15	Indebtedness for Borrowed Money	59
4.16	Securities	59
4.17	Environmental Matters	59
4.18	Burdensome Contracts; Labor Relations	60
4.19	Liens	60
4.20	Intellectual Property	61
4.21	Anti-Terrorism Laws/ Foreign Assets Control Regulations	61
4.22	Accuracy of Information, etc.	62
4.23	Solvency	62

ARTICLE V. AFFIRMATIVE COVENANTS		62
5.1	Payments	63
5.2	Financial Reporting Requirements	63
5.3	Notices	63
5.4	Taxes	64
5.5	Insurance	64
5.6	Litigation	64
5.7	Judgments	64
5.8	Corporate Standing	64
5.9	Books and Records	65
5.10	Compliance with Law	65
5.11	Pension Reports	65
5.12	Inspections	65
5.13	Environmental Compliance	65
5.14	Certain Subsidiaries to Become Guarantors	66
5.15	Additional Security; Further Assurances	66
5.16	Accounting; Reserves; Tax Returns	67
5.17	Liens and Encumbrances	67
5.18	Defaults and Material Adverse Effects	67
5.19	Good Repair	67
5.20	Further Actions	67

ARTICLE VI. NEGATIVE COVENANTS		68
6.1	Indebtedness	68
6.2	Encumbrances	68
6.3	Investments and Guaranty Obligation	69
6.4	Equity Interest Repurchases	70
6.5	Limitation on Certain Restrictive Agreements	71
6.6	Material Indebtedness Agreements	71
6.7	Consolidation, Merger, Acquisitions, Asset Sales, etc.	71
6.8	Transactions with Affiliates	73

- ii -

6.9	Disposal of Hazardous Substances	73
6.10	Fiscal Year, Fiscal Quarters	73
6.11	Anti-Terrorism Laws	73
6.12	Changes in Business	74
6.13	Minimum Fixed Charge Coverage Ratio	74
6.14	Intentionally Omitted	74
6.15	Maximum Leverage Ratio	74

ARTICLE VII. DEFAULT		74
7.1	Events of Default	74
7.2	Effects of an Event of Default	77
7.3	Remedies	77
7.4	Application of Certain Payments and Proceeds	77

ARTICLE VIII. INDEMNIFICATION - EXPENSES - DAMAGE WAIVER		78
8.1	Indemnification	78
8.2	Expenses	79
8.3	Waiver of Consequential Damages, Etc.	79

ARTICLE IX. THE AGENT AND ISSUING BANK		80
9.1	Appointment and Authorization	80
9.2	Waiver of Liability of Agent	81
9.3	Note Holders	82
9.4	Consultation with Advisors	82
9.5	Documents	82
9.6	Agent and Affiliates	82
9.7	Knowledge of Default	83
9.8	Enforcement	83
9.9	Action by Agent	83
9.10	Notices, Defaults, etc.	84
9.11	Indemnification of Agent	84
9.12	Successor Agent	84
9.13	Lenders’ Independent Investigation	85
9.14	Amendments, Consents	85
9.15	Funding by Agent	87
9.16	Sharing of Payments	87
9.17	Payment to Lenders	87
9.18	Tax Withholding Clause	88
9.19	USA Patriot Act	90
9.20	Other Agents	90
9.21	Issuing Bank	90
9.22	Benefit of Article IX	90

ARTICLE X. MISCELLANEOUS		91
10.1	Amendment and Restatement; Amendments	91
10.2	Delays and Omissions	91
10.3	Assignments/Participation	91
10.4	Successors and Assigns	93

- iii -

10.5	Notices	93
10.6	Governing Law	95
10.7	Counterparts	95
10.8	Titles	95
10.9	Inconsistent Provisions	95
10.10	Course of Dealing	95
10.11	USA Patriot Act Notification	95
10.12	Right of Set-Off	96
10.13	No Advisory Or Fiduciary Responsibility	96
10.14	JURY TRIAL WAIVER	97
10.15	CONSENT TO JURISDICTION	97
10.16	Electronic Execution of Assignments and Certain Other Documents	97

Exhibit A	-	Replacement Revolving Note
Exhibit B	-	Replacement Swingline Note
Exhibit C	-	Replacement Term Note
Exhibit D	-	Compliance Certificate
Exhibit E	-	Request Certificate
Exhibit F	-	Assignment and Assumption

Schedule 1	-	Employee Benefits Plan
Schedule 2.1	-	Lenders’ Commitments
Schedule 4.11	-	Subsidiaries; Affiliates
Schedule 6.2	-	Liens and Indebtedness
Schedule 6.3	-	Investments and Guaranty Obligations
Schedule 6.7(c)	-	Excluded Transactions

- iv -

This THIRD AMENDED AND RESTATED CREDIT AGREEMENT dated as of July 18, 2013 between ASTRONICS CORPORATION, a New York corporation with its principal place of business at 130 Commerce Way, East Aurora, New York 14052 (“Borrower”) and the several banks and other financial institutions from time to time party to this Agreement (individually, a “Lender” and collectively, the “Lenders”) and HSBC BANK USA, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States of America with an office at Commercial Banking Department, One HSBC Center, Buffalo, New York 14203 as Agent for the Lenders, Swingline Lender and Issuing Bank.

RECITALS:

WHEREAS, the Borrower, the Lenders and the Agent have previously entered into a Second Amended and Restated Credit Agreement dated as of August 31, 2011, as amended pursuant to Amendment No. 1 to Second Amended and Restated Credit Agreement dated March 27, 2013 by and among the Borrowers, the Lenders and the Agent (the “Existing Agreement”);

WHEREAS, the Lenders have agreed to make certain term loans to the Borrower in an aggregate principal amount of One Hundred Ninety Million Dollars ($190,000,000) which will in part refinance the term loans outstanding under the Existing Agreement and in part be used to finance Permitted Acquisitions, including the PECO Acquisition, as defined below;

WHEREAS, it is the intention of the parties that the loans and other obligations under the Existing Agreement be amended and restated as set forth herein and that the obligations of the Borrower and the rights of the Agent and the Lenders thereunder be evidenced by this Agreement.

NOW THEREFORE, the parties agree that, effective as of the Closing Date (as defined below), the Existing Agreement shall be amended and restated as set forth herein.

In consideration of the mutual covenants and agreements set forth herein, the parties hereto covenant and agree as follows:

ARTICLE I. Definitions

1.1 Definitions. As used in this Credit Agreement, unless otherwise specified, the following terms shall have the following respective meanings:

“30-Day LIBOR Rate” - The reserve adjusted rate of interest per annum determined by the Agent to be applicable to a 30-day interest period appearing on Reuters Screen LIBOR01 Page or such other substitute page that displays such rate or another alternate source selected by the Agent to determine such rate in an amount approximately equal to the amount of the applicable ABR Loan.

“ABR” or “Alternate Base Rate” - For any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (i) the Prime Rate, (ii) the Federal Funds Effective Rate from time to time in effect plus 0.5%, or (iii) the 30-Day Libor Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Libor Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Libor Rate, respectively.

“ABR Loan” - Any Loan for which interest is calculated based on the Alternate Base Rate plus the Applicable Margin determined from time to time.

“ABR Option” - The Rate Option in which interest is based upon the Alternate Base Rate plus the Applicable Margin for the applicable Loan.

“Affiliate” or “Affiliates” - Individually or collectively, any Person that directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under Common Control with the Person specified. Notwithstanding the foregoing, no individual shall be considered an Affiliate of a Person solely by reason of such individual’s position as an officer or director of such Person or of an Affiliate of such Person, and neither the Agents nor any Lender shall be considered an Affiliate of Borrower or any of Borrower’s Subsidiaries.

“Agent” - HSBC Bank USA, National Association and any successor thereto appointed pursuant to the terms of this Agreement.

“Agreement” - This Third Amended and Restated Credit Agreement, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Anti-Money Laundering Laws” - As defined in Section 4.21(d) of this Agreement.

“Anti-Terrorism Laws” - Any laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the forgoing laws may from time to time be amended, renewed, extended or replaced).

“Applicable Commitment Fee Rate” - (i) Initially, until changed in accordance with the following provisions, the Applicable Commitment Fee Rate shall be 0.50%; and (ii) commencing with the fiscal quarter of Borrower ended on September 30, 2013, and continuing with each fiscal quarter thereafter, the Agent shall determine the Applicable Commitment Fee Rate in accordance with the following matrix, based on the Leverage Ratio:

Level	Leverage Ratio	Commitment Fee
1	< 1.0 to 1.0	0.25%
2	> 1.0 to 1.0 but < 1.75 to 1.0	0.30%
3	>1.75 to 1.0 but < 2.50 to 1.0	0.375%
4	> 2.50	0.50%

Changes in the Applicable Commitment Fee Rate shall become effective three (3) Business Days immediately following the date of delivery by Borrower to the Agent of a financial statement and a Compliance Certificate required to be delivered pursuant to Sections 5.2(a) and (b) of this Agreement, and shall be based upon the Leverage Ratio in effect at the end of the financial period covered by such financial statement and Compliance Certificate. Notwithstanding the foregoing provisions, during any period when the Borrower has failed to deliver such a financial statement and Compliance Certificate when due, the Applicable Commitment Fee Rate shall be applied at Level 4 above as of the first Business Day after the date on which such financial statement and Compliance Certificate were required to be delivered, regardless of the Leverage Ratio at such time, until the date the required financial statement and Compliance Certificate have been delivered. Any changes in the Applicable Commitment Fee Rate shall be determined by the Agent in accordance with the provisions set forth in this definition and the Agent will promptly provide notice of such determinations to the Borrower and the Lenders. Any such determination by the Agent shall be conclusive absent manifest error.

“Applicable Lending Office” - With respect to each Lender, such Lender’s Domestic Lending Office in the case of an ABR Loan and such Lender’s Libor Lending Office in the case of a Libor Loan.

“Applicable Margin” - (i) Initially, until changed in accordance with the following provisions, the Applicable Margin shall be 2.0% for ABR Loans and 3.0% for Libor Loans; (ii) commencing with the fiscal quarter of Borrower ended on September 30, 2013, and continuing with each fiscal quarter thereafter, the Agent shall determine the Applicable Margin in accordance with the following matrix, based on the Leverage Ratio:

Level	Leverage Ratio	Libor Rate Option	ABR Option
1	< 1.0 to 1.0	2.25%	1.25%
2	> 1.0 to 1.0 but < 1.75 0 to 1.0	2.5%	1.5%
3	> 1.75 to 1.0 but < 2.50 to 1.0	2.75%	1.75%
4	> 2.50 to 1.0 but < 3.25 to 1.0	3.00%	2.0%
5	> 3.25 to 1.0	3.50%	2.50%

Changes in the Applicable Margin shall become effective three (3) Business Days immediately following the date of delivery by Borrower to the Agent of a financial statement and a Compliance Certificate required to be delivered pursuant to Sections 5.2(a) and (b) of this Agreement, and shall be based upon the Leverage Ratio in effect at the end of the financial period covered by such financial statement and Compliance Certificate. Notwithstanding the foregoing provisions, during any period when the Borrower has failed to deliver such financial statement and Compliance Certificate when due, the Applicable Margin shall be applied at Level 4 above as of the first Business Day after the date on which such financial statement and Compliance Certificate were required to be delivered, regardless of the Leverage Ratio at such time, until the date the required financial statement and Compliance Certificate have been delivered. Any changes in the Applicable Margin shall be determined by the Agent in accordance with the provisions set forth in this definition and the Agent will promptly provide notice of such determinations to the Borrower and the Lenders. Any such determination by the Agent shall be conclusive absent manifest error.

“Applicable Percentage” - With respect to any Lender, at any time, the percentage of the Total Commitment represented by such Lender’s Commitment; provided, that in the case of Section 2.15 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. Each Lender’s initial Applicable Percentage based on the total Commitment as of the Closing Date is set forth on Schedule 2.1 to this Agreement. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Total Commitment most recently in effect, giving effect to any assignments, and to any Lender’s status as a Defaulting Lender at the time of determination.

“Asset Sale” - The sale, lease, transfer or other disposition (including by means of sale and lease-back transactions, and by means of mergers, consolidations, amalgamations and liquidations of a corporation, partnership or limited liability company of the interests therein of Borrower or any Subsidiary) by Borrower or any Subsidiary to any Person of Borrower’s or such Subsidiary’s respective assets, including, without limitation, the sale of any Equity Interests in any Subsidiary, provided that the term Asset Sale specifically excludes (i) any sales, transfers or other dispositions of inventory, or obsolete, worn-out or excess furniture, fixtures, equipment or other property, real or personal, tangible or intangible, in each case in the ordinary course of business; (ii) any actual or constructive total loss of property or the use thereof, resulting from destruction, damage beyond repair or other rendition of such property as permanently unfit for normal use from any casualty or similar occurrence whatsoever; (iii) the destruction or damage of a portion of such property from any casualty or similar occurrence whatsoever under circumstances in which such damage cannot reasonably be expected to be repaired, or such property cannot reasonably be expected to be restored to its condition immediately prior to such destruction or damage, within ninety (90) days after the occurrence of such destruction or damage or such longer reasonable time period as determined under the Borrower’s plan of restoration or replacement for such property established within a 90 day period after such occurrence provided such plan is acceptable to the Agent in its reasonable judgment; (iv) the condemnation, confiscation or seizure of, or requisition of title to or use of any property; or (v) in the case of any unmovable property located upon a leasehold, the termination or expiration of such leasehold.

“Assignment and Assumption” - An assignment and assumption agreement entered into by a Lender and an assignee and accepted by the Agent, substantially in the form of Exhibit D hereto with all blanks appropriately completed.

“Astronics Advanced” - Astronics Advanced Electronic Systems Corp., a Washington corporation, and a Domestic Subsidiary of the Borrower.

“Authorized Officer” - With respect to Borrower or any Guarantor, any of the following officers: the Chairman, the President, any Vice President, the Chief Executive Officer, the Chief Financial Officer or the Treasurer, or such other Person as is authorized in writing to act on behalf of Borrower and is acceptable to the Agent. Unless otherwise qualified, all references herein to an Authorized Officer shall refer to an Authorized Officer of the Borrower.

“Available Amount” - With respect to any Letter of Credit issued in Dollars, the stated or face amount of such Letter of Credit to the extent available at the time for drawing (subject to presentment of all requisite documents) as the same may be increased or decreased from time to time in accordance with the terms of such Letter of Credit.

“Availability Period” - The period from the Closing Date to, but excluding, the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Credit Commitments.

“Ballard” - Ballard Technology, Inc., a Washington corporation, and a Domestic Subsidiary of the Borrower.

“Bankruptcy Code” - Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Bankruptcy Event” - With respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in the furtherance of, or indicating its consent to, approval of, acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Blocked Person” - As defined in Section 4.21(b) of this Agreement.

“Borrower” - As defined in the opening paragraph to this Agreement.

“Borrower Collateral” - As defined in Section 3.4(e) of this Agreement.

“Borrower Financing Statements” - As defined in Section 3.4(e) of this Agreement.

“Borrower Security Agreement” - As defined in Section 3.4(e) of this Agreement.

“Breakage Fee” - An amount determined by the applicable Lender at the time of a prepayment of a Libor Loan to be equal to the sum of the costs, losses, expenses and penalties incurred by such Lender as a result of such prepayment; any loss to any Lender shall be deemed to be an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Libor Loan had such event not occurred, for the period from the date of such event to the last day of the then current Interest Period therefor, over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period for deposits of Dollars of a comparable amount and period from other banks in the London Interbank Market. Any Lender’s calculation of any Breakage Fee shall be conclusive absent manifest error.

“Business Day”- (a) For all purposes other than as set forth in clause (b) of this definition, any day excluding Saturday, Sunday and any day on which banks in New York City are authorized by law or other governmental action to close, and (b) with respect to Libor Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in U.S. dollar deposits in the London Interbank Eurodollar Market.

“Capital Lease” - As applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligations” - All obligations under Capital Leases of the Borrower or any of its Subsidiaries, without duplication, in each case taken at the amount thereof accounted for as liabilities identified as “capital lease obligations” (or any similar words) on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

“Cash Collateralize” - The pledge and deposit with, or delivery to, the Agent, for the benefit of itself, the Issuing Bank and the Lenders, as collateral for the LC Exposure or obligations of Lenders to fund participations in respect of Letters of Credit or for such other obligations for which the Borrower may be required to provide cash collateral under the terms of this Agreement, as applicable, cash or deposit account balances or, if the Agent shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Agent. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change of Control” - (i) The occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by Persons who were neither (A) nominated by the Board of Directors of Borrower nor (B) appointed by directors so nominated; (ii) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the date of this Agreement, by any Person or group (within the meaning of Rule 13d-3 of the SEC under the 1934 Act, as then in effect), other than Kevin Keane and his estate and Immediate Family (as defined below) taken as a whole, of shares representing more than 20% of the aggregate ordinary power to vote for the election of directors represented by the issued and outstanding capital stock of Borrower; or (iii) the occurrence of a change in control, or other similar provision, under or with respect to any agreement evidencing Material Indebtedness. As used herein, “Immediate Family” means Kevin Keane’s spouse, children and siblings.

“Change in Law” - (a) The adoption of any law, rule, regulation or treaty after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.10(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“CISADA” - The Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, United States Public Law 111195, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Closing Date” - July 18, 2013.

“Code” - The Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code as in effect on the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” - Collectively, the Borrower Collateral and the Guarantor Collateral.

“Collateral Documents” - Collectively, the Security Agreements, any Mortgage, any Guaranty and the Financing Statements, as any may have been reaffirmed by the Reaffirmation.

“Commitments” or “Commitment” - (a) For all Lenders, the aggregate of the Total Revolving Credit Commitment and Total Term Loan Commitment, and (b) for each Lender, the aggregate of such Lender’s Revolving Credit Commitment and Term Loan Commitment.

“Commitment Fee” - As defined in Section 2.12 of this Agreement.

“Commodity Exchange Act” - The Commodity Exchange Act (7 U.S.C. § 1 et seq.) as amended from time to time, and any successor statute.

“Compliance Certificate” - A certificate of the Borrower substantially in the form of Exhibit D hereto with all blanks appropriately completed.

“Confidential Information Materials” - The collective reference to the confidential information with respect to the Borrower and the revolving credit facility evidenced by the Existing Agreement, together with the information provided by, or on behalf of, the Borrower to the Lenders in connection with this Agreement.

“Consideration” - In connection with an acquisition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), excluding however trade payables and short term accruals in the ordinary course of business, the payment of consulting fees (excluding any fees payable to any investment banker in connection with such acquisition) or fees for a covenant not to compete and any other consideration paid for the purchase.

“Consolidated” or “Consolidated Basis” - The consolidation of the accounts of any entity and its Subsidiaries in accordance with GAAP, including principles of consolidation, consistent with those applied in the preparation of the consolidated audited financial statements of Borrower delivered to the Lenders.

“Consolidated Capital Expenditures” - For any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events amounts expended or capitalized under Capital Leases and Synthetic Leases but excluding any amount representing capitalized interest) of Borrower and all Subsidiaries during such period determined on a Consolidated Basis that may properly be classified as capital expenditures in conformity with GAAP, provided that such term shall not include any such expenditure in connection with replacement or repair of assets to the extent that casualty insurance proceeds or the trade-in value of other equipment were used for such expenditure.

“Consolidated EBITDA” - For any period, an amount equal to (i) the sum of the amounts for such period of (A) Consolidated Net Income plus the amount of Transaction Costs to the extent reducing Consolidated Net Income, (B) Consolidated Interest Expense, (C) provisions for taxes based on income, (D) total depreciation expense, (E) total amortization expense and (F) other non-cash items reducing Consolidated Net Income minus (ii) other non-cash items increasing Consolidated Net Income for such period; provided, however extraordinary gains, whether cash or non-cash, and earn-out adjustments in the purchase price for Permitted Acquisitions shall not be included in the calculation of Consolidated EBITDA. Notwithstanding anything to the contrary in this definition, for purposes of computing the Leverage Ratio and Fixed Charge Coverage Ratio hereunder, or in connection with any pro-forma calculation required by this Agreement, the term “Consolidated EBITDA” shall be computed, on a consistent basis, to reflect purchases and acquisitions by Permitted Acquisition or otherwise, and Asset Sales of a business entity or assets constituting a business line or division, made by Borrower and the Subsidiaries during the relevant period as if they occurred at the beginning of such period, and Borrower, during the twelve (12) month period following the date of any such Permitted Acquisition may include in the calculation hereof the necessary portion of the adjusted historical results of the entities acquired in acquisitions that were achieved prior to the applicable date of the acquisition for such time period as is necessary for Borrower to have figures on a Rolling Four-Quarter Basis from the date of determination with respect to such acquired entities.

“Consolidated Interest Expense” - For any period, total interest expense (including, without limitation, that which is capitalized and that which is attributable to Capital Leases or Synthetic Leases) of the Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding indebtedness of the Borrower and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under hedge agreements computed on a net basis after reduction for any interest income, and excluding amortization of discount and amortization of debt issuance costs.

“Consolidated Net Income” - For any period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

“Consolidated Total Assets” - At any date of determination, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or a similar caption) on a Consolidated balance sheet of Borrower and all Subsidiaries at such date.

“Consolidated Total Funded Debt” - The sum (without duplication) of all Indebtedness of the Borrower and its Subsidiaries for borrowed money, all as determined on a Consolidated Basis.

“Consolidated Working Capital” - Current assets (other than cash and cash equivalents) less current liabilities determined on a Consolidated Basis for the Borrower and its Subsidiaries.

“Contingent Obligation” - Of a Person means any agreement, undertaking or arrangement by which such Person assumes, guaranties, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract. The amount of any Contingent Obligation shall be equal to the amount of the obligation that is so guarantied or supported that is actually outstanding or otherwise due and payable from time to time, if a fixed and determinable amount or if there is no fixed or determinable amount, either (x) if a maximum amount is guaranteed, the maximum amount or (y) if there is no maximum amount, the amount of the obligation that is so guarantied or supported.

“Control”, “Controlling”, “Controlled by”, and “under Common Control with” - The possession, directly or indirectly, of the power to either (i) vote 50% or more of the Equity Interests having voting power for the election of directors, or persons performing similar functions, of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether by contract or otherwise; provided however, no Plan or employee stock ownership plan of Borrower shall be considered to have Control of Borrower or any Subsidiary.

“D M E” - D M E Corporation, a Florida corporation, and a Domestic Subsidiary of the Borrower.

“Default” - Any of the events specified in Article VII whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Rate” - For any day, with respect to any Loan, a rate per annum equal to 2% per annum above the interest rate that would otherwise be applicable to such Loan and with respect to any interest, fees and any other sums due hereunder, 2% per annum above the interest rate that would be applicable to Revolving Loans that are ABR Loans pursuant to Section 2.6.

“Defaulting Lender” - Any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to the Agent or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Agent or any other Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Agent or any other Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Agent’s or such other Lender’s receipt of such certification in form and substance satisfactory to it and the Agent, or (d) has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event.

“Designated Hedge Agreement” - Any Hedge Agreement (other than a commodities hedge agreement) to which Borrower or any Subsidiary is a party and as to which a Lender or any of its Affiliates is a counterparty that, pursuant to a written instrument signed by the Agent at the request of the Borrower or any such Lender or Affiliate, has been designated as a Designated Hedge Agreement so that Borrower’s or such Subsidiary’s counterparty’s credit exposure thereunder will be entitled to share in the benefits of the Collateral and the Collateral Documents to the extent the Collateral and such Collateral Documents provide guarantees or security for creditors of Borrower or any Subsidiary under Designated Hedge Agreements.

“Disposal” - The intentional or unintentional abandonment, discharge, deposit, injection, dumping, spilling, leaking, storing, burning, thermal destruction or placing of any substance so that it or any of its constituents may enter the Environment.

“Dollars”, “U.S. Dollars” or “$” - Lawful money of the United States of America.

“Domestic Lending Office” - With respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule 2.1 hereto or in the Assignment and Assumption pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Domestic Subsidiary” - Any Subsidiary having any place of business located in the United States of America.

“ECIDA Bond Projects” - Two projects of LSI whereby LSI (i) acquired 15 acres of land in East Aurora, New York at an approximate purchase price of $350,000; constructed a 70,000 square foot manufacturing facility thereon (“East Aurora Facility”) at a cost of approximately $4,700,000; and purchased new equipment at a cost of approximately $1,450,000; and (ii) constructed a 57,000 square foot addition to the East Aurora Facility, made related site improvements and acquired related equipment at a cost of approximately $6,000,000, both of which projects were financed by means of tax-exempt bonds issued by the Erie County Industrial Development Agency.

“ECIDA Letters of Credit” - The presently outstanding letters of credit in the current amounts of approximately $1,918,363.00 and $5,130,701.38 issued by HSBC Bank for the account of the Borrower and LSI to support the ECIDA Bond Projects.

“Eligible Assignee” - (i) A Lender, (ii) an Affiliate of a Lender, (iii) a fund that is administered or managed by a Lender or an Affiliate of a Lender, or by an entity or an Affiliate of any entity that administers or manages a Lender, and (iv) any other Person (other than a natural Person) approved by (A) the Agent, (B) each Issuing Bank (but only in the case of any assignment with respect to the Revolving Credit), and (C) unless an Event of Default has occurred and is continuing, the Borrower (but only in the case of any assignment with respect to the Revolving Credit), each such approval not to be unreasonably withheld or delayed; provided, however, that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any Guarantor or any of their Affiliates or Subsidiaries.

“Environment” - Any water including, but not limited to, surface water and ground water or water vapor; and land including land surface or subsurface; stream sediments; air; fish; wildlife; plants; and all other natural resources or environmental media.

“Environmental Law” - Any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any binding and enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment issued to or rendered against Borrower or any Subsidiary relating to the Environment, employee health and safety or Hazardous Substances, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Hazardous Material Transportation Act, 49 U.S.C. § 5101 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Substances); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Permits” - All licenses, permits, approvals, authorizations, consents or registrations required by any applicable Environmental Laws and all applicable judicial and administrative orders in connection with ownership, lease, purchase, transfer, closure, use and/or operation of Borrower’s property and/or as may be required for the storage, treatment, generation, transportation, processing, handling, production or Disposal of Hazardous Substances.

“Equity Interest” - With respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting) of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) or any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, but in no event will Equity Interest include any debt securities convertible or exchangeable into equity unless and until actually converted or exchanged.

“ERISA” - The Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations and rulings promulgated and issued thereunder.

“ERISA Affiliate” - Each Subsidiary and any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(b)(1) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Event of Default” or “Events of Default” - As defined in Section 7.1 of this Agreement.

“Excess Cash Flow” - During any Fiscal Year of Borrower, an amount equal to (a) Borrower’s Consolidated EBITDA minus (b) Borrower’s Consolidated Capital Expenditures, minus (c) the cash portion of Consolidated Interest Expense, minus (d) cash taxes paid, minus (e) consolidated scheduled principal payments paid on long-term Indebtedness, minus (f) the amount of any voluntary prepayments of Indebtedness (other than voluntary prepayments of revolving lines of credit unless accompanied by a corresponding permanent reduction in the commitments thereunder), minus (g) any positive net change in Consolidated Working Capital, minus (h) the aggregate amount of cash consideration paid during such fiscal year for Permitted Acquisitions, minus (i) the aggregate amount of Restricted Payments paid in cash by Borrower and its Subsidiaries during such fiscal year, minus (j) cash expenditures not deducted in calculating Consolidated EBITDA.

“Exchange Act” - The Securities Exchange Act of 1934, as amended.

“Excluded Hedge Obligation” - With respect to any Guarantor, any Hedge Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant under a Loan Document by such Guarantor of a security interest to secure, such Hedge Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any and all guarantees of such Guarantor’s Hedge Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a security interest, becomes effective with respect to such Hedge Obligation. If a Hedge Obligation arises under a Master Agreement governing more than one Hedge Agreement, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to Hedge Agreements for which such Guaranty or security interest becomes illegal.

“Excluded Taxes” - With respect to the Agent, any Lender or any other Recipient, (a) Taxes imposed on or measured by net income and franchise Taxes (however determined) in each case imposed by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office or management is located (or with which it has a present or former connection) or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction, (c) any backup withholding Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction, (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19), any withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 9.18, except to the extent that such Foreign Lender (or, in the case of an assignment, its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment) to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.11 and (e) any Taxes imposed or for which any Person is liable under or with respect to FATCA.

“Executive Order No. 13224” - The Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, amended, renewed, extended or replaced.

“Existing Agreement” - The “Existing Agreement” as defined in the Recitals to this Agreement.

“Existing Bonds” - Collectively, the tax-exempt bonds issued in connection with the New Hampshire Bond Project and the ECIDA Bond Projects.

“Existing Borrower Security Agreement” - The Amended and Restated General Security Agreement dated as of January 30, 2009 from the Borrower to the Agent, for the benefit of the Lenders, as supplemented from time to time.

“Existing Guarantor” or “Existing Guarantors” - Individually, each of Astronics Advanced, Ballard, D M E, LSI, Max-Viz, and collectively, all of them.

“Existing Guarantor Security Agreement” - The Amended and Restated General Security Agreement dated January 30, 2009 from the Guarantors to the Agent, for the benefit of the Lenders, as supplemented from time to time.

“Existing Guaranty” - the Amended and Restated Continuing, Absolute and Unconditional Guaranty Agreement dated as of January 30, 2009, among the Existing Guarantors and the Agent, for the benefit of the Lenders, as supplemented from time to time.

“Existing Security Agreements” - Collectively, the Existing Borrower Security Agreement and the Existing Guarantor Security Agreement.

“FATCA” - Sections 1471 through 1474 of the Code and any regulations (whether temporary or proposed) that are issued thereunder or official governmental interpretations thereof.

“Federal Funds Effective Rate” - For any day, the rate per annum (based on a year of 365 days and actual days elapsed and rounded upward to the nearest 1/100th of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Fee Letter” - The Fee Letter dated as of July 18, 2013 between the Borrower and the Agent as such letter may hereafter be amended, modified, restated or replaced.

“Financial Covenants” - Collectively, the financial covenants set forth in Sections 6.13, and 6.15 of this Agreement or any modification, amendment or replacement thereof made after the Closing Date in accordance with Section 10.1 of this Agreement.

“Financing Statements” - Collectively, the Borrower Financing Statements and the Guarantor Financing Statements.

“Fixed Charge Coverage Ratio” - As of a calculation date, the ratio of the Borrower’s Consolidated EBITDA minus Consolidated Capital Expenditures minus cash taxes paid and dividends paid to Consolidated Interest Expense plus the amount of scheduled principal payments, but excluding any prepayments of principal, paid on long-term Indebtedness, calculated on a Rolling Four-Quarter Basis as of such calculation date.

“Foreign Lender” - Any Lender that is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.

“Foreign Subsidiary” - Any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” - At any time there is a Defaulting Lender, with respect to the Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding LC Exposure with respect to Letters of Credit issued by the Issuing Bank other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” - As of the date of any determination, generally accepted accounting principles in the United States of America as promulgated by the Financial Accounting Standards Board and/or the American Institute of Certified Public Accountants or any successor entity or entities thereto, and which are effective as of such date of determination, consistently applied and maintained throughout the relevant periods and from period to period.

“Governmental Authority” - The government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” or “Guarantors” - Individually, each of Astronics Advanced, Ballard, D M E, LSI, Max-Viz and, upon closing of the PECO Acquisition, PECO, and collectively, all of them, and any other Subsidiary of Borrower which is required to deliver a Guaranty hereunder.

“Guarantor Collateral” - As defined in Section 3.4(f) of this Agreement.

“Guarantor Financing Statements” - As defined in Section 3.4(f) of this Agreement.

“Guarantor Security Agreement” - The Existing Guarantor Security Agreement as supplemented on or after the date hereof.

“Guaranty” - A guaranty agreement in form and content reasonably satisfactory to the Agent and the Lenders evidencing the obligation of a Person to guarantee payment of any Indebtedness and any other reimbursement, payment or performance obligations of another Person which arise under this Agreement or any other Loan Document.

“Guaranty Obligations” - As to any Person (without duplication) any obligation of such Person guaranteeing any Indebtedness (“primary Indebtedness”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary Indebtedness or any property constituting direct or indirect security therefor, (ii) to advance or supply funds for the purchase or payment of any such primary Indebtedness or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary Indebtedness of the ability of the primary obligor to make payment of such primary Indebtedness, or (iv) otherwise to assure or hold harmless the owner of such primary Indebtedness against loss in respect thereof, provided, however, that the definition of Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary Indebtedness in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Hazardous Substances” - Without limitation, any explosives, radioactive materials, friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances and any other material defined as a hazardous substance in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.) the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901 et seq.), Articles 15 and 27 of the New York State Environmental Conservation Law or any other applicable Environmental Law and in the regulations promulgated thereunder.

“Hedge Agreement” - An interest rate swap, cap or collar agreement, foreign currency exchange agreement, or any arrangement similar to any of the foregoing between Borrower or any Subsidiary and any Lender or Affiliate of a Lender relating to any Indebtedness under this Agreement, each as providing for the transfer or mitigation of interest rate or foreign currency risk either generally or under specific contingencies.

“Hedge Obligation” - With respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1(a)(47) of the Commodity Exchange Act.

“HSBC Bank” - HSBC Bank USA, National Association, and its successors and assigns.

“Indebtedness” - At a particular date, without duplication (i) all indebtedness of such Person for borrowed money; (ii) all bonds, notes, debentures and similar debt securities of such Person; (iii) the deferred purchase price of capital assets or services that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person; (iv) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder; (v) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; (vi) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed; (vii) all Capitalized Lease Obligations of such Person; (viii) the present value, determined on the basis of the implicit interest rate, of all basic rental obligations under all Synthetic Leases of such Person; (ix) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations; (x) all net obligations of such Person under Hedge Agreements; (xi) the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sold with limited recourse), other than in any such case any thereof sold solely for purposes of collection of delinquent accounts; (xii) the stated value, or liquidation value if higher, of all redeemable Equity Interests of such Person; and (xiii) all Guaranty Obligations of such Person (without duplication under clause (vi)); provided, however that (x) neither trade payables nor other similar accrued expenses, in each case arising in the ordinary course of business, nor obligations in respect of insurance policies or performance or surety bonds that themselves are not guarantees of Indebtedness (nor drafts, acceptances or similar instruments evidencing the same nor obligations in respect of letters of credit supporting the payment of the same), shall constitute Indebtedness; and (y) the Indebtedness of any Person shall in any event include (without duplication) the Indebtedness of any other entity (including any general partnership in which such Person is a general partner) to the extent such Person is liable thereon as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide expressly that such Person is not liable thereon.

“Indemnified Taxes” - Taxes imposed on or with respect to any payment made by Borrower under this Agreement, other than Excluded Taxes and Other Taxes.

“Indemnitee” - As defined in Section 8.1 of this Agreement.

“Interest Period” or “Interest Periods” - Individually, and collectively, with respect to a Libor Loan, the one, three or six month interest periods selected by the Borrower pursuant to the terms of this Agreement to be applicable to specific Libor Loans from time to time or any such other periods of such other durations as the Borrower and all Lenders may agree shall be applicable to specific Libor Loans from time to time; provided, however, that (i) no Interest Period may be selected for a Revolving Loan that would end after the Revolving Credit Maturity Date; (ii) no Interest Period may be selected for a Term Loan that would end after the Term Loan Maturity Date; (iii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (iv) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; and (v) if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day.

“Investment” - With respect to any Person, any loan, advance or other extension of credit (other than unsecured normal trade credit extended upon customary terms in the ordinary course of such Person’s business) or capital contribution to, any purchase or other acquisition of any security of or interest in, or any other investment in, any other Person.

“IRB Letters of Credit” - Together, the New Hampshire Letter of Credit and the ECIDA Letters of Credit.

“Issuing Bank” - HSBC Bank, in its capacity as an issuer of Letters of Credit under this Agreement, and any replacements or successors of HSBC Bank in such capacity as provided in Section 2.4(j) of this Agreement.

“Law” or “Laws” - Any law, constitution, statute, regulation, rule, opinion, ruling, ordinance, order, injunction, writ, decree, bond or judgment of any Governmental Authority.

“LC Disbursement” - A payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” - At any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (ii) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lead Arranger” - Individually, and collectively, HSBC Bank and Merrill Lynch, Pierce, Fenner & Smith Incorporated, and any successor to either of such financial institutions as a Lead Arranger under this Agreement.

“Lenders” - The Persons listed on Schedule 2.1 to this Agreement with a Revolving Credit Commitment and a Term Loan Commitment and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lenders’ Obligations” - As defined in Section 7.2 of this Agreement.

“Letter of Credit” or “Letters of Credit” - Individually, and collectively, any, and all, standby or commercial letters of credit issued by the Issuing Bank pursuant to this Agreement upon application by the Borrower, or otherwise outstanding under this Agreement, including the IRB Letters of Credit.

“Letter of Credit Commitment” - With respect to the Issuing Bank, the amount set forth opposite such Issuing Bank’s name on Schedule 2.1 hereto under the caption “Letter of Credit Commitment” or, if the Issuing Bank has entered into one or more Assignments and Assumptions, the amount set forth for the Issuing Bank in the register maintained by the Agent as such Issuing Bank’s “Letter of Credit Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.13.

“Letter of Credit Facility” - At any time, an amount equal to the amount of the Issuing Bank’s Letter of Credit Commitment at such time, as such amount may be reduced at or prior to such time pursuant to Section 2.13 less the aggregate Available Amount under all Letters of Credit outstanding at such time.

“Letter of Credit Sublimit” - The $20,000,000 maximum aggregate Available Amount of all Letters of Credit which can be outstanding at any one time.

“Leverage Ratio” - The ratio of the Borrower’s Consolidated Total Funded Debt as of a calculation date to Consolidated EBITDA, calculated on a Rolling Four-Quarter Basis as of such calculation date.

“Libor Interest Determination Date” - A Business Day that is two (2) Business Days prior to the commencement of each Interest Period during which the Libor Rate will be applicable.

“Libor Lending Office” - With respect to any Lender, the office of such Lender specified as its Libor Lending Office” opposite its name on Schedule 2.1 hereto or in the Assignment and Assumption pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Libor Loan” - Any Loan on which interest is calculated based on the Libor Rate plus the Applicable Margin.

“Libor Rate” - The reserve adjusted rate of interest per annum determined by HSBC Bank to be applicable to any selected Interest Period appearing on Reuters Screen LIBOR01 Page or such other substitute page that displays such rate or another alternate source selected by the Agent to determine such rate on a Libor Interest Determination Date in an amount approximately equal to the amount of the applicable Libor Loan.

“Libor Rate Option” - The Rate Option in which interest is calculated based upon the Libor Rate.

“Lien” - Any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, charge or encumbrance, or preference, priority or other security agreement or preferential arrangement in respect of any asset of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” or “Loans” - Individually and collectively, any Revolving Loan and any Term Loan, whether such is an ABR Loan or a Libor Loan and any Swingline Loan under the Revolving Credit.

“Loan Account” - An account or accounts maintained with the Agent for the Borrower into which the proceeds of a Revolving Loan and a Term Loan shall be initially deposited pursuant to Sections 2.1(b) and 2.5 of this Agreement.

“Loan Document” - This Agreement and any other loan, guaranty, mortgage, letter of credit or collateral document executed and delivered by Borrower, any Guarantor, or any other Subsidiary or the Lenders in connection with this Agreement including, without limitation, the Notes, any Guaranty, the Mortgages, any Letter of Credit or any document in connection therewith, and the Collateral Documents, as any of the same may be amended, modified, renewed or replaced from time to time.

“Loan Party” and “Loan Parties” - Individually each of the Borrower and the Guarantors and, collectively, all of the Borrower and the Guarantors.

“LSI” - Luminescent Systems, Inc., a New York corporation, formerly known as Flex-key Corporation, and a Subsidiary of the Borrower.

“Material Adverse Effect” - An effect, individually or in the aggregate, that (i) is materially adverse to the business, assets, financial condition or results of operations of Borrower and its Subsidiaries, taken as a whole, or (ii) does materially impair the ability of the Borrower to perform its obligations under this Agreement, or any other Loan Documents, or (iii) materially impairs the rights and remedies of the Agent, the Swingline Lender, any Issuing Bank or any of the Lenders under the Loan Documents.

“Material Indebtedness” - Indebtedness owing to a Person or Persons in a single transaction or related transactions (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedge Agreements entered into with a Person, of the Borrower and any Subsidiary in an aggregate principal amount exceeding $7,000,000. For purposes of determining Material Indebtedness, the principal amount of the obligations of any Person in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedge Agreement were terminated at such time.

“Maximum Limit” - The maximum aggregate amount which the Borrower can borrow from time to time under the Revolving Credit which on the date of this Agreement is $75,000,000.

“Max-Viz” - Max-Viz, Inc., an Oregon corporation, and a Domestic Subsidiary of the Borrower.

“Mortgages” - Collectively, the mortgages originally given by LSI secure the IRB Letters of Credit and subsequently amended to also secure the Guaranty of LSI, as any such mortgage may be further amended, modified, renewed or replaced from time to time.

“Multiemployer Plan” - A Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower, any Person under Common Control with the Borrower, or any Person Controlled by the Borrower, has an obligation to contribute.

“Multiple Employer Plan” - A Plan subject to Title IV of ERISA and described in Section 4063 of ERISA with respect to which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such Plan has been or were to be terminated.

“Net Proceeds” - The gross amount received less tax reserves established to cover estimated taxes, payments made on any debt secured by any Permitted Encumbrance that must be paid as a condition to receipt of such proceeds, and commissions, fees (including, without limitation, the fees and expenses of attorneys, accountants, investment bankers, appraisers and consultants), other closing costs (including, without limitation, costs of title insurance, surveys, recording fees and filing fees and transfer taxes), underwriters’ discounts and similar expenses.

“New Hampshire Bond Project” - A project of LSI, whereby LSI constructed and equipped an 80,000 square foot manufacturing facility in Lebanon, New Hampshire which was financed by means of a tax-exempt bond issued by the Business Authority of the State of New Hampshire.

“New Hampshire Letter of Credit” - The presently outstanding letter of credit in the current amount of approximately $2,080,329.00 issued by HSBC Bank for the account of the Borrower and LSI to support the New Hampshire Bond Project.

“Non-Material Subsidiary” - Any Subsidiary that has, as of the date of determination, total assets equal to less than 5.0% of Consolidated Total Assets, based on the quarterly financial statements of Borrower most recently delivered to the Lenders.

“Note” or “Notes” - Individually, any, and collectively, all, of the Revolving Notes, Term Notes, and the Swingline Note, and any or all replacements and renewals thereof.

“OFAC” - As defined in Section 4.21 of this Agreement.

“OFAC Listed Person” - As defined in Section 4.21 of this Agreement.

“OFAC Sanctions Program” - Any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.ustreas.gov/offices/enforcement/ofac/programs/.

“Operating Lease” - As applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP is not accounted for as a Capital Lease on the balance sheet of that Person.

“Other Taxes” - Any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of this Agreement, except for any Excluded Taxes.

“Participant” - As defined in Section 10.3(b) of this Agreement.

“PBGC” - The Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“PECO” - PECO, Inc., an Oregon corporation, which will become a Domestic Subsidiary of the Borrower immediately upon closing the PECO Acquisition.

“PECO Acquisition” - the proposed acquisition by the Borrower of all of the issued and outstanding shares of PECO pursuant to the Stock Purchase Agreement.

“Permitted Acquisition” or “Permitted Acquisitions” - As defined in Section 6.7(c) of this Agreement.

“Permitted Encumbrance” - As defined in Section 6.2 of this Agreement.

“Person” - Any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated association, Governmental Authority or other entity, body, organization or group.

“Plan” - Any employee benefits plan which is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA, each of which Plans is listed on Schedule 1 to this Agreement.

“Prime Rate” - The rate of interest publicly announced by HSBC Bank from time to time as its prime rate and is a base rate for calculating interest on certain loans. The Prime Rate may or may not be the most favorable rate charged by HSBC Bank to its customers from time to time.

“Rate Option” or “Rate Options” - The choice of applicable interest rates and Interest Periods offered to the Borrower pursuant to this Agreement to establish the interest to be charged on certain portions of the unpaid principal borrowed hereunder from time to time.

“Reaffirmation” - The Reaffirmation of Collateral and Guaranty Documents dated the date hereof given by the Borrower and LSI reaffirming the Collateral Documents to which they are a party.

“Recipient” - As applicable, (a) the Agent, (b) any Lender, (c) the Issuing Bank, and (d) any other recipient of any payment made or to be made by or on account of any obligation of the Borrower hereunder.

“Related Parties” - With respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” - Release as defined in Section 101(22) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), and the regulations promulgated thereunder.

“Replaced Lender” or “Replacement Lender” - As defined in Section 2.19 of this Agreement.

“Reportable Event” - Any event with regard to a Plan described in Section 4043(b) of ERISA or in regulations issued thereunder.

“Request Certificate” - A certificate in the form annexed hereto as Exhibit E with all blanks appropriately completed, and duly executed by the Borrower.

“Required Lenders” - At any time, Lenders that together hold Revolving Credit Exposures, Unused Revolving Credit Commitments and outstanding principal amounts of the Term Loans representing at least the Required Percentage (as defined below) of the sum of the Total Revolving Credit Exposures, Unused Revolving Credit Commitments and outstanding principal amounts of the Term Loans at such time; provided, however, if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (i) the aggregate principal amount of Loans owing to such Lender (in its capacity as a Lender) and outstanding at such time, and (ii) the aggregate Commitment of such Lender at such time. For purposes of this definition, the aggregate principal amount of Swingline Loans owing to the Swingline Lender, the LC Disbursements owing to the Issuing Bank and the amount available to be drawn under each Letter of Credit shall be considered to be owed to the Lenders ratably in accordance with their respective Commitments. As used herein, Required Percentage means at least two Lenders holding 51% or more at the time a determination of the Required Lenders is necessary, of the sum of the Total Revolving Credit Exposures, Unused Revolving Credit Commitments and outstanding principal amounts of the Term Loans.

“Restricted Payment” - Any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.

“Revolving Credit” - The five-year revolving credit facility (including Revolving Loans, Swingline Loans and Letters of Credit) made available to the Borrower by the Lenders as provided in this Agreement.

“Revolving Credit Commitment” - With respect to each Lender, the commitment of such Lender to make Revolving Loans, to acquire participations in Letters of Credit, and to acquire participations in Swingline Loans hereunder, as such commitment may be (i) reduced from time to time pursuant to Section 2.13 of this Agreement, (ii) increased pursuant to Section 2.23 of this Agreement, and (iii) reduced or increased from time to time pursuant to assignment by or to such Lender pursuant to Section 10.3 of this Agreement. The initial maximum amount of each Lender’s Revolving Credit Commitment is set forth on Schedule 2.1 of this Agreement, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable.

“Revolving Credit Exposure” - With respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure at such time.

“Revolving Credit Maturity Date” - June 30, 2018, which date may be shortened in accordance with Section 7.2 of this Agreement.

“Revolving Loan” or “Revolving Loans” - Individually and collectively, each Loan by any Lender to Borrower whether initially made as an ABR Loan or a Libor Loan under Section 2.1 of this Agreement or arising from Borrower’s request for a Loan to repay a Swingline Loan under Section 2.3(c) of this Agreement, or arising from Borrower’s request to reimburse an LC Disbursement under Section 2.4(f) of this Agreement.

“Revolving Note” or “Revolving Notes” - The promissory note or promissory notes of the Borrower substantially in the form of Exhibit A hereto with all blanks appropriately completed, and all replacements and renewals thereof, evidencing the promise of the Borrower to repay Revolving Loans to the applicable Lender.

“Rolling Four-Quarter Basis” - The four most recently completed consecutive fiscal quarters of the Borrower immediately preceding a calculation date.

“SEC” - The U.S. Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Obligations” - All Indebtedness of the Borrower and the Guarantors under the Loan Documents together with all Indebtedness of Borrower and any Subsidiary under Designated Hedge Agreements; provided that Secured Obligations with respect to any Guarantor shall exclude all Excluded Hedge Obligations of such Guarantor.

“Secured Parties” - The Lenders, the Issuing Bank, any Affiliate of any Lender while such Affiliate is a party to a Designated Hedge Agreement, and the Agent.

“Securities Act” - The Securities Act of 1933, as amended.

“Security Agreements” - Collectively, the Borrower Security Agreement and the Guarantor Security Agreement.

“Stock Purchase Agreement” - The Stock Purchase Agreement dated effective May 28, 2013 by and among the Borrower, PECO and the shareholders of PECO, and the schedules in connection therewith.

“Subsidiary” - Any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of Borrower in Borrower’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any corporation of which at least 50% of the voting Equity Interest is owned by any entity directly, or indirectly through one or more Subsidiaries.

“Swingline Exposure” - At any time for all Lenders, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” - HSBC Bank, in its capacity as lender of Swingline Loans hereunder, and any replacement or successor to HSBC Bank in such capacity, as provided in this Agreement.

“Swingline Loan” - A loan made pursuant to Section 2.3 of this Agreement.

“Swingline Note” - A promissory note of Borrower substantially in the form of Exhibit B hereto with all blanks appropriately completed, and all replacements and renewals thereof evidencing the promise of the Borrower to repay Swingline Loans to the Swingline Lender.

“Synthetic Lease” - Any lease (i) that is accounted for by the lessee as an Operating Lease and (ii) under which the lessee is intended to be the “owner” of the leased property for federal income tax purposes.

“Taxes” - Any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Loan” or “Term Loans” - Collectively, the term loan made or to be made by the Lenders to the Borrower and individually, each Lender’s share of such term loan made by such Lender to the Borrower, on the Closing Date in the aggregate principal amount of $190,000,000 pursuant to Section 2.1(c).

“Term Loan Commitment” - With respect to each Lender the commitment of such Lender to fund its portion of the Term Loan to the Borrower on the Closing Date. The initial amount of each Lender’s Term Loan Commitment is set forth on Schedule 2.1 to this Agreement.

“Term Loan Maturity Date” - June 30, 2018, which date may be shortened in accordance with Section 7.2 of this Agreement.

“Term Note” - The promissory note or promissory notes of the Borrower substantially in the form of Exhibit C hereto with all blanks appropriately completed, and all replacements and renewals thereof, evidencing the promise of the Borrower to repay Term Loans to the applicable Lender.

“Total Commitment” - Together, the Total Revolving Credit Commitment and Total Term Loan Commitment.

“Total Revolving Credit Commitment” - The sum of the Revolving Credit Commitments of the Lenders, as in effect from time to time. On the Closing Date, the Total Revolving Credit Commitment is equal to $75,000,000

“Total Revolving Credit Exposure” - The total Revolving Credit Exposures of all the Lenders.

“Total Term Loan Commitment” - The sum of the Term Loan Commitments of the Lenders, as in effect from time to time. On the Closing Date, the Total Term Loan Commitment is equal to $190,000,000.

“Transaction Costs” - All fees, expenses and costs incurred by the Borrower in connection with the acquisition and financing of the PECO Acquisition and the acquisitions described in items 4 and 5 on Schedule 6.7(c) of this Agreement.

“Type” - When used in reference to any Loan or borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such borrowing, is determined by reference to the Libor Rate or the Alternate Base Rate.

“Unused Revolving Credit Commitment” - With respect to any Lender at any time, (i) such Lender’s Revolving Credit Commitment at such time minus (ii) the sum of (x) the aggregate principal amount of all Revolving Loans in each instance made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (y) such Lender’s Applicable Percentage of (1) the aggregate Available Amount of all Letters of Credit outstanding at such time, (2) the aggregate principal amount of all LC Disbursements made by any Issuing Bank and outstanding at such time, and (3) the aggregate principal amount of all Swingline Loans made by the Swingline Lender and outstanding at such time.

“USA Patriot Act” - The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

1.2 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing Borrower’s audited financial statements previously provided to the Agent and the Lenders, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.3 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.4 Letters of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any letter of credit document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II. THE CREDITS

2.1 The Revolving Credit and Term Loans.

(a) Revolving Loans. Each Lender agrees, severally and not jointly, subject to the terms and conditions and relying upon the representations and warranties set forth in this Agreement and within the limits hereof, to make one or more Revolving Loans to the Borrower, and Borrower may make a request for a Revolving Loan or Revolving Loans from the Lenders, at any one time and from time to time, during the Availability Period. The Borrower shall not at any time permit, and no Lender shall have any obligation to permit, the aggregate outstanding principal amounts of all Revolving Loans, Swingline Loans and the aggregate Available Amount of all Letters of Credit outstanding at such time to exceed the Maximum Limit or any such Revolving Loan to exceed such Lender’s Unused Revolving Credit Commitment. The Revolving Loans may be repaid and reborrowed in accordance with the provisions hereof.

(b) Method for Revolving Loans. When Borrower wants the Lenders to make a Revolving Loan available, the Borrower shall notify the Agent not later than 1:00 p.m. on the Business Day on which the Revolving Loan is to be funded in the case of an ABR Loan, and in the case of a Libor Loan not later than two (2) Business Days prior to the proposed commencement date of the applicable Interest Period. In such notice, which may be by telephone, confirmed immediately in writing, or telex or telecopier, by means of a Request Certificate duly completed and executed by an Authorized Officer, the Borrower shall specify (i) the aggregate amount of the Revolving Loan to be made on a designated date which shall be in a minimum amount of $100,000 and shall be in whole multiples of $100,000 for amounts in excess of such minimum amount; (ii) whether the Revolving Loan shall be an ABR Loan or a Libor Loan, and if a Libor Loan the applicable Interest Period, provided, however, such Interest Period may in no event overlap more than nine (9) other Interest Periods; and (iii) the proposed date on which the Revolving Loan is to be funded which shall be a Business Day. Each Lender shall make available to the Agent in accordance with Section 2.5 hereof, in immediately available funds, such Lender’s Applicable Percentage of such Loan in accordance with the respective Revolving Credit Commitment of such Lender. As early as practically possible on the date on which a Revolving Loan is made and upon fulfillment of the conditions set forth in Article III of this Agreement, the Agent will make the proceeds of the Revolving Loan available to the Borrower by a deposit to the applicable Loan Account.

(c) Term Loans. Each Lender agrees, severally and not jointly, subject to the terms and conditions set forth in this Agreement and relying on the representations and warranties set forth in this Agreement, to fund in a single advance its portion of the Term Loan in the full amount of its Term Loan Commitment on the Closing Date. Principal amounts of the Term Loan that are repaid or prepaid may not be reborrowed.

(d) Indebtedness Assigned. As of the Closing Date, there are $7,000,000.00 of revolving loans outstanding, letters of credit with a face amount of $9,566,682.60 outstanding and $7,000,000.00 of term loans outstanding under the Existing Agreement. The lenders under the Existing Agreement hereby assign to the Agent all of the Indebtedness under the Existing Agreement effective as of the Closing Date subject to the terms and provisions of Exhibit F which are incorporated herein by reference as if each Lender executed and delivered to Agent an Assignment and Assumption in the form of Exhibit F. As of the Closing Date, such Indebtedness under the Existing Agreement is amended and restated as Indebtedness hereunder, and the Agent hereby assigns a portion of the Commitment to the Lenders such that, after giving effect to such assignment, the Commitment of each Lender shall be as set forth on Schedule 2.1. The terms and provisions of Exhibit F are hereby incorporated by reference so that the foregoing assignment shall be subject to the terms and conditions of such Exhibit F.

2.2 Evidence of Debt.

(a) The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Agent in the ordinary course of business. The accounts or records maintained by the Agent and each Lender shall be conclusive, absent manifest error, of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Agent, the Borrower shall execute and deliver to such Lender (through the Agent) a note or notes, which shall evidence such Lender’s Revolving Loans or Term Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type, amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.

(c) The Revolving Loans shall be evidenced by the Revolving Notes, executed by an Authorized Officer and with all blanks appropriately completed, payable as provided therein to the Lenders. Each Revolving Note may be inscribed by the holder thereof on the schedule attached thereto, and any continuation thereof, with the date of the making of each Revolving Loan, the amount of each Revolving Loan, the applicable Rate Options and Interest Periods, all payments of principal, and the aggregate outstanding principal balance thereof.

(d) The Swingline Loans shall be evidenced by the Swingline Note, executed by an Authorized Officer with all blanks appropriately completed, payable as provided therein to the Swingline Lender. The Swingline Note may be inscribed by the holder thereof on the schedule attached thereto and any continuation thereof with the date of the making of each Swingline Loan, the amount thereof and all payments of principal, and the aggregate principal balance thereof.

(e) The Term Loans shall be evidenced by the Term Notes, executed by an Authorized Officer with all blanks appropriately completed, payable as provided therein to the Lenders. Each Term Note may be inscribed by the holder thereof on the schedule attached thereto, and any continuation thereof, with the applicable Interest Periods, all payments of principal, and the aggregate outstanding principal balance thereof.

Any inscription on the schedules to any Revolving Note, Term Note, or the Swingline Note made by the holder thereof shall constitute prima facie evidence of the accuracy of the information so recorded; provided, however, the failure of any Lender or other holder to make any such inscription shall not affect the obligations of the Borrower under any Revolving Note, the Swingline Note or this Agreement.

2.3 Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Loans (“Swingline Loans”) to Borrower solely for the Swingline Lender’s own account, from time to time during the Availability Period, up to an aggregate principal amount at any one time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $5,000,000 or (ii) the sum of the aggregate Unused Revolving Credit Commitments of the Lenders at such time being exceeded; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Swingline Lender shall not make any Swingline Loan in the period commencing one Business Day after the Swingline Lender shall have received written notice in accordance with Section 10.5 of this Agreement from the Agent or any Lender that one or more of the conditions contained in Article III are not then satisfied or a Default or an Event of Default exists and ending upon the satisfaction or waiver of such condition(s) or cure or waiver of such Default or Event of Default. Swingline Loans shall bear interest payable monthly on the first calendar day of each month at the ABR Option from time to time in effect. Each outstanding Swingline Loan shall be payable on the Business Day following demand therefor or automatically without demand on the Revolving Credit Maturity Date, together with interest accrued thereon, and shall otherwise be subject to all other terms and conditions applicable to all Revolving Loans, except that all interest thereon shall be payable to the Swingline Lender solely for its own account other than in the case of the purchase of a participation therein in accordance with Section 2.3(c) of this Agreement. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, repay and reborrow Swingline Loans.

(b) To request a Swingline Loan, Borrower shall notify the Agent of such request by telephone (confirmed by telecopy), not later than 1:00 p.m. on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Agent will promptly advise the Swingline Lender of any such notice received from Borrower. The Swingline Lender shall make each Swingline Loan available to Borrower by means of a credit to the general deposit account of Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.4(f) of this Agreement, by remittance to such Issuing Bank) by 3:00 p.m. on the requested date of such Swingline Loan.

(c) At any time after making a Swingline Loan, the Swingline Lender may request Borrower to, and upon request by the Swingline Lender, Borrower shall, promptly request a Revolving Loan from all Lenders and apply the proceeds of such Revolving Loan to the repayment of any Swingline Loan owing by Borrower not later than the Business Day following the Swingline Lender’s request. Notwithstanding the foregoing, and upon the earlier to occur of (i) three (3) Business Days after demand for payment is made by the Swingline Lender for a Swingline Loan, and (ii) the Revolving Credit Maturity Date, if such Swingline Loan has not been paid by Borrower, such Swingline Loan shall bear interest as an ABR Loan and each Lender (other than the Swingline Lender) shall irrevocably and unconditionally purchase from the Swingline Lender, without recourse or warranty, an undivided interest and participation in such Swingline Loan in an amount equal to such Lender’s Applicable Percentage of such Swingline Loan and promptly pay such amount to the Agent for the account of the Swingline Lender by wire transfer of immediately available funds in the same manner as provided in Section 2.5 of this Agreement with respect to Loans made by such Lender, and the Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, shall be made without any offset, abatement, withholding or reduction whatsoever and such payment shall be made by the other Lenders whether or not an Event of Default or a Default is then continuing or any other condition precedent set forth in Article III is then met and whether or not Borrower has then requested a Revolving Loan in such amount. The Agent shall notify Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Agent and not to the Swingline Lender. If any Lender fails to make available to the Agent for the account of the Swingline Lender, any amounts due to the Swingline Lender from such Lender pursuant to this Section, the Swingline Lender shall be entitled to recover such amount, together with interest thereon at the Federal Funds Effective Rate for the first three (3) Business Days after Defaulting Lender receives such notice and thereafter at the rate for ABR Loans, in either case payable (i) on demand, (ii) by setoff against any payments made to the Swingline Lender for the account of Defaulting Lender, or (iii) by payment to the Swingline Lender by the Agent of amounts otherwise payable to Defaulting Lender under this Agreement. The failure of any Lender to make available to the Agent for the account of the Swingline Lender its Applicable Percentage of any unpaid Swingline Loan shall not relieve any other Lender of its obligation hereunder to make available to the Agent for the account of the Swingline Lender, its Applicable Percentage of any unpaid Swingline Loan on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Agent for the account of the Swingline Lender its Applicable Percentage of any unpaid Swingline Loan.

2.4 Letters of Credit.

(a) General. Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue Letters of Credit for the account of the Borrower from time to time on any Business Day during the period from the Closing Date until two (2) Business Days prior to the Revolving Credit Maturity Date (A) in an aggregate Available Amount for all Letters of Credit, not to exceed at any time such Issuing Bank’s Letter of Credit Commitment at such time, and (B) in an Available Amount for each such Letter of Credit not to exceed an amount equal to the Unused Revolving Credit Commitments of the Lenders at such time. Within the limits of the Letter of Credit Facility, and subject to the limits referred to herein, the Borrower may request the issuance of Letters of Credit under this Section, repay any LC Disbursements resulting from drawings under Letters of Credit pursuant to Section 2.4(f) and request the issuance of additional Letters of Credit under Section 2.4(c). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Letter of Credit Fees. The Issuing Bank shall have the right to receive, solely for its own account, and Borrower shall pay on demand with respect to any Letter of Credit the Issuing Bank’s reasonable and customary administrative, issuance, amendment, drawing and negotiation charges in connection with letters of credit. The Issuing Bank shall also be paid for its own account a fronting fee which shall accrue at the per annum rate set forth in the Fee Letter or in another agreement between the Borrower and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to Unreimbursed LC Disbursements) attributable to Letters of Credit outstanding during the Availability Period (“Fronting Fee”). The Fronting Fee shall be payable to the Issuing Bank quarterly in arrears on the first day of each quarter following the Closing Date. For each day during (i) the period beginning on the date of this Agreement and ending September 30, 2013, (ii) each full calendar quarter thereafter during the term of this Agreement and (iii) the period beginning on the first day of the calendar quarter containing the Revolving Credit Maturity Date and ending on the day before the Revolving Credit Maturity Date, the Borrower shall pay, on the first Business Day following each such calendar quarter or other time period, to the Agent for the account of each Lender participating in such Letters of Credit a non-refundable letter of credit fee equal to such Lender’s Applicable Percentage, on such day, of the product obtained by multiplying (A) that portion of LC Exposure representing the aggregate Available Amount of Letters of Credit on such day first by (B) the Applicable Margin then in effect for Libor Loans and then by (C) 1/360.

(c) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions; Reports. (i) To request the issuance of a Letter of Credit other than the IRB Letters of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Agent (at least two (2) Business Days in advance of the requested date of issuance, amendment, renewal or extension for a Letter of Credit) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the Available Amount of such Letter of Credit, the Applicable Currency, the name and address of the beneficiary thereof, the purpose for which such Letter of Credit is to be issued, and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. Such notice, to be effective, must be received by the Issuing Bank not later than 2:00 p.m. or the time agreed upon by such Issuing Bank and the Borrower on the last Business Day on which such notice can be given under this Section 2.4(c). If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.

(ii) A Letter of Credit shall be issued, amended, renewed or extended only if, (x) after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed the Letter of Credit Commitment, and (ii) the sum of the total Revolving Credit Exposures shall not exceed the Total Revolving Credit Commitment, and the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Credit Commitment (y) as of the date of such issuance amendment, renewal or extension, no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain the Issuing Bank from issuing the Letter of Credit and no law, rule or regulation applicable to the Issuing Bank and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit or request that the Issuing Bank refrain from the issuance of letters of credit generally or the issuance of that Letter of Credit. Unless the Issuing Bank has been notified by the Agent or the Required Lenders in writing that a Default or an Event of Default has occurred and is continuing, in which case the Issuing Bank shall have no obligation to issue, amend, renew or extend any Letter of Credit until such notice is withdrawn by the Agent or the Required Lenders or such Default or Event of Default has been effectively waived in accordance with the provisions of this Agreement, the Issuing Bank shall, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower as agreed between the Issuing Bank and the Borrower in connection with such issuance.

(iii) The Issuing Bank shall furnish (i) to the Agent on the first Business Day of each week a written report summarizing issuance and expiration dates of Letters of Credit issued during the previous week and drawings during such week under all Letters of Credit, (ii) to the Agent, the Borrower, and each Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued during the preceding month and drawings during such month under all Letters of Credit, and (iii) to the Agent, the Borrower, and each Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit.

(d) Expiration Date. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than one (1) Business Day prior to the Revolving Credit Maturity Date. The foregoing notwithstanding, any standby Letter of Credit may, by its terms, be renewable annually upon notice (a “Notice of Renewal”) given to the Issuing Bank and the Agent on or prior to any date for notice of renewal set forth in such Letter of Credit (but in any event at least two (2) Business Days prior to the date of the proposed renewal of such standby Letter of Credit) and upon fulfillment of the applicable conditions set forth in Article III unless the Issuing Bank shall have notified the Borrower (with a copy to the Agent) on or prior to the date for notice of termination set forth in such Letter of Credit (but in any event at least thirty (30) Business Days prior to the date of automatic renewal) of its election not to renew such standby Letter of Credit (a “Notice of Termination”); provided that the terms of each standby Letter of Credit that is automatically renewable annually shall not permit the expiration date (after giving effect to any renewal) of such standby Letter of Credit in any event to be extended to a date later than one (1) Business Day before the Revolving Credit Maturity Date. If either a Notice of Renewal is not given by the Borrower or a Notice of Termination is given by the Issuing Bank pursuant to the immediately preceding sentence, such standby Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed; provided, however, that even in the absence of receipt of a Notice of Renewal, the Issuing Bank may, in its discretion unless instructed to the contrary by the Agent or the Borrower, deem that a Notice of Renewal had been timely delivered and, in such case, a Notice of Renewal shall be deemed to have been so delivered for all purposes under this Agreement.

(e) Participations. (i) Immediately upon issuance by the Issuing Bank of any Letter of Credit in accordance with the procedures set forth in Section 2.4(c) of this Agreement, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation equal to its Applicable Percentage of such Letter of Credit (including, without limitation, all obligations of the Borrower with respect thereto) and any security therefor or guaranty pertaining thereto.

(ii) In the event that the Issuing Bank makes any LC Disbursement and the Borrower shall not have repaid such amount to the Issuing Bank pursuant to Section 2.4(f) of this Agreement, the Issuing Bank shall promptly notify the Agent and each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Agent for the account of the Issuing Bank the amount of such Lender’s Applicable Percentage of the unreimbursed amount of any LC Disbursement in the same manner as provided in Section 2.5 of this Agreement with respect to Revolving Loans made by such Lender and the Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Lenders.

(iii) If any Lender fails to make available to the Issuing Bank any amounts due to the Issuing Bank pursuant to this Section 2.4(e), the Issuing Bank shall be entitled to recover such amount, together with interest thereon, at the Federal Funds Effective Rate for the first three (3) Business Days after Defaulting Lender receives such notice and thereafter at the rate for ABR Loans, in either case payable (i) on demand, (ii) by setoff against any payments made to such Issuing Bank for the account of Defaulting Lender or (iii) by payment to the Issuing Bank by the Agent of amounts otherwise payable to Defaulting Lender under this Agreement. The failure of any Lender to make available to the Agent for the account of the Issuing Bank its Applicable Percentage of the unreimbursed amount of any LC Disbursement shall not relieve any other Lender of its obligation hereunder to make available to the Agent for the account of the Issuing Bank its Applicable Percentage of the unreimbursed amount of any LC Disbursement on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Agent for the account of the Issuing Bank its Applicable Percentage of the unreimbursed amount of any LC Disbursement on the date such payment is to be made.

(iv) Whenever the Issuing Bank receives a payment on account of an LC Disbursement, including any interest thereon, it shall promptly pay to each Lender which has funded its participating interest therein, in like funds as received an amount equal to such Lender’s pro rata share thereof based on the amount funded.

(v) The obligations of a Lender to make payments to the Agent for the account of the Issuing Bank with respect to LC Disbursements shall be absolute, unconditional and irrevocable, not subject to any counterclaim, set-off, qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, whether or not an Event of Default or a Default is then continuing.

(vi) In the event any payment by Borrower received by the Agent with respect to a Letter of Credit and distributed by the Agent to the Lenders on account of their participations is thereafter set aside, avoided or recovered from the Agent in connection with any receivership, liquidation, reorganization or bankruptcy proceeding, each Lender which received such distribution shall, upon demand by the Agent, contribute such Lender’s Applicable Percentage of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Agent upon the amount required to be repaid by it.

(f) Reimbursement. If the Issuing Bank shall make any LC Disbursement, the Borrower shall reimburse such LC Disbursement by paying to the Agent for the account of the Issuing Bank an amount equal to such LC Disbursement not later than 12:00 Noon on the date that such LC Disbursement is made, if the Borrower shall have received notice by telephone or otherwise of such LC Disbursement prior to 10:00 a.m. on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 Noon on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m. on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.1 or 2.3 of this Agreement that such payment be financed with an ABR Loan or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Loan or Swingline Loan.

(g) Obligations Absolute. The Borrower’s obligations to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit so long as it complies in all material respects, (iv) the existence of any claim, set-off, defense or other right which Borrower or any Subsidiary may have at any time against the beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Issuing Bank, any Lender, any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transaction (including any underlying transactions between Borrower, any Subsidiary and the beneficiary named in any Letter of Credit), (v) the occurrence of any Event of Default or Default, or (vi) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. As among the Borrower, the Issuing Bank and the Lenders, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of the Letters of Credit requested by it. In furtherance and not in limitation of the foregoing, the Issuing Bank and the Lenders shall not be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respect invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit so long as such beneficiary is in material compliance with such conditions; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; (v) errors in interpretation of technical terms; (vi) misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (vii) any consequences arising from causes beyond the control of the Issuing Bank or the Lenders. In addition to amounts payable as elsewhere provided in this Section 2.4, Borrower hereby agrees to protect, indemnify, pay and save the Agent, the Issuing Bank and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, posts, charges and expenses (including reasonable attorneys’ fees) arising from the claims of third parties against the Agent or the Issuing Bank in respect of any Letter of Credit requested by the Borrower. In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Bank or any Lender under or in connection with the Letters of Credit or any related certificates, if taken or omitted in good faith, shall not put the Issuing Bank, the Agent or such Lender under any resulting liability to Borrower or relieve Borrower of any of their obligations hereunder to the Issuing Bank, the Agent or any Lender. Notwithstanding anything to the contrary contained in this Section 2.4(g), Borrower shall not have any obligations to indemnify the Issuing Bank under this Section 2.4(g) in respect of any liability incurred by the Issuing Bank that is found in a final judgment by a court of competent jurisdiction to have resulted primarily from the Issuing Bank’s own gross negligence or willful misconduct, unless such action or inaction on the part of the Issuing Bank which gave rise to the liability was taken at the request of Borrower or from the wrongful failure to pay the Letter of Credit except if pursuant to an order from a Governmental Authority (even if such order is later invalidated).

(h) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of the Borrower’s obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(i) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then regardless of the time of Borrower’s receipt of notice of such LC Disbursement, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to, but excluding, the date that Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then the default interest rate set forth in Section 2.6(c) of this Agreement shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e)(ii) or (e)(iii) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(j) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Agent, the replaced Issuing Bank and the successor Issuing Bank. The Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(k) Cash Collateralization.

(i) Upon an Event of Default. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than fifty percent (50%) of the total LC Exposure) demanding the deposit of Cash Collateral pursuant to this paragraph, the Borrower shall deposit Cash Collateral in an interest bearing account with the Agent in an amount equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in Section 7.1(d) or (e) of this Agreement. Such deposit shall be held by the Agent as Collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such deposit. Other than any interest earned on the interest-bearing account or on any investment of such deposits, which investments shall be made at the option and sole discretion of the Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than fifty percent (50%) of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(ii) Defaulting Lenders. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Agent, the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.15(c) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than 105% of the Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time (the “Minimum Collateral Amount”). The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Agent, for the benefit of itself, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of LC Disbursements, to be applied as provided below. If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender). Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.4(k)(ii) or Section 2.15 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Disbursements (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.4(k)(ii) following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the Agent that there exists excess Cash Collateral; provided that, subject to Section 2.15 the Person providing Cash Collateral and the Agent may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

(l) IRB Letters of Credit. The IRB Letters of Credit will remain in effect each as a “Letter of Credit” hereunder. The stand-by letter of credit fees applicable to the IRB Letters of Credit on the first day of each fiscal quarter of Borrower thereafter, based on and equal to, the then Applicable Margin for the Libor Rate Option for and calculated on the basis of a 360-day year and actual days elapsed, and shall be payable quarterly in arrears on the first day of each fiscal quarter of the Borrower while such letters of credit are outstanding. The related reimbursement agreements and bond documents (as may have been previously modified), shall remain in full force and effect and shall continue to govern the IRB Letters of Credit.

2.5 Funding of Borrowings.

(a) Each Loan and each participation in Swingline Loans or Letters of Credit shall be funded by the Lenders pro rata in all respects according to their respective Commitments. Each Lender shall fund its Applicable Percentage of each Loan to be made hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., in the case of Revolving Loans or Term Loans, to the account most recently designated by the Agent for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.3 hereof. The Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Loan Account; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.4(f) of this Agreement shall be remitted by the Agent to the appropriate Issuing Bank and that Loans made to repay Swingline Loans as provided in Section 2.3 of this Agreement shall be remitted by the Agent to the Swingline Lender.

(b) Unless the Agent shall have received notice from a Lender in accordance with Section 10.5 of this Agreement that such Lender will not make available to the Agent such Lender’s share of such borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Agent, then the Defaulting Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of Defaulting Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If a Defaulting Lender pays such amount to the Agent, then such amount, less any interest paid from such amount to the Agent, shall constitute such Lender’s Loan included in such borrowing. Any Defaulting Lender shall pay on demand to the Borrower the amount equal to the excess of the interest actually paid by the Borrower to the Agent over the interest which would have otherwise been payable by the Borrower to such Defaulting Lender had such Defaulting Lender funded its share of the applicable borrowing, plus interest on such amount at the rate applicable to ABR Loans.

(c) The obligation of each Lender hereunder to fund its Applicable Percentage of each Loan, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.11 are several and not joint. The failure of any Lender to fund its Applicable Percentage of each Loan, to fund any such participation or to make any payment under Section 9.11 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so fund its Applicable Percentage, to purchase its participation or to make its payment under Section 9.11.

2.6 Interest.

(a) Rates. (i) The Revolving Notes shall bear interest until paid in full on the balance of principal thereof from time to time unpaid, payable in arrears on the first day of each quarter for interest accrued during the preceding quarter in the case of ABR Loans and in the case of Libor Loans payable in arrears on the last day of the applicable Interest Period, and in the case of an Interest Period in excess of three months also payable on the dates that are successively three months after the commencement of such Interest Period. The Revolving Loans shall bear interest in accordance with the Rate Option selected by the Borrower pursuant to the terms hereof.

(ii) The Swingline Note shall bear interest until paid in full payable monthly in arrears on the first day of each month for interest accrued during the preceding month on the balance of principal from time to time unpaid. The Swingline Loan shall bear interest as provided in Sections 2.3(a) and 2.6(b)(ii) of this Agreement.

(iii) The Term Loan Notes shall bear interest until paid in full on the balance of principal thereof from time to time unpaid, payable in arrears on the first day of each quarter for interest accrued during the preceding quarter in the case of ABR Loans and in the case of Libor Loans payable in arrears on the last day of the applicable Interest Period, and in the case of an Interest Period in excess of three months also payable on the dates that are successively three months after the commencement of such Interest Period. The Term Loans shall bear interest in accordance with the Rate Option selected by the Borrower pursuant to the terms hereof.

(b) Rate Options. (i) Unless the Borrower has selected a Libor Rate in accordance with the provisions of this Agreement, the Borrower shall be deemed to have selected the ABR Option to apply to any portion of a Revolving Note or Term Note not subject to a Libor Rate, and such rate shall continue in effect until the earlier of when a Libor Rate and Interest Period are available and properly selected, or until the applicable Revolving Note or Term Note is paid in full.

Notice by the Borrower of the selection of a Libor Rate or Interest Period for any Revolving Loan or Term Loan, the amount subject thereto, and the applicable Interest Periods shall be irrevocable. Such notice may be given to the Agent by a duly completed Request Certificate executed by an Authorized Officer of the Borrower.

(ii) The Swingline Note shall bear interest at the ABR Option then in effect and such rate shall continue until the Swingline Note is paid in full.

(c) Default Rate. Upon notice to the Borrower by the Agent of the occurrence of an Event of Default (which notice the Agent shall be obligated to give at the direction of the Required Lenders) and during the continuance thereof and after maturity, whether by acceleration or otherwise, the Revolving Notes, the Term Notes and Swingline Note shall bear interest at the applicable Default Rate. Overdue fees and other amounts payable by the Borrower under this Agreement other than principal (“Overdue Amounts”) shall also bear interest at the applicable Default Rate. In no event shall the rate of interest on the Revolving Notes, Term Notes or the Swingline Note, or the rate of interest applicable to Overdue Amounts, exceed the maximum rate of interest authorized by law.

(d) Late Charge. Upon notice to the Borrower by the Agent of the failure to make any regularly scheduled payment of interest or principal on any Revolving Loan or Term Loan within ten (10) days of the due date thereof (which notice the Agent shall be obligated to give at the direction of the Required Lenders), the Borrower promises to pay to the Agent for the benefit of the Lenders a late charge equal to five percent (5%) of the amount of any such overdue amount.

(e) Computation of Interest. Interest on ABR Loans shall be calculated on the basis of a year of 365 days, or 366 days during a leap year, for the actual number of days elapsed. Interest on Libor Loans shall be calculated on the basis of the actual number of days elapsed in a year of 360 days, which will result in a higher effective annual rate. If any of the Notes are not paid when due, whether because such Notes become due on a Saturday, Sunday or bank holiday or for any other reason, the Borrower will pay interest thereon at the aforesaid rate until the date of actual receipt of payment by the holder of the Notes.

(f) Rate Conversions and Continuations. For any Revolving Loan or Term Loan, the Borrower may elect to convert any portion of (i) an ABR Loan to a Libor Loan, or (ii) a Libor Loan to an ABR Loan, or to continue any Libor Loan or ABR Loan as a new loan of the same Type; provided, however, Libor Loans may only be converted to ABR Loans or continued on the expiration date of the applicable Interest Period.

Subject to the foregoing, with respect to a Revolving Loan or Term Loan, the Borrower may elect to convert any ABR Loan to a Libor Loan, or, to continue a Libor Loan as a new Libor Loan, by Borrower giving irrevocable notice of such election to the Agent by 1:00 p.m. at least two (2) Business Days prior to the requested rate change date and, in the case of any Libor Loan, such conversion or continuation shall take place on the last day of the applicable Interest Period with respect to the Revolving Loan or Term Loan being so converted or continued. Such notice may be given by a duly completed and executed Request Certificate. Each such request to convert or continue shall include the requested rate change date (which shall be a Business Day), the Rate Option selected, and the amount to be converted or continued (which shall be in a principal amount of $100,000 or more and in whole multiples of $100,000 in the case of conversion to, or continuation as, a Libor Loan). If no Event of Default or Default is then existing at such time, and the Borrower is in compliance with the terms of this Agreement as evidenced by the Agent’s receipt of a properly completed and executed Request Certificate, such conversion or continuation shall be made on the requested rate change date, subject to the foregoing limitations in connection with the conversion or continuation of Libor Loans.

The Agent shall not incur any liability to Borrower in acting upon any telephonic notice which the Agent believes to have been given by a duly authorized officer or other designated representative of Borrower, and which is confirmed by delivery to the Agent from the Borrower or the Borrower of a written or facsimile notice signed by Borrower or the Borrower, or for otherwise acting in good faith hereunder.

2.7 Prepayments and Payments.

(a) Optional Prepayments.

(i) ABR Loans. Borrower shall have the right to prepay at any time without premium all or any portion of the ABR Loans.

(ii) Libor Loans. Borrower shall have the right to prepay without premium all or any portion of the Libor Loans on the expiration day of the applicable Interest Period. If any Libor Loan is prepaid at any other time, Borrower shall pay to the applicable Lender an amount equal to the Breakage Fee within 10 days of notice thereof from the Agent, setting forth the amount of such Breakage Fee.

All prepayments of the Revolving Loans or Term Loans shall be subject to a minimum amount of $100,000, and incremental multiples of $100,000 thereafter. The proceeds of any optional prepayments on the Term Loans paid to or for the account of the Lenders shall be applied by the Lender entitled thereto on the applicable Indebtedness hereunder, without any premium or penalty (except for applicable Breakage Fees), first to accrued interest, fees and expenses payable on the Term Loans, then to principal of the Term Loans in either the chronological order of the scheduled maturities thereof or the inverse order of the scheduled maturities thereof as so directed by Borrower.

(b) Mandatory Prepayments.

(i) Net Proceeds. Borrower shall make a mandatory prepayment to the Agent for the account of the Lenders in accordance with their Applicable Percentages, promptly upon receipt thereof, equal to all (100%) of the Net Proceeds received by the Borrower or any Subsidiary from (1) any Asset Sale (other than as described in (2) hereof) in excess of $10,000,000 unless the proceeds of such sale are reinvested in assets within one hundred twenty (120) days of the occurrence of such Asset Sale; (2) property insurance, condemnation and similar recoveries (excluding business interruption insurance) other than such recoveries that, within ninety (90) days after receipt thereof, are applied in the ordinary course of business toward repair or replacement of the damaged property or such longer reasonable time period as determined under the Borrower’s plan of restoration or replacement for such property established within a ninety (90) day period after such occurrence provided such plan is acceptable to the Agent in its reasonable judgment; and (3) the reversion of Plan assets from an over-funded Plan, but only to the extent of such over-funding. Borrower shall give to the Agent written notice of the occurrence of an event requiring a mandatory prepayment hereunder promptly, but not later than within thirty (30) days after the occurrence of such an event. The proceeds of any mandatory prepayments paid to or for the account of the Lenders as provided in this subsection (b)(i) shall be applied by the Lender entitled thereto on the applicable Indebtedness hereunder, without any premium or penalty (except for applicable Breakage Fees), first to accrued interest, fees and expenses payable on the Term Loans and the Revolving Loans, then to installments of principal of the Term Loans in the inverse order of the scheduled maturities thereof, then to principal of the Revolving Loans.

(ii) Excess Cash Flow. If for any fiscal year of the Borrower, the Borrower’s Leverage Ratio exceeds 3.0 to 1.0 and there is Excess Cash Flow, then on or prior to April 30 of the following fiscal year, the Borrower shall make a mandatory prepayment to the Agent for the account of the Lenders in accordance with their Applicable Percentages, in an amount equal to 25% of such Excess Cash Flow. The proceeds of any mandatory prepayments paid to or for the account of the Lenders as provided in this subsection (b)(ii) shall be applied by the Lender entitled thereto on the applicable Indebtedness hereunder, without any premium or penalty (except for applicable Breakage Fees) first to accrued interest, fees and expenses payable on the Term Loans and the Revolving Loans, then to installments of principal of the Term Loans in inverse order of the scheduled maturities thereof.

(iii) Revolving Credit Commitments Exceeded. If on any date, the Revolving Credit Exposures of the Lenders exceed the Total Revolving Credit Commitment, or the Revolving Credit Exposure of any Lender exceeds such Lender’s Revolving Credit Commitment, or the aggregate principal amount of Swingline Loans exceeds the Swingline Commitment, or the total LC Exposure exceeds the Letter of Credit Commitment, then in each case the Borrower shall, upon request made by the Agent, prepay on such date the principal amount of Revolving Loans in an aggregate amount equal to such excess or, in the case where total LC Exposure exceeds the Letter of Credit Commitment, pay to the Agent an amount in cash equal to such excess to be held as security for the reimbursement obligations of the Borrower in respect of Letters of Credit pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent, the Borrower and the Issuing Bank.

In the event of any repayment or prepayment of any Revolving Loan (other than a repayment or prepayment of an ABR Loan prior to the end of the Availability Period with no related Revolving Credit Commitment reduction), the Borrower shall pay all accrued interest on the principal amount repaid or prepaid on the date of such repayment or prepayment.

(iv) Acquisitions. If within six (6) months of the date of this Agreement, the Borrower has not closed on the pending acquisitions numbered 4 and 5 on Schedule 6.7(c), then Borrower shall promptly make a mandatory prepayment to the Agent for the account of the Lenders in accordance with their Applicable Percentages in an amount equal to the applicable purchase price previously disclosed to the Agent and Lenders for whichever of such acquisitions has not closed. Any such mandatory prepayment shall be applied to reduce the Adjusted Original Loan Balance (as defined in the Term Notes) with the effect of reducing the scheduled principal installments of the Term Loan thereafter becoming due and payable. Borrower shall be entitled to, and Lenders shall be obligated to pay to the Borrower, a refund of a pro-rata portion of the part of the new money portion of the Upfront Fee applicable to the Term Loan (as set forth in the Fee Letter) and paid by the Borrower pursuant to Section 2.16 hereof and determined according to the following formula:

Mandatory Prepayment Amount $183,000,000	x	New money portion of the Term Loan part of the Upfront Fee actually paid	=	Refund Amount

2.8 Use of Proceeds. Borrower covenants to the Lenders that Borrower will use the proceeds borrowed under the Revolving Credit to refinance the indebtedness of Borrower under the Existing Agreement; and for Borrower’s ongoing working capital and business requirements including Permitted Acquisitions. The Borrower covenants to the Lenders that Borrower will use the proceeds borrowed under the Term Loans to refinance the term loans outstanding under the Existing Agreement, to fund Transaction Costs and Permitted Acquisitions, including the PECO Acquisition, and for other general corporate purposes.

2.9 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Libor Loan:

(a) the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Libor Rate, as applicable, for such Interest Period; or

(b) the Agent is advised by the Required Lenders that the Libor Rate Option or the Libor Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Libor Loan for such Interest Period;

then the Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any request to convert or continue any Loan to or as a Libor Loan shall be ineffective, and (ii) any requested new Loan shall be made as an ABR Loan.

2.10 Increased Costs. (a) If any Change in Law shall:

(1) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Libor Rate) or the Issuing Bank; or

(2) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Libor Loans made by such Lender or any Letter of Credit or participation therein; or

(3) subject any Recipient to any Taxes (other than Excluded Taxes) on its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Libor Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy, and provided such Change in Law has or would have a similar effect on Lender as a consequence of other similarly situated credits of Lender), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.10 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.11 Taxes. If any Taxes shall be payable, or ruled to be payable, by or to any Governmental Authority, by, or in respect of any amount owing to, any Lender which has complied with Section 9.18 of this Agreement, relating to any of the transactions contemplated by this Agreement (including, but not limited to, execution, delivery, performance, enforcement, or payment of principal or interest of or under the Notes or the making of any Libor Loan), by reason of any now existing or hereafter enacted statute, rule, regulation or other determination, the Borrower will:

(a) pay on written request therefor all such Taxes to the relevant Governmental Authority in accordance with applicable laws, including interest and penalty, if any,

(b) promptly furnish the Agent and the Lenders with evidence of any such payment, and

(c) indemnify and hold the Agent and the Lenders and any holder or holders of the Notes harmless and indemnified against any liability or liabilities with respect to any Indemnified Taxes or Other Taxes withheld or deducted by the Borrower or the Agent or paid by the Agent or the Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto.

Without prejudice to the survival of any other agreement of the Borrower under this Agreement, the agreement and obligations of the Borrower contained in this Section 2.11 shall survive the termination of this Agreement.

2.12 Commitment Fee. For each day during (i) the period beginning on the date of this Agreement and ending September 30, 2013, (ii) each full calendar quarter thereafter during the term of this Agreement and (iii) the period beginning on the first day of the calendar quarter containing the Revolving Credit Maturity Date and ending on the day before the Revolving Credit Maturity Date, the Borrower shall pay, on demand, following each such calendar quarter or other time period, to the Agent for the account of each Lender a fee equal to the sum of the Applicable Commitment Fee Rate times the actual average daily amount by which the Total Revolving Credit Commitment on each such day exceeds the sum of (x) the outstanding amount of Revolving Loans and (y) the outstanding amount of the total LC Exposure of the Lenders multiplied by 1/360.

2.13 Revolving Credit Commitment Termination and Reduction.

(a) Unless previously terminated, the Revolving Credit Commitment shall terminate on the Revolving Credit Maturity Date.

(b) The Borrower may, at any time by three (3) Business Days prior written notice from the Borrower to the Agent, state the Borrower’s desire to reduce the Maximum Limit to any amount which is not less than the aggregate of the then outstanding principal amount of Revolving Loans, Swingline Loans and the aggregate Available Amount of all Letters of Credit outstanding at such time, if any. Any reductions of the Maximum Limit shall not be reinstated at any future date and any partial reduction shall be in the amount of $1,000,000 and in incremental multiples of $1,000,000 thereafter. Two Business Days after receipt of such reduction notice, the obligation of the Lenders to make Revolving Loans hereunder or purchase participations in Swingline Loans or Letters of Credit hereunder shall be limited to the Maximum Limit as reduced pursuant to said notice. Any such reduction of the Revolving Credit Commitment shall be accompanied by payment of any applicable Breakage Fees.

2.14 Payments.

(a) All payments of interest, principal, fees and other expenses by the Borrower under this Agreement unless otherwise specified shall be made in lawful currency of the United States of America, and in immediately available funds without counterclaim or setoff.

(b) Any and all payments by or on account of any obligation of the Borrower hereunder shall to the extent permitted by applicable laws be made free and clear of and without deduction or withholding for any Taxes. If, however, applicable laws require the Borrower or the Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such laws as determined by the Borrower or the Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to Section 9.18 of this Agreement.

(c) If the Borrower or the Agent shall be required by the Code to withhold or deduct any Taxes from any payment, then (i) the Agent shall withhold or make such deductions as are determined by the Agent to be required based upon the information and documentation it has received pursuant to Section 9.18 of this Agreement (ii) the Agent shall timely pay the full amount withheld or deducted to the relevant governmental authority in accordance with the Code, and (iii) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions the Agent or Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(d) All payments shall be made not later than 12:00 Noon on the due date at the Agent’s office. All payments (unless stated herein otherwise) shall be applied first to the payment of all fees, expenses and other amounts due to the Lenders (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after a Default or an Event of Default, payments will be applied to the obligations of Borrower to the Lenders as the applicable Lender determines in its sole discretion.

2.15 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) No payments of principal, interest or fees delivered to the Agent for the account of any Defaulting Lender shall be delivered by the Agent to such Defaulting Lender. Instead, such payments shall, for so long as such Defaulting Lender shall be a Defaulting Lender, be held by the Agent, and the Agent is hereby authorized and directed by all parties hereto to hold such funds in escrow and apply such funds as follows:

(1) First, if applicable, to any payments due to the Issuing Bank pursuant to Section 2.4(e) of this Agreement or the Agent, in its capacity as Agent or Swingline Lender, as applicable, under Section 2.1(d), Section 2.3 or Section 2.5 of this Agreement; and

(2) Second, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.4(k)(ii); and

(3) Third, to Loans required to be made by such Defaulting Lender on any borrowing date to the extent such Defaulting Lender fails to make such Loans; and

(4) Fourth, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.4(k)(ii) of this Agreement; and

(5) Fifth, to the payment of any amounts owing to the Borrower, the Lenders, the Issuing Bank or the Agent as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Agent against such defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

(6) Sixth, to the payment of any amount due to the Borrower under Section 2.5(b) of this Agreement.

(b) Notwithstanding the foregoing, upon the termination of the Commitments and the payment and performance of all of the Indebtedness and other obligations of the Borrower under this Agreement (other than those owing to a Defaulting Lender), any funds then held in escrow by the Agent pursuant to the preceding sentence shall be distributed to each Defaulting Lender, pro rata in proportion to amounts that would be due to each Defaulting Lender but for the fact that it is a Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) All or any part of such Defaulting Lender’s participation in Letters of Credit shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages (in each case, calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Article 3 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(d) If the reallocation described in subsection (c) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.4(k)(ii) of this Agreement.

(e) If the Borrower and the Agent agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(c)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(f) So long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.16 Upfront Fee. Upon the execution of this Agreement by all of the parties hereto, the Lenders shall have earned, and the Borrower shall be obligated to pay on such date to the Agent for the account of the Lenders the upfront fee set forth in the Fee Letter.

2.17 Agent Fees. The Borrower shall pay to the Agent for its own account the agency fees in the amounts and on the dates set forth in the Fee Letter.

2.18 Charge to Account. On the date that any principal or interest on the Notes or any fees or charges payable under this Agreement are due, the Borrower authorizes HSBC Bank to debit account number 770-804683 of the Borrower maintained with HSBC Bank on such date in an amount equal to such unpaid principal, interest, fees or charges, as applicable.

2.19 Substitution of Lender. If (a) the obligation of any Lender to make or maintain Libor Loans has been suspended pursuant to Section 2.10 of this Agreement when not all Lenders’ obligations to do so have been suspended, (b) any Lender has demanded compensation under Sections 2.9 or 2.10 of this Agreement, in each case when all Lenders have not done so, (c) any Lender is a Defaulting Lender, (d) any payment of Taxes by the Borrower is required under Section 2.11 hereof, or (e) in connection with any proposed amendment, waiver or consent requiring the consent of “all of the Lenders” or of a particular Lender, the consent of the Required Lenders is obtained, but the consent of any other necessary Lender is not obtained, the Borrower shall have the right, if no Default then exists, to replace such Lender (a “Replaced Lender”) with one or more other lenders (each, a “Replacement Lender”) reasonably acceptable to the Agent, provided that (i) at the time of any replacement pursuant to this Section 2.19, each Replacement Lender shall enter into one or more Assignment and Assumptions pursuant to which the Replacement Lender shall acquire the Commitments and outstanding Loans and other obligations of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (A) the amount of principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, (B) the amount of all accrued, but theretofore unpaid, fees and expenses, if applicable, owing to the Replaced Lender hereunder and (C) the amount which would be payable by the Borrower to the Replaced Lender pursuant to Section 2.7(a)(ii) of this Agreement, if any, if the Borrower prepaid at the time of such replacement all of the Loans of such Replaced Lender outstanding at such time and (ii) all obligations of the Borrower under this Agreement and the other Loan Documents then owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full by the Borrower to such Replaced Lender concurrently with such replacement. Upon the execution of the respective Assignment and Assumption, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder. The provisions of this Agreement shall continue to govern the rights and obligations of a Replaced Lender with respect to any Loans made or any other actions taken by such Replaced Lender while it was a Lender. Nothing herein shall release any Defaulting Lender from any obligation it may have to the Borrower, the Agent, the Issuing Bank, Swingline Lender or any other Lender.

2.20 Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate office, branch or Affiliate with respect to its Libor Loans to reduce any liability of Borrower to such Lender under Sections 2.9, 2.10 and 2.11 of this Agreement, so long as such designation is not disadvantageous to such Lender in any material respect. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due if any, under Section 2.9, 2.10 or 2.11 of this Agreement. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall state that amounts determined in accordance with such procedures are being charged by such Lender to other borrowers with credit facilities similar to this Agreement and credit characteristics comparable to the Borrower as determined by such Lender and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such sections in connection with Libor Loans shall be calculated as though each Lender funded such Loans through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the interest rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in any written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 2.9, 2.10 and 2.11 of this Agreement shall survive payment of the Indebtedness under this Agreement and termination of this Agreement. The Borrower shall have no obligation to compensate any Lender with respect to amounts provided in Section 2.10 of this Agreement with respect to any period prior to the date which is ninety (90) days prior to the date such Lender delivers its written statement hereunder requesting compensation.

2.21 Expansion Option.

(a) Request for Increase. Provided there exists no Event of Default, and no Event of Default would be caused thereby and the Total Revolving Credit Commitment has not been previously reduced in accordance with Section 2.13 hereof, upon notice to the Agent and the Lenders, the Borrower may on the Closing Date and from time to time thereafter prior to the Revolving Credit Maturity Date request an increase in the Revolving Credit Commitments so long as, after giving effect thereto, the Total Revolving Credit Commitment does not exceed $125,000,000, and no such increase shall result in any increase in the Letter of Credit Sublimit or the Swingline Sublimit. The Agent may arrange for any such increase to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Credit Commitment, an “Increasing Lender”) or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing Revolving Credit Commitment or extend a Revolving Credit Commitment, as the case may be; provided that each Augmenting Lender shall be subject to the reasonable approval of the Agent and the Borrower, and each Increasing Lender and each Augmenting Lender executes documentation in form and content satisfactory to the Agent to either become a party to this Agreement or reflect the increase of such Lender’s Revolving Credit Commitment under this Agreement. At the time of sending a notice requesting an increase in the Revolving Credit Commitments, the Agent shall specify the time period within which each Lender is requested to respond which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders (“Notice Period”).

(b) Lender Elections to Increase. Each Lender shall notify the Agent within the Notice Period whether or not it agrees to increase its Revolving Credit Commitment and the amount thereof. Any Lender not responding within the Notice Period shall be deemed to have declined to increase its Revolving Credit Commitment (any Lender declining to increase its Revolving Credit Commitment, a “Non-Increasing Lender”).

(c) Notifications by Agent and Borrower. The Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. The Agent shall notify the Borrower and the Lenders of the name of each Augmenting Lender and the applicable Revolving Credit Commitment of such Lender.

(d) Effective Date and Allocations. If the Revolving Credit Commitments are increased as provided in this Section, the Agent and the Borrower shall determine the effective date (“Increase Effective Date”) and the final allocation of such increase. The Agent shall promptly notify the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Agent a certificate dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by an Authorized Officer of Borrower (i) certifying and attaching the resolutions adopted by Borrower approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article IV and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.21, the representations and warranties contained in Section 4.7 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.2, and (B) no Event of Default or Default exists.

(f) Revolving Credit Commitment Adjustments. Each of the parties hereto agrees that the Agent may, in consultation with Borrower, take any and all actions as may be reasonably necessary to ensure that after giving effect to any increase in the Revolving Credit Commitments pursuant to this Section, the outstanding Loans (if any) are held by the Lenders with Revolving Credit Commitments in accordance with their new Applicable Percentages of the Revolving Credit as shown on an updated Schedule 2.1 which will be attached to this Agreement. This may be accomplished at the discretion of the Agent: (i) by requiring the outstanding Loans to be prepaid with the proceeds of new Loans; (ii) by causing the Non-Increasing Lenders to assign portions of their outstanding Loans to Increasing Lenders and Augmenting Lenders; (iii) by permitting the Loans outstanding at the time of any increase in the Revolving Credit Commitment pursuant to this Section 2.21 to remain outstanding until the last days of the respective Interest Periods, therefor, even though the Lenders would hold such Loans other than in accordance with their new Applicable Percentages of the Revolving Credit; or (iv) by any combination of the foregoing.

ARTICLE III. CONDITIONS TO THE CREDIT

The Lenders’ agreement to lend, contained in this Agreement, shall be effective only upon fulfillment of the following conditions at or prior to the Closing Date or such date or time as specifically provided herein.

3.1 No Default. (i) There not existing at the time a Loan is to be made any Event of Default or Default and (ii) such Lender not reasonably believing that any Event of Default or Default so exists or, if such Loan is made, will occur or exist.

3.2 Representations and Warranties. (i) Each representation and warranty made in this Agreement being true and correct as of the Closing Date and, except to the extent updated in a certificate executed by an Authorized Officer of Borrower and received by each Lender before the time a Loan is to be made, as of such time, (ii) each other representation and warranty made to any Lender by or on behalf of the Borrower pursuant to any Loan Document before the time such Loan is to be made being true and correct in all material respects as of the date thereof, (iii) each financial statement provided to any Lender by or on behalf of the Borrower pursuant to any Loan Document before the time such Loan is to be made having fairly presented the financial information it purports to reflect as of the date thereof and (iv) such Lender not reasonably believing that (A) any such representation or warranty, except to the extent so updated, was or is other than true and correct in all material respects as of any date or time of determination of the truth or correctness thereof, (B) any event or condition the occurrence, non-occurrence, existence or non-existence of which is a subject of any such representation or warranty would have any Material Adverse Effect or (C) any such financial statement did not so fairly present such information as of the date thereof.

3.3 Proceedings. Such Lender being satisfied as to each corporate or other proceeding of the Borrower or any Subsidiary in connection with any transaction contemplated by this Agreement.

3.4 Closing Conditions. The receipt by each Lender on the date of this Agreement, or the Swingline Lender or the Issuing Bank, as appropriate, unless otherwise indicated, of the following, in form and substance satisfactory to each Lender:

(a) A Revolving Note and Term Note payable to the order of such Lender, appropriately completed and duly executed by the Borrower;

(b) A request for the Term Loan determined by the Agent to meet the requirements for such a request set forth in Section 2.1 of this Agreement;

(c) A Swingline Note payable to the order of the Swingline Lender appropriately completed and duly executed by the Borrower;

(d) A Second Amended and Restated Continuing, Absolute and Unconditional Guaranty Agreement in favor of the Agent appropriately completed and duly executed by each Domestic Subsidiary, unlimited as to amount;

(e) (i) A Second Amended and Restated General Security Agreement appropriately completed and duly executed by Borrower (“Borrower Security Agreement”) granting to the Agent for the benefit of the Lenders, the Agent and the Issuing Bank, security interests (“Borrower Security Interests”) in all of Borrower’s personal property and fixtures (other than the 14,535 shares of common stock of Tel-Instrument Electronics Corp. currently owned by Borrower), including 100% of the issued and outstanding Equity Interest in each Domestic Subsidiary other than Astronics Air LLC, whether now owned or hereafter acquired, wherever located, and any and all proceeds thereof (“Borrower Collateral”), as continuing collateral security for the payment of any and all Indebtedness and liabilities, whether now existing or hereafter incurred, of the Borrower to the Agent, the Lenders and the Issuing Bank arising under this Agreement and the Loan Documents, including the IRB Letters of Credit, and the documents executed and delivered in connection therewith, and the financing statements (“Borrower Financing Statements”) to perfect the Borrower Security Interests, which Borrower Security Interests shall, at the time of the execution of this Agreement, be superior to all other liens and security interests in such property except as to liens and security interests approved by the Agent;

(ii) A Second Amended and Restated Guarantor Security Agreement appropriately completed and duly executed by each Guarantor granting to the Agent for the benefit of the Lenders, the Agent and the Issuing Bank, security interests (“Guarantor Security Interests”) in all of each Guarantor’s respective personal property and fixtures, including 100% of the issued and outstanding Equity Interest in each Domestic Subsidiary, and 65% of the issued and outstanding Equity Interest in Luminescent Systems of Canada Inc., whether now owned or hereafter acquired, wherever located, and any and all proceeds thereof (collectively, the “Guarantor Collateral”), as continuing collateral security for the payment of any and all Indebtedness and liabilities, whether now existing or hereafter incurred, of the Guarantor to the Agent, the Lenders and the Issuing Bank arising under its Guaranty and the Loan Documents, including the IRB Letters of Credit and the documents executed and delivered in connection therewith, and financing statements (together, the “Guarantor Financing Statements”) to perfect the Guarantor Security Interests, which Guarantor Security Interests shall, at the time of the execution of this Agreement, be superior to all other liens and security interests in such property except as to liens and security interests approved by the Agent;

(iii) A reaffirmation agreement duly executed by the Borrower and LSI reaffirming the Mortgages and the other collateral documents executed in connection with the IRB Letters of Credit;

(f) An opinion of Hodgson Russ LLP, counsel to the Borrower, addressed to the Agent, each Lender and counsel to the Agent, and in form and content satisfactory to the Agent;

(g) Evidence that each of the Borrower and the Guarantors are (i) in good standing under the Law of the jurisdiction in which it is organized and (ii) duly qualified and in good standing as a foreign Person of its type authorized to do business in each jurisdiction in which such qualification is necessary except where the failure to so qualify would not have any Material Adverse Effect;

(h) A copy of the certificate or articles of incorporation or organization, by-laws, operating or partnership agreement or other charter, organizational or governing document of each of the Borrower and the Guarantors, and certified by their respective Secretary, or a Person having functions with respect to it similar to those of the Secretary of a corporation, to be complete and accurate;

(i) Evidence of the taking and the continuation in full force and effect of each corporate or other action of the Borrower and each Guarantor, or any other Person necessary to authorize the obtaining of all Loans by the Borrower, the execution, delivery and performance of each Loan Document by each Person other than any Lender and the imposition or creation of each security interest, mortgage and other lien and encumbrance imposed or created pursuant to any Loan Document;

(j) Evidence (i) that no asset subject to any mortgage, security interest or other lien or encumbrance pursuant to any Collateral Document is subject to any other security interest, mortgage or other lien or encumbrance, except for Permitted Encumbrances, and (ii) of the making of each recording and filing, and of the taking of each other action, deemed necessary or desirable by the Agent at the sole option of the Agent to perfect or otherwise establish, preserve or protect the priority of any such security interest, mortgage or other lien or encumbrance;

(k) Evidence that each requirement contained in any Loan Document with respect to insurance is being met;

(l) Each additional agreement, instrument and other writing (including, but not limited to, each agreement, instrument and other writing intended to be filed or recorded with any Governmental Authority) to perfect or otherwise establish, preserve or protect the priority of any security interest, mortgage or other lien or encumbrance created or imposed pursuant to any Loan Document;

(m) A Guaranty and a Security Agreement executed and delivered by PECO (which may be in the form of completed and executed Supplements to the Existing Guaranty and Existing Guarantor Security Agreement respectively) and such other Additional Security Documents as Agent shall have reasonably requested;

(n) A certificate of an Authorized Officer of the Borrower, certifying to the closing of the PECO Acquisition and providing a true correct and complete copy of the Stock Purchase Agreement and such other documents related to the PECO Acquisition as the Agent shall reasonably require;

(o) Payment of all costs and expenses incurred as of the Closing Date by the Agent and payable pursuant to this Agreement, or arrangements for payment satisfactory to the Agent for payment thereof having been made; and

(p) Such other items as may be reasonably required by the Agent or the Lenders.

3.5 Conditions to Subsequent Borrowing and Issuance. The obligation of the appropriate Lender to make a Loan to Borrower or issue or renew a Letter of Credit (collectively, “Issuance”) and the right of the Borrower to request a Loan or Issuance after the date of this Agreement shall each be subject to the further conditions that on the date of the making of such Loan or such Issuance:

(a) Each of the conditions listed in Section 3.4 shall have been satisfied or waived in accordance with this Agreement.

(b) The following statements shall be true and the Agent shall have received a Request Certificate signed by an Authorized Officer of Borrower dated the date of such Loan or Issuance stating that:

(i) there does not exist at the time such Loan or Issuance is to be made any Event of Default, Default or Material Adverse Effect; and

(ii) each representation and warranty made in this Agreement and any Loan Document to which the Borrower is a party and in any certificate, document or financial or other statement furnished at any time thereunder is true, correct and complete in all material respects (without duplication of materiality qualifiers) with the same effect as though such representations and warranties had been made as of the time such Loan or Issuance is to be made, except to the extent any such representation and warranty relates solely to an earlier date or to the extent any such representation and warranty has been updated in a certificate executed by an Authorized Officer and received by the Agent and the Lenders before the time such Loan or Issuance is to be made, and any such updated representation and warranty is acceptable to the Required Lenders.

(c) The Agent shall have received such other approvals, opinions or documents as the Agent may reasonably, in both time and scope, request, and all legal matters incident to such Loan or Issuance shall be satisfactory to counsel to the Agent.

3.6 Subsequent Extensions of Credit. Subsequent to the satisfaction of the conditions set forth herein, each request to the Agent for a Loan or Letter of Credit after the date hereof shall constitute confirmation by the Borrower of all the factual matters set forth in the form of Compliance Certificate as of the date of such request in the same manner as if a written Compliance Certificate had been delivered, and such factual matters shall be true in all material respects on the date such Loan or Letter of Credit is made or issued. No Loan or Letter of Credit shall be made if such certification is not made without qualification.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES

The Borrower makes the following representations and warranties:

4.1 Good Standing and Authority. Borrower, each Guarantor and each other Subsidiary is a corporation, duly organized, validly existing, and in good standing under the laws of the state of its incorporation or other place of organization; has powers and authority to transact the business in which it is engaged; is duly licensed or qualified and in good standing in each jurisdiction in which the conduct of such business requires such licensing or such qualification except where failure to qualify would not reasonably be expected to have a Material Adverse Effect; and has all necessary power and authority to enter this Agreement and to execute, deliver and perform this Agreement, any Note and any other document executed in connection with this Agreement, all of which have been duly authorized by all proper and necessary corporate and shareholder action.

4.2 Valid and Binding Obligation. This Agreement, the Notes and any other document executed in connection herewith have been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligations of the Borrower and each Guarantor, as the case may be, enforceable against the Borrower or such Guarantor, as the case may be, in accordance with their respective terms.

4.3 Good Title. Each of the Borrower, each Guarantor and each other Subsidiary has good and marketable title to all of its assets, none of which is subject to any mortgage, indenture, pledge, lien, conditional sale contract, security interest, encumbrance, claim, trust or charge except Permitted Encumbrances.

4.4 No Pending Litigation. There are not any actions, suits, proceedings (whether or not purportedly on behalf of the Borrower or any Guarantor or any other Subsidiary) or investigations pending or, to the knowledge of the Borrower, threatened against the Borrower, any Guarantor or any other Subsidiary or any basis therefore which reasonably could be expected to have a Material Adverse Effect, or which question the validity of this Agreement, the Notes or other documents required by this Agreement, or any action taken or to be taken pursuant to any of the foregoing.

4.5 No Consent or Filing. No consent, license, approval or authorization of, or registration, declaration or filing with, any court, Governmental Authority or other Person is required on the part of the Borrower or any Subsidiary in connection with the valid execution, delivery or performance of this Agreement, the Notes or other documents required by this Agreement or in connection with any of the transactions contemplated thereby other than the filing of financing statements in connection with the Borrower Security Agreement and the Guarantor Security Agreement.

4.6 No Violations. Neither the Borrower nor any Guarantor or other Subsidiary is in violation of any term of its certificate of incorporation or by-laws or other organizational documents, or of any mortgage, borrowing agreement, or any other instrument or agreement pertaining to Indebtedness for borrowed money which might reasonably be expected to result in a Material Adverse Effect, and will not result in the creation of any Lien upon any properties or assets except in favor of the Agent and the Lenders. Neither the Borrower nor any Guarantors or other Subsidiary is in violation of any term of any other indenture, instrument, or agreement to which it is a party or by which it may be bound, resulting, or which might reasonably be expected to result, in a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in violation of any order, writ, judgment, injunction or decree of any court of competent jurisdiction or of any statute, rule or regulation of any competent governmental authority which might reasonably be expected to result in a Material Adverse Effect. The execution and delivery of this Agreement, the Notes and other documents required by this Agreement and the performance of all of the same is and will be in compliance with the foregoing and will not result in any violation or result in the creation of any mortgage, lien, security interest, charge or encumbrance upon any properties or assets except in favor of the Agent and the Lenders. There exists no fact or circumstance not disclosed in this Agreement, in the documents furnished in connection herewith, the Borrower’s filings under the Exchange Act, or in the financial projections furnished to the Lenders which has, or could reasonably be expected to have, a Material Adverse Effect, except those facts and circumstances which generally affect all Persons engaged in the Borrower’s lines of business.

4.7 Financial Statements. The Borrower has furnished to the Lenders Consolidated financial statements showing the Borrower’s and all Subsidiaries’ financial condition as of December 31, 2012 and the results of operations and their cash flows for the fiscal year then ended audited by Ernst & Young LLP, which statements fairly present their Consolidated financial position and the results of their operations as of the date and for the period referred to and have been prepared in accordance with GAAP consistently applied throughout the interval involved. Since the date of such financial statements to the date of execution hereof, there have not been any materially adverse changes in the Consolidated financial condition of the Borrower and the Subsidiaries from that disclosed in such financial statements. None of the property or assets shown in the Consolidated financial statements delivered to the Lenders has been materially adversely affected as the result of any fire, explosion, accident, flood, drought, storm, earthquake, condemnation, requisition, statutory or regulatory change, act of God, or act of public enemy or other casualty, whether or not insured.

4.8 Tax Returns. The Borrower, the Guarantors and any other Domestic Subsidiaries have duly filed all federal and other tax returns required to be filed except where an extension has been obtained and has duly paid all taxes required by such returns through its fiscal year ending December 31, 2012. Federal income tax liability of the Borrower, the Guarantors and the other Domestic Subsidiaries has been reviewed by the United States Internal Revenue Service through its fiscal year ending December 31, 2009, and the Borrower has not received any assessments by the Internal Revenue Service or other taxing authority for additional unpaid taxes.

4.9 Federal Regulations. Neither the Borrower nor any Guarantor or any other Subsidiary is engaged principally, or as one of its important activities, in the business of extending or arranging for the extension of credit for the purpose of purchasing or carrying “margin stock” (as defined in Regulation U issued by the Board of Governors of the Federal Reserve System). Except for the stock owned by the Borrower and described on Schedule 6.3, neither the Borrower nor any Guarantor or other Subsidiary owns nor intends to carry or purchase any such “margin stock”, and the Borrower will not use the proceeds of any Loan or Letters of Credit to purchase or carry (or refinance any borrowing the proceeds of which were used to purchase or carry) any such “margin stock”. Neither the Borrower nor any Guarantor or other Subsidiary is subject to regulation with respect to the incurrence of Indebtedness under the Investment Company Act of 1940, as amended, the Interstate Commerce Act as amended, the Federal Power Act, as amended, the Energy Policy Act of 2005, as amended, or any applicable state public utility law.

4.10 Compliance with ERISA. Compliance by the Borrower with the provisions hereof and in the incurrence of the Indebtedness under this Agreement will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code. The Borrower and their Subsidiaries (i) have fulfilled all obligations under minimum funding standards of ERISA and the Code with respect to each Plan, (ii) have satisfied all respective contribution obligations in respect of each Multiemployer Plan and each Multiple Employer Plan, (iii) are in compliance with all other applicable provisions of ERISA and the Code with respect to each Plan, each Multiemployer Plan and each Multiple Employer Plan, except to the extent failure to comply has not had, and will not have, a Material Adverse Effect and (iv) have not incurred any liability under the Title IV of ERISA to the PBGC with respect to any Plan, any Multiemployer Plan, any Multiple Employer Plan, or any trust established thereunder. No Plan or trust created thereunder has been terminated. There has been no Reportable Event with respect to any Plan or trust created thereunder or with respect to any Multiemployer Plan or Multiple Employer Plan, which Reportable Event will or could result in the termination of such Plan, Multiemployer Plan or Multiple Employer Plan and give rise to a material liability of the Borrower or any ERISA Affiliate in respect thereof. Neither Borrower nor any ERISA Affiliate is at the date of this Agreement, or has been at any time within the two years preceding the date of this Agreement, an employer required to contribute to any Multiemployer Plan or Multiple Employer Plan, or a “contributing sponsor” (as such term is defined in Section 4001 of ERISA) in any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower nor any ERISA Affiliate has any contingent liability with respect to any post-retirement “welfare benefit plan” (as such term is defined in ERISA) except as has been disclosed in accordance with GAAP in the financial statements delivered to the Lenders in accordance with this Agreement.

4.11 Subsidiaries; Affiliates. The Borrower has no (a) Subsidiaries except (i) as listed on Schedule 4.11 to this Agreement or (b) Affiliates, other than its Subsidiaries.

4.12 Compliance. The present and anticipated conduct of the business and operations of the Borrower and each Subsidiary and the present and anticipated ownership and use of each asset of the Borrower and each Subsidiary are in compliance in each material respect with each applicable statute, regulation and other law (including, but not limited to, the Environmental Protection Act, the Occupational Health and Safety Act, the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act), except where noncompliance would not result in a Material Adverse Effect. Each authorization, approval, permit, consent, franchise and license from, each registration and filing with, each declaration, report and notice to, and each other act by or relating to, any Person necessary for the present or anticipated conduct of the business or operations of the Borrower and each Subsidiary or for the present or anticipated ownership or use of any material asset of the Borrower and each Subsidiary has been duly obtained, made, given or done, and is in full force and effect, except where failure to so obtain, make, give or do would not have a Material Adverse Effect.

4.13 Fiscal Year. The fiscal year of the Borrower is the year ending December 31.

4.14 Default. There does not exist any Default or Event of Default as of the Closing Date nor will any Default or Event of Default begin to exist immediately after the execution and delivery hereof.

4.15 Indebtedness for Borrowed Money. As of the Closing Date, the Borrower and its Subsidiaries have no Indebtedness arising from the borrowing of any money, except for Indebtedness (a) to the Lenders under this Agreement, (b) outstanding on the date of this Agreement pursuant to any lease, loan or credit facility fully and accurately described in Schedule 6.2 to this Agreement, (c) incurred with the prior written consent of the Agent, and (d) owing to the Borrower or a Subsidiary.

4.16 Securities. Each outstanding share of stock, debenture, bond, note and other security of the Borrower has been validly issued in full compliance with each statute, regulation and other law, and, if a share of stock, is fully paid and nonassessable.

4.17 Environmental Matters. (a) All above ground or underground storage tanks containing Hazardous Substances that are or have been located on any property owned, leased or operated by the Borrower or any Subsidiary have been and are being maintained in compliance with Environmental Laws, except for such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

(b) Any property owned, leased or operated by the Borrower or any Subsidiary that is or has been used for the storage. Disposal or treatment of any Hazardous Substance, is being so used in compliance with Environmental Laws, except for such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

(c) No unpermitted Release of a Hazardous Substance has occurred or is threatened on, at, from or near any property owned, leased or operated by the Borrower or any Subsidiary, except where such unpermitted Release does not have, and could not reasonably be expected to have, a Material Adverse Effect.

(d) Neither the Borrower nor any Subsidiary is subject to any existing, pending or threatened suit or claim, notice of material violation or any investigation under any Environmental Law, that in any such case could reasonably be expected to result in a Material Adverse Effect.

(e) The Borrower and each Subsidiary are in compliance with all Environmental Laws, except where noncompliance does not have, and could not be reasonably expected to have, a Material Adverse Effect.

(f) All Environmental Permits have been obtained and are in full force and effect, except where the failure to obtain such Environmental Permit is not likely to have a Material Adverse Effect.

(g) Except as disclosed in the Stock Purchase Agreement, there are no agreements, consent orders, decrees, judgment, license or permit conditions or other orders or directives of any federal, state or local court, governmental agency or authority relating to the past, present or future ownership, use, operation, sale, transfer or conveyance of any property owned, leased or operated by the Borrower or any Subsidiary which required any material change in condition or any work, repairs, construction, containment, clean up, investigation, study, removal or other remedial action or material capital expenditures with respect to such property.

4.18 Burdensome Contracts; Labor Relations. Neither the Borrower nor any Subsidiary (a) is subject to any burdensome contract, agreement, corporate restriction, judgment, decree or order, (b) is a party to any labor dispute affecting any bargaining unit or other group of employees generally, (c) is subject to any strike, slowdown, walk out or other concerted interruptions of operations by employees of the Borrower or any Subsidiary, whether or not relating to any labor contracts, (d) is subject to any pending or, to the knowledge of the Borrower, threatened, unfair labor practice complaint, before the National Labor Relations Board, (e) is subject to any pending or, to the knowledge of the Borrower, threatened grievance or arbitration proceeding arising out of or under any collective bargaining agreement, (f) is subject to any significant pending or, to the knowledge of the Borrower, threatened strike, labor dispute, slowdown or stoppage, or (g) is, to the knowledge of the Borrower, involved or subject to any union representation organizing or certification matter with respect to the employees of the Borrower or any Subsidiary, except (with respect to any matter specified in any of the above clauses) for such matters as, individually or in the aggregate, which have not had or will not have a Material Adverse Effect.

4.19 Liens. Once executed and delivered, each of the Collateral Documents creates, as security for the Indebtedness of the Borrower to the Lenders or the obligations for the Guarantors under their respective Guaranty, a valid and enforceable, and upon making the filings and recordings referenced in the next sentence, perfected Lien on all of the Collateral subject thereto from time to time, in favor of the Agent for the benefit of the Lenders, superior to and prior to the rights of all third persons and subject to no other Liens, except that the Collateral under the Collateral Documents may be subject to Permitted Encumbrances. No filings or recordings are required in order to perfect the Liens created under any Collateral Document except for filings or recordings required in connection with any such Collateral Document that shall have been made, or for which satisfactory arrangements have been made, upon or prior to the execution and delivery thereof. All recording, stamp, intangible or other similar taxes required to be paid by any Person under applicable legal requirements or other laws applicable to the property encumbered by the Collateral Documents in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement thereof have been paid.

4.20 Intellectual Property. Each of the Borrower, the Guarantors and other Subsidiaries owns, or is licensed to use, all trademarks, tradenames, service marks, copyrights, technology, know-how and process necessary for the conduct of its business as currently conducted (collectively, the “Intellectual Property”) except for those the failure to own or license which has not had or will not have a Material Adverse Effect. No claim has been asserted and is pending by any person challenging or questioning the use by the Borrower, any Guarantor or any other Subsidiaries of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Borrower, any Guarantor or any other Subsidiaries know of any valid basis for any such claim, to the knowledge of the Borrower the use of such Intellectual Property by the Borrower, any Guarantors and any other Subsidiaries does not infringe on the rights of any Person, and, to the knowledge of the Borrower, no such Intellectual Property of the Borrower, any Guarantor and any other Subsidiaries has been infringed, misappropriated or diluted by any other Person except for such claims, infringements, misappropriation and dissolution that, in the aggregate, has not had or will not have a Material Adverse Effect.

4.21 Anti-Terrorism Laws/ Foreign Assets Control Regulations.

(a) Neither the Borrower, any Guarantor, nor any of their Subsidiaries or Affiliates, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) Neither Borrower nor any Guarantor or Subsidiary or Affiliate of the Borrower or any Guarantor (each Guarantor, Subsidiary and Affiliate of the Borrower or any Guarantor, a “Controlled Entity”) (i) is a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, U.S. Department of Treasury (“OFAC”) (an “OFAC Listed Person”) or (ii) is a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (ii), a “Blocked Person”) or (iii) has any investments in, or knowingly (as such term is defined in Section 101(6) of CISADA) engages in any dealings or transactions with, any Blocked Person.

(c) No part of the proceeds from the Loans or Letters of Credit made or issued hereunder constitute or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used, directly by the Borrower or indirectly through any Controlled Entity, in connection with any investment in, or any transactions or dealings with, any Blocked Person.

(d) To the Borrower’s actual knowledge after making due inquiry, neither Borrower nor any Controlled Entity (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable law (collectively, “Anti-Money Laundering Laws”), (ii) has been assessed civil penalties under any Anti-Money Laundering Laws or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Borrowers have taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that Borrower and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws.

(e) No part of the proceeds from the Loans or Letters of Credit made or issued hereunder will be used, directly or indirectly, for any improper payments to any governmental official or employee, political party, official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage. The Borrower has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that Borrower and each Controlled Entity is and will continue to be in compliance with all applicable current and future anti-corruption laws and regulations.

4.22 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Materials or any other certificate furnished by or on behalf of Borrower or the Guarantors to the Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information or certificate was so furnished (or in the case of the Confidential Information Materials, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect. The financial statements contained in the materials referenced above, in conformity with GAAP, require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. In addition, the projections and pro forma financial information contained in the materials referenced above are not guarantees of future performance and are subject to factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the projections and pro forma financial information.

4.23 Solvency. The Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that the Borrower has incurred to the Agent, the Issuing Bank and the Lenders under the Loan Documents. The Borrower now has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is now solvent and able to pay its debts as they mature and the Borrower, as of the Closing Date and after the closing of the transactions contemplated by the Stock Purchase Agreement, owns property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay the Borrower’s debts; and the Borrower is not entering into the Loan Documents with the intent to hinder, delay or defraud its creditors. For purposes of this Section, “debt” means any liability on a claim, and “claim” means (y) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (z) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

ARTICLE V. AFFIRMATIVE COVENANTS

As long as this Agreement is in effect and until such time as the Commitments have been terminated, no Notes remain outstanding and the Loans, together with all interest, fees, charges and expenses under the Loan Documents have been paid in full, the Borrower will:

5.1 Payments. Duly and punctually pay the principal of and interest on all Indebtedness and all fees incurred by Borrower pursuant to this Agreement in the manner set forth in this Agreement, and duly and punctually pay to the Agent the arrangement, annual agency fee and other fees set forth in the Fee Letter as and when due under the terms of the Fee Letter.

5.2 Financial Reporting Requirements. Furnish to the Agent and each Lender (a) within forty-five (45) days after the end of each quarter of each of its fiscal years, unaudited financial statements of the Borrower and its Subsidiaries, which statements shall consist of Consolidated and summary consolidating balance sheets as of the end of such quarter, and related statements of income, covering the period from the end of the Borrower’s immediately preceding fiscal year to the end of such quarter certified to be correct by the President, Chief Executive Officer or Vice-President-Finance and Treasurer of the Borrower, who shall also furnish to the Agent and each Lender a duly completed and executed Compliance Certificate; (b) within ninety (90) days after the end of each of its fiscal years, audited Consolidated financial statements of the Borrower and its Subsidiaries, which shall consist of a Consolidated and consolidating balance sheet as of the end of such year and the related statements of income, retained earnings and cash flows covering such fiscal year, audited by and together with an opinion of, in the case of such Consolidated financial statements, Ernst & Young LLP, or other independent certified public accountants satisfactory to the Agent, together with a Compliance Certificate from the President or Vice President-Finance and Treasurer of the Borrower; (c) promptly, after their preparations copies of all such proxy statements, financial statements and reports which the Borrower sends to its stockholders, and copies of all regular, periodic and special reports, as well as all registration statements, which the Borrower files with the Securities and Exchange Commission; (d) promptly after the filing thereof with the Pension Benefit Guaranty Corporation, a copy of each annual report filed with respect to each Plan; (e) by the end of each of its fiscal years, a forecast of the statements of income and cash flows as of and through the close of its following fiscal year of the Borrower and the Subsidiaries; and (f) such additional information, reports or statements (including, without limitation, a duly completed and executed Compliance Certificate) as the Agent may from time to time reasonably request regarding the financial and business affairs of the Borrower and the Subsidiaries.

5.3 Notices. Promptly notify the Agent in writing of (a) any pending or future audits of the Borrower’s or any Guarantor’s or other Subsidiary’s federal income tax return by the Internal Revenue Service as soon as the Borrower has knowledge thereof, and the results of each such audit after its completion if such results could reasonably be expected to have a Material Adverse Effect; and (b) any default by the Borrower or any Guarantor or other Subsidiary in the performance of, or any modifications of, any of the terms or conditions contained in this Agreement, any other agreement, mortgage, indenture or instrument to which the Borrower or any Guarantor or other Subsidiary is a party or which is binding upon the Borrower or any Guarantor or other Subsidiary and of any default by the Borrower or any Guarantor or other Subsidiary in the payment of any of its Indebtedness. The Borrower shall not, however, be required to so notify the Agent of potential or actual defaults in payment of any such Indebtedness or the performance under, or of modifications of terms or provisions of, those documents or agreements pertaining to its transactions in the ordinary course of business which do not have a Material Adverse Effect or constitute a Default or an Event of Default.

5.4 Taxes. Promptly pay and discharge all of its taxes, assessments and other governmental charges (including any charged or assessed on the issuance of the Notes) prior to the date on which penalties are attached thereto, establish adequate reserves for the payment of such taxes, assessments and governmental charges and make all required withholding and other tax deposits; provided, however, that nothing herein contained shall be interpreted to require the payment of any tax, assessment or charge so long as its validity is being contested in good faith and by appropriate proceedings diligently conducted.

5.5 Insurance. (a) Keep, and cause each Subsidiary to keep, all its property so insurable insured at all times with responsible insurance carriers against fire, theft and other risks in coverage, form and amount consistent with industry standards and reasonably satisfactory to the Agent and the Lenders; (b) keep, and cause each Subsidiary to keep, adequately insured at all times in reasonable amounts with responsible insurance carriers against liability on account of damage to persons or property and under all applicable worker’s compensation laws; (c) promptly deliver to the Agent certificates of insurance, with appropriate endorsements designating the Agent as a lender’s loss payee and additional insured as requested by the Agent; and (d) cause each such insurance policy to contain a thirty (30) day notice of cancellation or material change in coverage provision satisfactory to the Agent.

5.6 Litigation. Promptly notify the Agent in writing as soon as the Borrower has knowledge thereof, of the institution or filing of any litigation, action, suit, claim, counterclaim, or administrative proceeding against, or investigation of, the Borrower or any Subsidiary to which the Borrower or any Subsidiary is a party by or before any regulatory body or governmental agency (a) the outcome of which could reasonably be expected to have a Material Adverse Effect or could reasonably be expected to materially and adversely affect the Borrower’s ability to fulfill its obligations hereunder or which involves more than $3,500,000 unless adequately covered by insurance, or (b) which questions the validity of this Agreement, the Notes or any action taken or to be taken pursuant to any of the foregoing; and furnish or cause to be furnished to the Agent such information regarding the same as the Agent may request.

5.7 Judgments. Promptly notify the Agent in writing as soon as the Borrower has knowledge thereof, of any judgment, order or award of any court, agency or other governmental agency or any arbitrator, (a) the outcome of which could reasonably be expected to have a Material Adverse Effect or could reasonably be expected to materially and adversely affect the Borrower’s ability to fulfill its obligations hereunder or which involves more than $3,500,000 unless adequately covered by insurance, or (b) renders invalid this Agreement, any Note or any action taken or to be taken pursuant to any of the foregoing, and furnish or cause to be furnished to the Agent such information regarding the same as the Agent may request.

5.8 Corporate Standing. Maintain, and cause each Subsidiary to maintain, its corporate, partnership or limited liability company existence in good standing and remain or become duly licensed or qualified and in good standing in each jurisdiction in which the conduct of its business requires such qualification or licensing, except where the failure to be so licensed or qualified and in good standing would not have a Material Adverse Effect; provided, however, nothing in this Section shall be deemed to prohibit any transaction permitted by Section 6.7 of this Agreement.

5.9 Books and Records. Keep proper books and records in accordance with generally accepted accounting principles consistently applied and notify the Agent promptly in writing of any proposed change in the location at which such books and records are maintained.

5.10 Compliance with Law. Comply, and cause each Subsidiary to comply, with all applicable laws and governmental rules and regulations, except where the failure to so comply does not have, and would not be reasonably expected to have, a Material Adverse Effect.

5.11 Pension Reports. With respect to each Plan, the Borrower will furnish the following to the Agent as soon as possible and in any event within thirty days after the Borrower knows or has reason to know of (a) the occurrence of any Reportable Event with respect to such Plan or (b) the institution of proceedings or the taking of any other action by the Pension Benefit Guaranty Corporation or the Borrower or any Subsidiary to terminate, withdraw or partially withdraw from any Plan and, with respect to a Multiemployer Plan, the reorganization (as defined in Section 4241 of ERISA) or insolvency (as defined in Section 4245 of ERISA) of such Plan, and in addition to such notice, deliver to the Agent whichever of the following may be applicable: (i) a certificate of the President or Vice President-Finance and Treasurer of the Borrower setting forth details known to the Borrower as to such Reportable Event, together with a copy of any notice thereof that is required to be filed with Pension Benefit Guaranty Corporation, or (ii) any notice delivered by the Pension Benefit Guaranty Corporation evidencing its intent to institute such proceedings or any notice to Pension Benefit Guaranty Corporation that such Plan is to be terminated, as the case may be.

5.12 Inspections. Upon request of the Agent, permit any officer, employee, accountant, attorney or other agent of the Agent upon reasonable notice and during regular business hours to (a) visit and inspect each of the premises of the Borrower and each Subsidiary, (b) examine, audit, copy and make extracts from each accounting record of the Borrower, and (c) discuss the business, operations, assets, affairs and condition (financial or other) of the Borrower and each Subsidiary with a responsible officer of the Borrower and with the independent accountants of the Borrower.

5.13 Environmental Compliance. (a) Comply with all Environmental Laws except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b) Promptly notify the Agent in the event of the Disposal of any Hazardous Substance at any property owned, leased or operated by the Borrower or any Subsidiary, or in the event of any Release, or threatened Release, of a Hazardous Substance, on, at or from any such Property, except when such Disposal or Release is in the ordinary course of the Borrower’s or such Subsidiary’s business and in compliance with all applicable Environmental Laws or could not reasonably be expected to have a Material Adverse Effect.

(c) Deliver promptly to the Agent (i) copies of any non-routine, material documents received from the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning the Borrower’s or any Guarantor’s operations except documents of general applicability; and (ii) copies of any documents submitted by the Borrower or any Subsidiary to the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning its operations, except submissions in the ordinary course of business.

5.14 Certain Subsidiaries to Become Guarantors. In the event that at any time after the Closing Date Borrower creates, holds, acquires or at any time has any Subsidiary (other than a Non-Material Subsidiary and a Foreign Subsidiary to which Section 5.15(b) applies) that is not a Guarantor, Borrower will immediately, but in any event within five (5) Business Days, notify the Agent in writing of such event, identifying the Subsidiary in question and referring specifically to the rights of the Agent and the Lenders under this Section. Borrower will, within fifteen (15) days following request therefor from the Agent (who may give such request on its own initiative or upon request by the Required Lenders), cause such Subsidiary to deliver to the Agent, in sufficient quantities for the Lenders, (i) a Guaranty duly executed by such Subsidiary, and (ii) if such Subsidiary is a corporation, resolutions of the Board of Directors of such Subsidiary, certified by the Secretary or an Assistant Secretary of such Subsidiary as duly adopted and in full force and effect, authorizing the execution and delivery of such Guaranty, or if such Subsidiary is not a corporation, such other evidence of the authority of such Subsidiary to execute such a Guaranty as the Agent may reasonably request. If any Subsidiary is required to provide a security agreement, whether pursuant to Section 5.15 or otherwise, such Subsidiary shall also be subject to the requirements of this Section 5.14.

5.15 Additional Security; Further Assurances.

(a) Additional Security. Subject to subpart (b) below, if Borrower or any Domestic Subsidiary (other than a Non Material Subsidiary and other than Astronics Air LLC with respect to its existing ownership of a corporate aircraft) acquires, owns or holds any personal property that is not at the time included in the Collateral, the Borrower will promptly notify the Agent in writing of such event, identifying the property or interests in question and referring specifically to the rights of the Agent and the Lenders under this Section, and Borrower will, or will cause such Domestic Subsidiary to, within 30 days following a request by the Agent (or such longer period as the Agent shall deem reasonable under the circumstances), grant to the Agent for the benefit of the Lenders and grant to HSBC Bank as issuer of the IRB Letters of Credit, on a pari passu basis, a Lien on such personal property pursuant to the terms of such security agreements, assignments or other documents as the Agent deems appropriate (collectively, the “Additional Security Document”). Furthermore, the Borrower shall cause to be delivered to the Agent and HSBC Bank such resolutions and other related documents as may be reasonably requested by the Agent and HSBC Bank in connection with the execution, delivery and recording of any such Additional Security Document, all of which documents shall be in form and substance reasonably satisfactory the Agent and HSBC Bank.

(b) Foreign Subsidiaries. In the event that Borrower or any existing Subsidiary acquires any other Foreign Subsidiary other than a Non-Material Subsidiary, or any Foreign Subsidiary which is a Non Material Subsidiary ceases to be a Non Material Subsidiary, the Borrower will, or will cause such existing Subsidiary to, if so requested by the Agent, pledge to the Agent for the benefit of the Lenders, the Agent and the Issuing Bank 65% of the Equity Interests in any such Foreign Subsidiary.

(c) Further Assurances. Borrower will, and will cause each Subsidiary, at the expense of Borrower, to make, execute, endorse, acknowledge, file and/or deliver to the Agent from time to time such conveyances, financing statements, transfer endorsements, powers of attorney, certificates, and other assurances or instruments and take such further steps relating to any Collateral covered by any of the Loan Documents as the Agent may reasonably require. If at any time the Agent determines, based on applicable law, that all applicable taxes (including, without limitation, mortgage recording taxes or similar charges) were not paid in connection with the recordation of any mortgage or deed of trust, the Borrower shall promptly pay the same upon demand.

5.16 Accounting; Reserves; Tax Returns. Cause each of the Borrower and any Subsidiary at all times to (i) maintain a system of accounting established and administered in material accordance with GAAP, and (ii) file each tax return it is required to file except where the failure to so file will not and has not had a Material Adverse Effect.

5.17 Liens and Encumbrances. Promptly upon acquiring knowledge or reason to know in the ordinary course of its business that any asset of Borrower or any Subsidiary has or may become subject to any Lien other than Permitted Encumbrances, provide to each Lender a certificate executed by an Authorized Officer of Borrower and specifying the nature of such Lien and what action Borrower has taken, is taking or proposes to take with respect thereto.

5.18 Defaults and Material Adverse Effects. Promptly upon acquiring knowledge or reason to know in the ordinary course of its business of the occurrence or existence of (i) any Event of Default or Default or (ii) any event or condition that has had or will have any Material Adverse Effect, provide to each Lender a certificate executed by an Authorized Officer and specifying the nature of such Event of Default, Default, event or condition, the date of occurrence or period of existence thereof and what action the Borrower has taken, is taking or proposes to take with respect thereto.

5.19 Good Repair. The Borrower will, and will cause each of its Subsidiaries to, ensure that its material properties and equipment used or useful in its business in whomsoever’s possession they may be, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses.

5.20 Further Actions. Promptly upon the request of the Agent, execute and deliver or cause to be executed and delivered each writing, and take or cause to be taken each other action, that the Agent shall deem necessary or desirable at the sole option of the Agent to perfect or otherwise preserve or protect the priority of any security interest, mortgage or other lien or encumbrance imposed or created pursuant to any Loan Document or to correct any error in any Loan Document.

ARTICLE VI. NEGATIVE COVENANTS

As long as this Agreement is in effect and until such time as the Commitments have been terminated, no Notes remain outstanding and the Loans, together with all interest, fees, charges and expenses under the Loan Documents have been paid in full:

6.1 Indebtedness. Neither the Borrower nor any Subsidiary will create, incur, assume or suffer to exist any Indebtedness except (a) to the Agent and the Lenders, (b) as set forth on Schedule 6.2 attached hereto, (c) Indebtedness owed by a Subsidiary to the Borrower or to another Subsidiary or by the Borrower to a Subsidiary, in each case made in the ordinary course of business including, without limitation, in connection with a Permitted Acquisition, (d) Indebtedness not in excess of $6,000,000 outstanding at any one time incurred for Capital Leases of fixed assets or fixed asset purchases, (e) unsecured Indebtedness, not exceeding $7,000,000 outstanding at any one time that is subordinated to the Indebtedness of the Borrower to the Lenders under this Agreement in a manner reasonably satisfactory to the Agent, (f) Indebtedness incurred under Hedge Agreements entered into for the purposes of mitigating interest rate or foreign currency risk and (g) any other Indebtedness not exceeding $7,000,000 outstanding at any one time; provided that Borrower or any Subsidiary may exchange, refinance or refund any such Indebtedness described in clause (b) hereof if the aggregate principal amount thereof (or Capitalized Lease Obligation in the case of a Capital Lease or present value, based on the implicit rate, in the case of a Synthetic Lease) is not increased (other than in connection with the capitalization of interest).

6.2 Encumbrances. Neither the Borrower nor any Subsidiary will create, incur, assume or suffer to exist any mortgage, lien, security interest, pledge or other encumbrance on any of its property or assets, whether now owned or hereafter owned or acquired, except in favor of the Agent or a trustee for the benefit of the Agent and except for the following permitted encumbrances (collectively, the “Permitted Encumbrances”): (a) any lease of any asset as a lessor in the ordinary course of its business and without interference with the conduct of its business or operations, (b) any pledge or deposit made by the Borrower or any Subsidiary in the ordinary course of its business (i) in connection with any workers’ compensation, unemployment insurance, social security or similar statute, regulation or other law or (ii) to secure the payment of any indebtedness, liability or obligation in connection with any letter of credit, bid, tender, trade or government contract, lease, surety, appeal or performance bond or statute, regulation or other law, or of any similar indebtedness, liability or obligation, not incurred in connection with the borrowing of any money or in connection with the deferral of the payment of the purchase price of any asset, (c) any attachment, levy or similar lien with respect to the Borrower or any Subsidiary arising in connection with any action or other legal proceeding so long as (i) the validity of the claim or judgment secured thereby is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, (ii) adequate reserves have been appropriately established for such claim or judgment, (iii) the execution or other enforcement of such attachment, levy or similar lien is effectively stayed and (iv) neither such claim or judgment nor such attachment, levy or similar lien has a Material Adverse Effect, (d) any statutory lien in favor of the United States for any amount paid to the Borrower or any Subsidiary as a progress payment pursuant to any government contract, (e) any statutory lien securing the payment of any tax, assessment, fee, charge, fine or penalty imposed by any government or political subdivision upon the Borrower or any Subsidiary or upon any of its respective assets but not yet due to be paid (excluding any lien arising under ERISA), (f) any statutory lien securing the payment of any claim or demand of any materialman, mechanic, carrier, warehouseman, garageman or landlord against the Borrower or any Subsidiary, but not yet due to be paid, (g) any reservation, exception, encroachment, easement, right-of-way, covenant, condition, restriction, lease or similar title exception or encumbrance affecting title to any real property of the Borrower or any Subsidiary but not interfering with the conduct of its business or operations, (h) liens listed on Schedule 6.2 hereto and (i) liens on assets securing Indebtedness permitted by Section 6.1(a), (d), (f) or (g) hereof.

6.3 Investments and Guaranty Obligation. Neither the Borrower nor any Subsidiary will, directly or indirectly, (i) make or commit to make any Investment or (ii) be or become obligated under any guaranty other than a Guaranty, except for the following permitted investments (collectively, the “Permitted Investments”):

(a) Investments by Borrower or any Subsidiary in (i) Cash and Cash Equivalents (each as defined under GAAP) including any readily marketable direct obligation of the United States maturing within one year after the date of acquisition thereof, (ii) any time deposit maturing within one year after the date of acquisition thereof and issued by any banking institution that is authorized to conduct a banking business under any statute of the United States or any state thereof, or with respect to a Foreign Subsidiary authorized to conduct a banking business under any statute of the foreign country in which such Foreign Subsidiary is formed or organized or any political subdivision thereof, and has a combined capital and surplus of not less than $100,000,000, (iii) any demand or savings deposit with any such institution, (iv) any Dollar deposits in the London Interbank Market with such banking institution or any subsidiary of any such banking institution, and (v) any commercial paper rated at least A-1 by Standard & Poor’s Ratings Group or P-1 by Moody’s Investor Services, Inc.;

(b) to the extent not permitted by the foregoing, Investments existing as of the Closing Date and described on Schedule 6.3 hereto; and

(c) intercompany advances or loans permitted by Section 6.1 or Contingent Obligations incurred by a Subsidiary or by the Borrower, with respect to the obligations of the Borrower or any Subsidiary, entered into in the ordinary course of business, including, without limitation, in connection with a Permitted Acquisition and any other Investment (i) of Borrower or any Subsidiary in any Subsidiary existing as of the Closing Date, (ii) of Borrower in any Guarantor made after the Closing Date, (iii) of any Guarantor in any Guarantor made after the Closing Date, (iv) to fund the consideration directly relating to a Permitted Acquisition, including, without limitation, capital contributions made by the Borrower in a Subsidiary, or by any Subsidiary in another Subsidiary, or purchases made by the Borrower of the Equity Interests of a Subsidiary, or by any Subsidiary of the Equity Interests of another Subsidiary, in connection with a Permitted Acquisition subject, however, to any limits applicable to a Permitted Acquisition under Section 6.7(c) of this Agreement, or (v) not exceeding $3,500,000 in the aggregate over the term of this Agreement.

6.4 Equity Interest Repurchases. Neither the Borrower nor any Subsidiary will, directly or indirectly make any repurchase or repurchases of Equity Interests in the Borrower or any Subsidiary except for (a) the repurchase by a Subsidiary of Equity Interests owned by the Borrower or another Subsidiary and (b) repurchases made in accordance with the following procedures that do not exceed $20,000,000 in the aggregate over the term of this Agreement (“Aggregate Limit”). When Borrower intends to make any repurchase or repurchases, Borrower will execute and deliver to the Agent and the Lenders before consummating such repurchase or repurchases a Compliance Certificate certifying (i) the maximum dollar amount of the repurchases that the Borrower may make so that the statements hereafter set forth are true (“Maximum Repurchase Amount”) and the dollar amount that the Borrower intends in fact to repurchase, which must be an amount equal to or less than the Maximum Repurchase Amount, (ii) that, as of the date of execution and delivery of the Compliance Certificate, there does not exist, and there will not occur as a direct or indirect result of the consummation of repurchases in the Maximum Repurchase Amount, any Event of Default or Default, (ii) that Borrower is in compliance with the Financial Covenants as of the last fiscal quarter of Borrower most recently ended for which financial statements are then available or required to be delivered under Section 5.2 of this Agreement, (iii) that, based on pro-forma projections covering the four fiscal quarters of Borrower following the date of such Compliance Certificate, Borrower will be in compliance with the Financial Covenants upon and after consummation of repurchases in the Maximum Repurchase Amount, (iv) that Available Cash Flow (as defined in the next paragraph) as then computed less the Maximum Repurchase Amount is equal to a number greater than 0; (v) the amount of such repurchases which Borrower has made from the date of this Agreement through the date of the Compliance Certificate (“Past Repurchase Amount”), and (vi) that the sum of the Maximum Repurchase Amount and the Past Repurchase Amount does not exceed the Aggregate Limit. Provided Borrower complies with the foregoing and there is no Default or Event of Default then in existence, Borrower may make such repurchases up to the Maximum Repurchase Amount from the date of such Compliance Certificate until the later of the date which is (i) the last day of the fiscal quarter in which such Compliance Certificate is executed and delivered to the Agent and the Lenders or (ii) 60 days following such execution and delivery of the Compliance Certificate, and thereafter may only repurchase Equity Interests by delivering a new Compliance Certificate and repeating the foregoing procedures, which may be repeated throughout the term of this Agreement.

“Available Cash Flow” means the amount equal to Borrower’s Consolidated EBITDA less the sum of Borrower’s Consolidated Capital Expenditures, cash taxes, Consolidated Interest Expense, scheduled principal payments (excluding prepayments of principal) paid on long term Indebtedness and dividends, less the amount of any mandatory prepayments, if any, made pursuant to Section 2.7(b)(ii) of this Agreement, in each case for the twelve month period ending as of the last fiscal quarter of the Borrower for which financial statements are then available or required to be delivered under Section 5.2 of this Agreement.

6.5 Limitation on Certain Restrictive Agreements. Neither the Borrower nor any Subsidiary will, directly or indirectly, enter into, incur or permit to exist or become effective, any “negative pledge” covenant or other agreement, restriction or arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Borrower or any Subsidiary to create, incur or suffer to exist any Lien upon any of its property or assets as security for Indebtedness, or (b) the ability of any such Subsidiary to make dividends or distributions or any other interest or participation in its profits owned by the Borrower or any Subsidiary, or pay any Indebtedness owed to the Borrower or a Subsidiary, or to make loans or advances to the Borrower or any other Subsidiaries, or transfer any of its property or assets to the Borrower or any other Subsidiaries, except for such restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Loan Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (iv) customary provisions restricting assignment of any licensing agreement entered into in the ordinary course of business, (v) customary provisions restricting the transfer or further encumbering of assets subject to Liens permitted under Section 6.2, (vi) customary restrictions affecting only a Subsidiary under any agreement or instrument governing any of the Indebtedness of a Subsidiary permitted pursuant to Section 6.1, (vii) any document relating to Indebtedness secured by a Permitted Encumbrance, insofar as the provisions thereof limit grants of junior liens on the assets securing such Indebtedness, and (viii) any Operating Lease or Capital Lease, insofar as the provisions thereof limit grants of a security interest in, or other assignments of, the related leasehold interest to any other Person.

6.6 Material Indebtedness Agreements.

(a) Amendments. Neither the Borrower nor any Subsidiary will amend, restate, supplement or otherwise modify any Material Indebtedness without the prior written consent of the Agent if any such amendment, restatement, supplement or other modification would materially impact the rights or remedies of the Agent and the Lenders hereunder.

(b) Prepayment and Refinance of Other Debt, etc. After the Closing Date, the Borrower will not, and will not permit any Subsidiary to, make (or give any notice in respect thereof) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) or exchange of, or refinance or refund, any Indebtedness of Borrower or its Subsidiaries that has an outstanding principal balance (or Capitalized Lease Obligation, in the case of a Capital Lease or present value, based on the implicit interest rate, in the case of a Synthetic Lease) greater than $7,000,000 (other than the Indebtedness and intercompany loans and advances among Borrower and its Subsidiaries); provided that (a) Borrower or any Subsidiary may exchange refinance or refund any such Indebtedness if the aggregate principal amount thereof (or Capitalized Lease Obligation, in the case of a Capital Lease or present value, based on the implicit interest rate, in the case of a Synthetic Lease) is not increased (other than in connection with the capitalization of interest), and (b) the Borrower or any Subsidiary may make any such payment or prepayment or redemption or acquisition for value if any such payment or prepayment or redemption or acquisition for value is made with the proceeds of the sale of Equity Interests in Borrower.

6.7 Consolidation, Merger, Acquisitions, Asset Sales, etc. Neither the Borrower nor any Subsidiary will (1) wind up, liquidate or dissolve its affairs, (2) enter into any transaction of merger or consolidation, (3) make or otherwise effect any acquisition of all or substantially all of the assets or Equity Interests of any other Person, or assets constituting all or substantially all of a division or product line of any other Person, other than Permitted Acquisitions set forth in Section 6.7(c), (4) sell or otherwise dispose of any of its property or assets outside the ordinary course of business, or otherwise make or otherwise effect any Asset Sale, or (5) agree to do any of the foregoing at any future time, except the following shall be permitted (collectively, 6.7(a) and 6.7(b) being “Permitted Dispositions”):

(a) Certain Intercompany Mergers. If no Default or Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, consolidation or amalgamation of any Domestic Subsidiary with or into Borrower, provided Borrower is the surviving or continuing or resulting corporation; (ii) the merger, consolidation or amalgamation of any Domestic Subsidiary with or into any Guarantor, provided that the surviving or continuing or resulting corporation is a Guarantor, (iii) the merger, consolidation or amalgamation of any existing Foreign Subsidiary with or into any other existing Foreign Subsidiary; (iv) any Asset Sale by Borrower or any Guarantor to Borrower or any Guarantor, (v) any Asset Sale by any Foreign Subsidiary to Borrower or any Guarantor; or (vi) any Asset Sale by any existing Foreign Subsidiary to any other existing Foreign Subsidiary.

(b) Other Dispositions. If no Default or Event of Default shall have occurred and be continuing or would result therefrom, and no Material Adverse Effect has occurred or will result therefrom, the Borrower or any Subsidiary may consummate any Asset Sale, provided that: (i) the consideration for each such Asset Sale represents fair value and any non-cash consideration qualifies as a Permitted Investment hereunder and the aggregate of all such non-cash consideration does not exceed $7,000,000 over the term of this Agreement; and (ii) the cumulative aggregate value of the assets subject to Asset Sales does not exceed $10,000,000 in any one fiscal year (excluding for purposes of computing such maximum amount conveyances of mere record title to any asset to a Governmental Authority to save taxes where Borrower or any Subsidiary has an option to require reconveyance of such property for a nominal price) for all such transactions completed during any fiscal year.

(c) Permitted Acquisitions. Any acquisition by Borrower or any Subsidiary of all or substantially all of the assets or Equity Interests of any other Person (the “Target”) in a related line of business, or assets constituting all or substantially all of a division or product line of a Target in a related line of business, so long as Borrower delivers to the Agent and the Lenders a certificate in form and content satisfactory to the Agent (“Acquisition Certificate”) indicating that (i) immediately prior to contracting for or consummating such acquisition there does not exist, and there does not occur as a direct or indirect result of the consummation of such acquisition, any Event of Default or Default, (ii) Borrower is in compliance with the Financial Covenants on a pro-forma basis as of the last fiscal quarter of Borrower most recently ended for which financial statements are then available or required to be delivered under Section 5.2 of this Agreement assuming the acquisition had been consummated during such quarter, and Borrower demonstrates based on pro-forma projections covering the four fiscal quarters of the Borrower following the date of such Acquisition Certificate that Borrower will be in compliance with the Financial Covenants upon and after consummation of such acquisition, (iii) such acquisition is being completed on a non-hostile basis without opposition from the board of directors, managers or equity owners of the Target, (iv) with respect to any assets or Equity Interest of any Person acquired directly or indirectly pursuant to any such acquisition, there are no liens thereon other than Permitted Encumbrances, and (v) the aggregate Consideration paid by Borrower and all Subsidiaries in connection with any such acquisition (exclusive of the Consideration paid for any excluded transactions listed on Schedule 6.7(c) collectively, the “Excluded Transactions”) does not exceed $25,000,000 (including, without duplication, any investments made pursuant to Section 6.3(c)(iv) except with respect to the Excluded Transactions, and the aggregate Consideration for all such acquisitions during the term of this Agreement (exclusive of the Consideration paid for the Excluded Transactions) does not exceed $50,000,000 (including, without duplication, any investments made pursuant to Section 6.3(c)(iv) except with respect to the Excluded Transactions, unless specifically consented to by the Required Lenders (each such acquisition, including any such acquisition specifically consented to is, a “Permitted Acquisition” and all such acquisitions, the “Permitted Acquisitions”).

6.8 Transactions with Affiliates. Neither the Borrower nor any Subsidiary will enter into any transaction or series of transactions with any Affiliate (other than, in the case of the Borrower, any Subsidiary, and in the case of a Subsidiary, the Borrower or another Subsidiary) (each, an “Affiliate Transaction”), except for transactions in the ordinary course of business upon fair and reasonable terms no less favorable to the Borrower or any Subsidiary than would apply in a comparable arm’s length transaction with a Person who is not an Affiliate, and agreements and transactions with and payments to officers, directors and shareholders that are either (i) entered into in the ordinary course of business and not prohibited by any of the provisions of this Agreement or that are expressly permitted by the provisions of this Agreement, or (ii) entered into outside the ordinary course of business, approved by the directors or shareholders of the Borrower, and not prohibited by any of the provisions of this Agreement or in violation of any law, rule or regulation.

6.9 Disposal of Hazardous Substances. Neither the Borrower nor any Subsidiary will suffer, cause or permit the Disposal of Hazardous Substances at any property owned, leased or operated by the Borrower or any Subsidiary, except in the ordinary course of the Borrower’s business in material compliance with applicable Environmental Laws.

6.10 Fiscal Year, Fiscal Quarters. Neither the Borrower nor any Subsidiary will change its, or permit any Guarantor or other Subsidiary to change its, fiscal year or fiscal quarters (other than the fiscal year or fiscal quarters of a Person that becomes a Subsidiary, at the time such Person becomes a Subsidiary, to conform to Borrower’s, any Subsidiary’s fiscal year and fiscal quarters).

6.11 Anti-Terrorism Laws. Neither the Borrower nor any Subsidiary shall be subject to or in violation of any law, regulation, or list of any government agency (including without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender or any Issuing Bank from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower. Without limiting the foregoing, Borrower will not, and will not permit any Controlled Entity (as defined in Section 4.21(b) hereof) to (i) become a Blocked Person or (ii) have any investments in, or knowingly (as such term is defined in Section (101)(6) of CISADA) engage in any dealings on transactions with, any Blocked Person.

6.12 Changes in Business. Neither the Borrower nor any Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a Consolidated Basis, which would then be engaged in by the Borrower and any Subsidiary, would be substantially changed from the general nature of the business engaged in by the Borrower and any Subsidiary on the Closing Date.

6.13 Minimum Fixed Charge Coverage Ratio. The Borrower will not permit, as of the end of each fiscal quarter of Borrower ending on or after September 30, 2011, the Borrower’s Fixed Charge Coverage Ratio to be less than 1.25 to 1.0.

6.14 Intentionally Omitted.

6.15 Maximum Leverage Ratio. The Borrower will not permit, as of the end of each fiscal quarter ending on or after the Closing Date, the Leverage Ratio to exceed 3.75 to 1.0 through March 31, 2015, or to exceed 3.5 to 1.0 as of the end of each fiscal quarter thereafter.

ARTICLE VII. DEFAULT

7.1 Events of Default. The occurrence of any one or more of the following events shall constitute an event of default (individually, “Event of Default,” or, collectively, “Events of Default”):

(a) Nonpayment. Nonpayment within three (3) Business Days after the same becomes due whether by acceleration or otherwise of (i) principal of, or interest on, any of the Notes; (ii) any charge, fee or premium provided for hereunder or under the Fee Letter; or (iii) any reimbursement obligation in connection with any Letter of Credit or the IRB Letters of Credit.

(b) Negative Covenants. Default in the observance of any of the covenants or agreements of the Borrower contained in Article VI.

(c) Other Covenants. Default in the observance of any of the covenants or agreements of the Borrower contained in this Agreement or any other Loan Document, other than those specified in Sections 5.1 and 7.1(b) hereof, which is not remedied within thirty (30) days after notice thereof by the Agent to the Borrower.

(d) Voluntary Insolvency Proceedings. If the Borrower or any Subsidiary (i) shall file a petition or request for liquidation, reorganization, arrangement, adjudication as a bankrupt, relief as a debtor or other relief under the bankruptcy, insolvency or similar laws of the United States of America or any state or territory thereof or any foreign jurisdiction, now or hereafter in effect; (ii) shall make a general assignment for the benefit of creditors; (iii) shall consent to the appointment of a receiver or trustee for the Borrower or any Subsidiary or any of the Borrower’s or any Subsidiary’s assets, including, without limitation, the appointment of or taking possession by a “custodian” as defined in the Bankruptcy Code; (iv) shall make any, or send notice of any intended, bulk sale; or (v) shall execute a consent to any other type of insolvency proceeding (under the Bankruptcy Code or otherwise) or any formal or informal proceeding for the dissolution or liquidation of, or settlement of claims against or winding up of affairs of, the Borrower or any Guarantor or other Subsidiary.

(e) Involuntary Insolvency Proceedings. The appointment of a receiver, trustee, custodian or officer performing similar functions for the Borrower or any Subsidiary or any of the Borrower’s or any Subsidiary’s assets, including, without limitation, the appointment of or taking possession by a “custodian” as defined in the Bankruptcy Code; or the filing against the Borrower or any Subsidiary of a request or petition for liquidation, reorganization, arrangement, adjudication as a bankrupt or other relief under the bankruptcy, insolvency or similar laws of the United States of America or any state or territory thereof or any foreign jurisdiction, now or hereafter in effect; or the institution against the Borrower or any Subsidiary of any other type of insolvency proceeding (under the Bankruptcy Code or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against or winding up of affairs of the Borrower or any Subsidiary, and the failure to have such appointment vacated or such filing, petition or proceeding dismissed within ninety (90) days after such appointment, filing or institution.

(f) Representations. If any certificate, statement, representation, warranty or financial statement furnished by or on behalf of the Borrower or any Subsidiary pursuant to or in connection with this Agreement or as an inducement to the Agent and the Lenders to enter into this Agreement or any other lending agreement with the Borrower shall prove to have been false in any material respect at the time as of which the facts therein set forth were represented, or to have omitted any substantial contingent or unliquidated liability or claim against the Borrower or any Subsidiary required to be stated therein, or if on the date of the execution of this Agreement there shall have been any materially adverse change in any of the facts disclosed by any such statement or certificate, which change shall not have been disclosed by the Borrower to Lenders at or prior to the time of such execution.

(g) Cross Default Under Other Agreements. If the Borrowers or any of their Subsidiaries shall (i) default in any payment with respect to any of the Existing Bonds or the IRB Letters of Credit (collectively, the “Existing Indebtedness”) or any Material Indebtedness (other than this Agreement), and such default shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Existing Indebtedness or such Material Indebtedness; or (ii) default in the observance or performance of any agreement or condition relating to any such Existing Indebtedness or such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto (and all grace periods applicable to such observance, performance or condition shall have expired), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Existing Indebtedness or such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Existing Indebtedness or such Material Indebtedness to become due prior to its stated maturity; or such Existing Indebtedness or such Material Indebtedness of the Borrowers or any of their Subsidiaries shall be due and payable, or shall be required to be prepaid (other than by a regularly scheduled required prepayment or redemption), prior to the stated maturity thereof; or (iii) without limitation of the foregoing clauses, default in any payment obligation under a Designated Hedge Agreement, and such default shall continue after the applicable grace period, if any, specified in such Designated Hedge Agreement or any other agreement or instrument relating thereto.

(h) Judgments. If any judgment or judgments (other than any judgment for which it is fully insured) against the Borrower or any Subsidiary in an aggregate amount in excess of $7,000,000 remains unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) days after entry thereof.

(i) Pension Default.

(1) The Borrower or any of its Subsidiaries (or any officer or director thereof) shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan,

(2) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), shall exist with respect to any Plan,

(3) with respect to any Multiemployer Plan, the Borrower or any Commonly Controlled Entity fails to make a contribution required to be made thereto, or withdraws therefrom, where in either event the liability of the Borrower or such Commonly Controlled Entity is in excess of $100,000,

(4) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan which is not a Multiemployer Plan, which Reportable Event or institution of proceedings is, in the reasonable opinion of the Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for ten (10) days after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA is given or the continuance of such proceedings for ten (10) days after commencement thereof, as the case may be,

(5) any Plan shall terminate for purposes of Title IV of ERISA, or

(6) any other similar event or condition shall exist which, together with all other events or conditions in clauses (1) through (5) above, if any, would subject the Borrower or any of its Subsidiaries to any tax, penalty or other liabilities under ERISA in the aggregate material in relation to the business, operations, property or financial or other condition of the Borrower and its Subsidiaries taken as a whole.

(j) Change in Control. If there occurs a Change in Control.

(k) Challenge to Loan Documents. If Borrower or any Subsidiary shall challenge the validity and binding effect of any provision of any of the Loan Documents or shall state its intention to make such a challenge of any of the Loan Documents or any of the Collateral Documents shall for any reason (except to the extent permitted by its express terms) cease to be perfected or lose the priority of the Lien granted thereunder or cease to be effective.

(l) Guarantor Default. Any Guaranty shall cease, for any reason, to be in full force and effect or any Guarantor or the Borrower shall so assert in writing.

7.2 Effects of an Event of Default.

(a) Upon the happening of one or more Events of Default (except a default with respect to the Borrower or any Subsidiary under either Section 7.1(d) or 7.1(e) hereof), the Agent may, and shall at the request of the Required Lenders, by notice to the Borrower declare any commitments of the Lenders to lend money to the Borrower or issue Letters of Credit hereunder (individually, the “Lender’s Obligations”, and collectively, the “Lenders’ Obligations”) to be cancelled and the principal of the Notes then outstanding and all reimbursement, Cash Collateralization and other obligations of the Borrower (other than under any Designated Hedge Agreement) to be immediately payable and any Letters of Credit outstanding to be terminated (to the extent each such Letter of Credit is terminable in accordance with its terms), together with all interest thereon and fees and expenses accruing under this Agreement and under any Loan Document. Upon such declaration, the Lenders’ Obligations shall be immediately canceled and the Notes shall become immediately due and payable without presentation, demand or further notice of any kind to the Borrower.

(b) Upon the happening of one or more Events of Default under Section 7.1(d) or 7.1(e) hereof with respect to the Borrower or any Subsidiary, the Lenders’ Obligations shall be cancelled immediately, automatically and without notice, and the Notes shall become immediately payable without presentation, demand or notice of any kind to the Borrower.

(c) No termination of this Agreement will relieve or discharge Borrower of its duties, obligations and covenants hereunder until all of the Indebtedness hereunder has been indefeasibly paid in full.

7.3 Remedies. Upon the occurrence and during the continuance of any Event of Default or upon any termination of this Agreement as a result of an Event of Default, then any of the Lenders and the Agent shall have all of their rights under this Agreement or otherwise under law. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Event of Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of Borrower may be offset and applied toward the payment of the Indebtedness of the Borrower due under this Agreement or the Loan Documents.

7.4 Application of Certain Payments and Proceeds. All payments and other amounts received by the Agent or any Lender through the exercise of remedies hereunder or under the other Loan Documents shall, unless otherwise required by the terms of the other Loan Documents or by applicable law, be applied as follows:

(i) first, to the payment of all expenses (to the extent not otherwise paid by the Borrower or any of the Guarantors) incurred by the Agent and the Lenders in connection with the exercise of such remedies, including, without limitation, all reasonable costs and expenses of collection, reasonable attorneys’ fee and expenses, court costs and any foreclosure expenses;

(ii) second, to the payment pro rata of interest then accrued on the outstanding Loans;

(iii) third, to the payment pro rata of any fees and expenses (other than expenses paid under item (i) above) then accrued and payable to the Agent, any Issuing Bank or any Lender under this Agreement in respect of the Loans or the Letters of Credit;

(iv) fourth, to the payment pro rata of (A) the principal balance then owing on the outstanding Loans, (B) the amounts then due under Designated Hedge Agreements to creditors of the Borrower or any Subsidiary, subject to confirmation by the Agent of any calculations of termination or other payment amounts being made in accordance with normal industry practice, (C) the principal amount of the outstanding Letters of Credit (to be held and applied by the Agent as security for the reimbursement obligations in respect thereof) and (D) the unreimbursed amount of any LC Disbursements including drawings on the IRB Letters of Credit;

(v) fifth, to the payment to the Lenders of any amounts then accrued and unpaid under Sections 2.9, 2.10 and 2.11 of this Agreement, and if such proceeds are insufficient to pay such amounts in full, to the payment of such amounts pro rata;

(vi) sixth, to the payment pro rata of all other amounts owed by the Borrower to the Agent, to any Issuing Bank or any Lender under this Agreement or any other Loan Document, and to any counterparties under Designated Hedge Agreements of the Borrower and any Subsidiary, and if such proceeds are insufficient to pay such amounts in full, to the payment of such amounts pro rata; and

(viii) finally, any remaining surplus after all of the Indebtedness has been paid in full, to the Borrower or to whomsoever shall be lawfully entitled thereto.

ARTICLE VIII. INDEMNIFICATION - EXPENSES - DAMAGE WAIVER

8.1 Indemnification. The Borrower agrees to indemnify, defend, and hold harmless the Agent, the Lenders, the Issuing Bank and their respective Related Parties (each an “Indemnitee”) from and against any and all liabilities, claims, damages, penalties, expenditures, losses, or charges incurred in connection with this Agreement, including, but not limited to, the use of, or proposed use of, the proceeds borrowed under this Agreement, and all costs of investigation, monitoring, legal representation, remedial response, removal, restoration or permit acquisition, which may now or in the future be undertaken, suffered, paid, awarded, assessed, or otherwise incurred by any Indemnitee, or any other Person as a result of the presence of, Release of or threatened Release of Hazardous Substances on, in, under or near the property owned or operated by the Borrower or any Subsidiary except to the extent resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final nonappealable judgment of a court of competent jurisdiction. The liability of the Borrower under the covenants of this Section is not limited by any exculpatory provisions in this Agreement and shall survive repayment of the Notes, or any transfer or termination of this Agreement regardless of the means of such transfer or termination, with respect to acts or omissions or a Release occurring before such repayment, transfer or termination.

8.2 Expenses. The Borrower shall reimburse the Agent promptly for all of its out-of-pocket expenses including, without limitation, reasonable counsel fees, filing fees, appraisal fees and recording fees incurred in connection with this Agreement and with any indebtedness subject hereto and for any taxes which the Agent may be required to pay in connection with the execution and delivery of this Agreement and the Notes. The Borrower shall further reimburse the Agent, the Lenders and the Issuing Bank promptly for any reasonable expenses, including counsel fees and out-of-pocket expenses, incident to the enforcement of any provision of this Agreement, the Notes or any other document executed in connection with this Agreement or in connection with any Letter of Credit. Without limiting the Borrower’s obligation to reimburse the Agent, the Lenders and the Issuing Bank pursuant to this Section 8.2, the Borrower hereby irrevocably authorizes the Agent to make Revolving Loans to the Borrower and to use the proceeds thereof to pay any amount owed by the Borrower under this Section 8.2 upon the failure of the Borrower to make such payment, and the Agent agrees to notify the Borrower of the making of such Revolving Loans. Any such Revolving Loans shall be made (i) in the minimum amount necessary and (ii) without regard to the requirements of this Agreement with respect to notice or minimum amount.

8.3 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Borrower agrees not to assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 8.1 above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

ARTICLE IX. THE AGENT AND ISSUING BANK

9.1 Appointment and Authorization.

(a) Appointment as Agent. Each Lender hereby irrevocably appoints HSBC Bank as Agent, and HSBC Bank accepts such appointment. Each Lender hereby irrevocably authorizes the Agent to take such action as such agent on its behalf and to exercise such powers hereunder as are delegated to such agent by the terms hereof, together with such powers as are reasonably incidental thereto or to take or refuse to take any action which the Agent regards as necessary for the Agent to comply with any applicable law, regulation or fiscal requirement, court order or the rules, operating procedures or market practice of any relevant stock exchange or other market or clearing system. Neither the Agent nor any of its Related Parties shall be liable for any action taken or omitted to be taken by such agent or them hereunder or in connection herewith by reason of any occurrence beyond their control (including, but not limited to any act or provision of any present or future law or regulation of any Governmental Authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility, collectively, a “Force Majeure Event”), except for such agent’s or their own gross negligence or willful misconduct as determined in a final judgment by a court of competent jurisdiction. The Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents, and shall not by reason of this Agreement or any other Loan Documents be a trustee or fiduciary for any Lender; (b) shall not be responsible to any Lender for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Loan Documents, or in any certificate or other document referred to or provided for in, or received by any Lender under, this Agreement or any other Loan Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Documents or any other document referred to or provided for herein or therein or for any failure by Borrower, or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Documents or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, including by reason of the occurrence of a Force Majeure Event, except in the event of such agent’s own gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agent or attorneys-in-fact selected by it in good faith. In administering the Letters of Credit, the Issuing Bank shall not be under any liability to any Lender, except for such Issuing Bank’s own gross negligence or willful misconduct, as determined in a final non-appealable decision of a court of competent jurisdiction or as set forth in Section 2.4 of this Agreement.

(b) Appointment as Secured Party Representative. In its capacity, the Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender confirms its authority for the Agent entering into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Agent on behalf of the Secured Parties. The Lenders hereby authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) as described in Section 9.14; (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the Borrower to the Agent, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Secured Parties herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations of the Borrower or any Guarantor under any Loan Document, or any Liens upon (or obligations of the Borrower or any Guarantor in respect of) all interests retained by the Borrower or any Guarantor, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

9.2 Waiver of Liability of Agent. The Agent shall not have any liability or, as the case may be, any duty or obligation:

(a) To Borrower on account of any failure of any Lender to perform, or the delay of any Lender in the performance of, any of its respective obligations under this Agreement or any of the Loan Documents or any of the other documents in connection herewith;

(b) To any Lender on account of any failure or delay in performance by Borrower or any other Lender of any of their respective obligations under this Agreement or any of the Loan Documents or any of the other documents in connection herewith;

(c) To any Lender to provide either initially or on a continuing basis any information with respect to Borrower or any of its Affiliates or Subsidiaries or its condition, or for analyzing or assessing or omitting to analyze or assess the status, creditworthiness or prospects of Borrower or any of the Affiliates of Borrower or any Subsidiaries, provided, however, the Agent shall promptly provide to each Lender a copy of the documents delivered by Borrower to the Agent pursuant to Section 5.2 of this Agreement;

(d) To any Lender to investigate whether or not any Default or Event of Default has occurred (and the Agent may assume that, until Agent shall have actual knowledge or shall have received notice from any Lender or Borrower, to the contrary, no such Default or Event of Default has occurred);

(e) To any Lender to account for any sum or profit or any property of any kind received by the Agent or any Issuing Bank arising out of any present or future banking or other relationship with Borrower or any of the Affiliates of Borrower or any Subsidiaries, or with any other Person except the relationship established pursuant to this Agreement or the Loan Documents;

(f) To any Lender to disclose to any Person any information relating to Borrower or any of the Affiliates of Borrower or any Subsidiaries received by the Agent or any Issuing Bank, if in any such party’s reasonable determination (such determination to be conclusive), such disclosure would or might constitute a breach of any law or regulation or be otherwise actionable by suit against such agent or any Issuing Bank by Borrower or any other Person;

(g) To take any action or refrain from taking any action other than as expressly required by this Agreement and the Loan Documents; and

(h) To commence any legal action or proceeding arising out of or in connection with this Agreement or the Loan Documents or to incur any liability, financial or otherwise in the performance of any of its duties as Agent until either of the Agent or the Issuing Bank, shall have been indemnified to the Agent’s or the Issuing Bank’s satisfaction against any and all costs, claims and expenses (including, but not limited to, attorneys’ fees and expenses) in respect of such legal action or proceeding.

9.3 Note Holders. The Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with it, signed by such payee and in form satisfactory to the Agent.

9.4 Consultation with Advisors. The Agent may consult with legal and other professional advisors selected by the Agent, as to any matter relating to this Agreement, and shall not be liable for any action taken or suffered in good faith by the Agent in accordance with the opinion of any such professional advisor.

9.5 Documents. The Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Documents or any other documents furnished pursuant hereto or in connection herewith or the value of any Collateral obtained hereunder, and the Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

9.6 Agent and Affiliates. With respect to the Loans, the Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not the Agent, and the Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower, any Guarantor or any other Subsidiary or any Affiliate thereof including, without limitation, entering into any kind of Hedge Agreement with respect to the Loans.

9.7 Knowledge of Default. It is expressly understood and agreed that the Agent and each Issuing Bank shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless the Agent or such Issuing Bank has been notified by a Lender in writing that such Lender believes that a Default or Event of Default has occurred and is continuing and specifying the nature thereof.

9.8 Enforcement. In the event any remedy may be exercised with respect to this Agreement or the Loan Documents, the Agent shall have the sole right of enforcement and each Lender agrees that no Lender shall have any right individually to enforce any provision of this Agreement or the Loan Documents, or make demand under this Agreement or the Loan Documents; provided, that any Issuing Bank or the Agent on behalf of such Issuing Bank may make demand upon Borrower as an Issuing Bank.

9.9 Action by Agent. (a) So long as the Agent shall be entitled, pursuant to Section 9.7 of this Agreement, to assume that no Default or Event of Default shall have occurred and be continuing, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement. The Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment, or which may seem to it to be necessary or desirable in the premises.

(b) Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial, administrative or like proceeding or any assignment for the benefit of creditors relative to Borrower or any of its Subsidiaries, the Agent (irrespective of whether any Indebtedness hereunder shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise;

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties under the terms of this Agreement) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party, to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under the terms of this Agreement.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Secured Party, any plan of reorganization, arrangement, adjustment or composition affecting any Indebtedness under this Agreement or any other Loan Document or the rights of any Secured Party, to authorize the Agent to vote in respect of the claim of any Secured Party in any such proceeding.

9.10 Notices, Defaults, etc. In the event that the Agent shall have acquired actual knowledge of any Default or Event of Default, the Agent shall promptly notify the Lenders and shall take such action and assert such rights under this Agreement as the Required Lenders shall direct and the Agent shall inform the other Lenders in writing of the action taken. The Agent may take such action and assert such rights as it deems to be advisable, in its discretion, for the protection of the interests of the holders of the Notes.

9.11 Indemnification of Agent. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to their respective Applicable Percentages from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in its capacity as the Agent in any way relating to or arising out of this Agreement or any Loan Document or any action taken or omitted by the Agent with respect to this Agreement or any Loan Document, provided no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorney fees and expenses) or disbursements resulting from the Agent’s gross negligence or willful misconduct as determined in a final judgment by a court of competent jurisdiction or from any action taken or omitted by the Agent in any capacity other than as the Agent under this Agreement.

9.12 Successor Agent.

(a) The Agent may resign as the Agent hereunder by giving not fewer than thirty (30) days prior written notice to the Borrower and the Lenders. If the Agent shall resign under this Agreement, then provided no Event of Default has occurred, the Borrower shall have the right, (i) with the consent of the Required Lenders, such consent not to be unreasonably withheld, to appoint from among the Lenders a successor administrative agent for the Lenders who is willing to accept such appointment, or (ii) with the consent of the Required Lenders, which may be withheld in their sole discretion, to appoint a successor that is not a Lender, but which shall be a bank with an office in New York State, or an Affiliate of any such bank.

(b) If no successor shall have been so appointed and approved within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may appoint a successor Agent meeting the qualifications specified in Section 9.12(a), provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such Collateral until such time as a successor Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Borrower appoints and the Required Lenders approve a successor Agent as provided for above in the preceding paragraph.

(c) Upon its appointment, such successor administrative agent shall succeed to the rights, powers and duties as the Agent, and the term “Agent” shall mean such successor effective upon its appointment, and the former Agent’s rights, powers and duties as the Agent shall be terminated without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement.

9.13 Lenders’ Independent Investigation. Each Lender, by its signature to this Agreement, acknowledges and agrees that the Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of Borrower or any Subsidiary, or with respect to the statements contained in the Confidential Information Materials or in any other oral or written communication between the Agent and such Lender. Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Borrower and any Subsidiary in connection with the extension of credit hereunder, and agrees that the Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by the Agent to the Lenders hereunder), whether coming into its possession before the granting of the first Loans hereunder or at any time or times thereafter.

9.14 Amendments, Consents. No amendment, modification, termination or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Agent and the Lenders or Required Lenders, as appropriate, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Anything herein to the contrary notwithstanding, no amendment, modification, termination or waiver shall increase the amount of any Commitment of any Lender without the written consent of such Lender or increase the total Commitment without the consent of all of the Lenders, and the unanimous consent of the Lenders shall be required with respect to (a) the extension or postponement of the Revolving Credit Maturity Date or the Term Loan Maturity Date, the payment dates of interest thereunder, or the payment of facility or other fees or amounts payable hereunder, (b) any reduction in the rate of interest on the Notes, or in any amounts of principal or interest due on any Note or the payment of facility or other fees hereunder, (c) any change to Section 2.5 or any other section of this Agreement in a manner that would alter the pro rata funding of each Loan or participation in Swingline Loans or Letters of Credit, any change in the manner of pro rata application of any payments made by the Borrower to the Lenders hereunder or any change to the definition of Applicable Percentage, (d) any change in any percentage voting requirement, voting rights, or the Required Lenders definition in this Agreement, (e) any amendment to Section 7.4 of this Agreement, (f) the release of the Borrower or any Guarantor, (g) the release of any material Collateral other than as provided below, or (h) any amendment to this Section 9.14 or to Section 9.16 of this Agreement; provided, however, only the consent of the Required Lenders shall be required for a waiver involving (i) the applicability of any post-Event of Default interest rate increase or the applicability of interest on Overdue Amounts as provided in Section 2.6(c) of this Agreement, (ii) any reduction in the amount of Net Proceeds required to be applied to prepay the Loans as provided in Section 2.7(b) of this Agreement or (iii) any other amendment hereunder or under the other Loan Documents which does not specifically require unanimous consent of the Lenders; provided, further that no such document shall amend, modify or otherwise affect the rights or duties of the Agent, the Issuing Bank or the Swingline Lender without the prior written consent of the Agent, the Issuing Bank or the Swingline Lender, as the case may be, and any change to Section 2.15 shall require the consent of each of the Agent, the Swingline Lender and the Issuing Bank. Notice of amendments or consents ratified by the Required Lenders hereunder shall immediately be forwarded by the Agent to all Lenders. Each Lender or other holder of a Note shall be bound by any amendment, waiver or consent obtained as authorized by this Section, regardless of its failure to agree thereto. Except as specifically provided below, a Defaulting Lender shall not be entitled to give instructions to the Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the other Loan Documents, and all amendments, waivers and other modifications of this Agreement and the other Loan Documents may be made without regard to a Defaulting Lender.

The Lenders hereby irrevocably authorize the Agent, at its option and in its sole discretion, to release any Liens granted to the Agent by the Borrower or any Guarantor on any Collateral (i) upon the termination of the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than any such Secured Obligations that are contingent in nature or unliquidated at such time), and the Cash Collateralization of all such contingent and unliquidated Secured Obligations in a manner satisfactory to the Agent, (ii) constituting property being sold or disposed of if the Borrower certifies to the Agent that the sale or disposition is a Permitted Disposition made in compliance with the terms of this Agreement (and the Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interest of a Subsidiary and such sale is permitted or approved under the terms of this Agreement, the Agent is authorized to release any Guaranty provided by such Subsidiary, (iii) constituting property leased to the Borrower or a Guarantor under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Agent will not release any Liens on any material Collateral without the prior written authorization of all Lenders. Any such release shall not in any manner discharge, affect, or impair the Secured Obligations or any Liens (other than those expressly being released) upon, or obligations of the Borrower or any Guarantor in respect of, all interests retained by the Borrower or any Guarantor, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

Notwithstanding the foregoing, any amendment, waiver, modification or agreement which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than the Defaulting Lenders except that (i) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender, (ii) the principal amount of, or interest or fees payable on, Loans may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent and (iii) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

9.15 Funding by Agent. Unless the Agent shall have been notified in writing by any Lender not later than 4:00 p.m. on the day before the day on which Loans are requested by Borrower to be made that (or, if the request for a Loan is made by Borrower on the date such Loan is to be made, then not later than 2:00 p.m. on such day) such Lender will not make its ratable share of such Loans, the Agent may assume that such Lender will make its ratable share of the Loans, and in reliance upon such assumption the Agent may (but in no circumstances shall be required to) make available to the Borrower a corresponding amount. If and to the extent that any Lender fails to make such payment on such date, such Lender shall pay such amount to the Agent on demand, together with interest thereon, as set forth in Section 2.5(b) of this Agreement.

9.16 Sharing of Payments. If any Lender obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) with respect to the Loans in excess of its pro rata share of such payments shared by all Lenders, such Lender shall forthwith purchase from the other Lenders participation in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, if all or any portion of such excess payment is hereafter recovered from such purchasing Lender, such purchase from the other Lenders shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount recovered. Borrower agrees that any Lender purchasing a participation from another Lender pursuant to this Section 9.16 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

9.17 Payment to Lenders. Except as otherwise set forth in Sections 2.3(c), 2.4(e), 2.15 and 9.16 of this Agreement, promptly after receipt from Borrower of any principal or interest payment on the Notes or any fees payable under, or in connection with, this Agreement (other than fees payable to the Agent for the account of the Agent), the Agent shall promptly distribute to each Lender that Lender’s ratable share of the funds so received. If the Agent fails to distribute collected funds received by 2:00 p.m. on any Business Day prior to the end of the same Business Day, or to distribute collected funds received after 2:00 p.m. on any Business Day by the end of the next Business Day, the funds shall bear interest until distributed at the Federal Funds Effective Rate.

9.18 Tax Withholding Clause

(a) Status of Lenders; Tax Documentation.

(i) Each Lender shall deliver to the Borrower and to the Agent, at the time or times prescribed by applicable laws or when reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of § 7701(a)(30) of the Code shall deliver to the Borrower and the Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed originals of Internal Revenue Service Form W-8ECI,

(III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(V) executed originals of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Borrower or the Agent to determine the withholding or deduction required to be made.

(C) each Foreign Lender shall provide, promptly upon the reasonable demand of the Borrower or the Agent, any information, form or document, accurately completed, that may be required in order to demonstrate that such Foreign Lender is in compliance with the requirements of FATCA, including § 1471(b) of the Code, if such Foreign Lender is a foreign financial institution (as such term is defined in § 1471(d)(4) of the Code) or § 1472(b), if such Foreign Lender is a non-financial foreign entity (as such term is defined in § 1472(d) of the Code).

(iii) Each Lender shall promptly (A) notify the Borrower and the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable laws of any jurisdiction that the Borrower or the Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(b) Each Lender, whether or not a Foreign Lender, shall additionally:

(i) deliver to the Borrower and the Agent two further copies of any such form or certification at least five (5) Business Days before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Agent and the Borrower;

(ii) obtain such extensions of time for filing and complete such forms certifications as may reasonably be requested by the Borrower or the Agent; and

(iii) file amendments to such forms as and when required unless an event (including, without limitation, any change in treaty, law or regulation) has occurred after the date such Person becomes a Lender hereunder which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Agent; provided, however, that the Borrower may rely upon such forms provided to the Borrower for all periods prior to the occurrence of such event. Furthermore, the Borrower shall not be required to pay any additional amounts to a Foreign Lender pursuant to Section 2.11, and shall be permitted to reduce any payment required to be made to any Lender by any Indemnified Taxes or Other Taxes (that otherwise would not be permitted to reduce such payment pursuant to the provisions of Section 2.14 of this Agreement), if such additional amounts, Indemnified Taxes or Other Taxes would not have arisen or would not have been required to have been withheld, but for a failure by such Foreign Lender to comply with the provisions of this Section 9.18.

(c) The Borrower shall indemnify the Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, except to the extent that the Borrower has paid additional amounts with respect to such Indemnified Taxes or Other Taxes pursuant to Section 2.14 of this Agreement. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall, and does hereby, indemnify the Borrower and the Agent, and shall make payment in respect thereof within 10 days after demand therefore, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Agent) incurred by or asserted against the Borrower or the Agent by any Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or to the Borrower or the Agent pursuant to this Section 10.18.

9.19 USA Patriot Act. Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (a) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (i) within 10 days after the Closing Date, and (ii) at such other times as re required under the USA Patriot Act.

9.20 Other Agents. Any Lender identified herein as Lead Syndication Agent, Co-Syndication Agent, Documentation Agent, Arranger or any other corresponding title other than “Agent,” shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document except those applicable to all Lenders as such. Each Lender acknowledges that it has not relied, and will not rely, on any Lender so named in deciding to enter into this Agreement or in taking or not taking any action hereunder.

9.21 Issuing Bank. Each Lender acknowledges and agrees that the provisions of this Article IX shall apply to the Issuing Bank, in its capacity as issuer of any Letter of Credit, in the same manner as such provisions are expressly stated to apply to the Agent.

9.22 Benefit of Article IX. The provisions of this Article IX are intended solely for the benefit of the Agent, the Issuing Bank and the Lenders. The Borrower shall not be entitled to rely on any such provisions or assert any such provisions in a claim, or as a defense, against the Agent, the Issuing Bank or any Lender. The Borrower acknowledges and consents to the foregoing provisions of this Article IX.

ARTICLE X. MISCELLANEOUS

10.1 Amendment and Restatement; Amendments.

(a) On the Closing Date, this Agreement shall supersede the Existing Agreement in its entirety, and the rights and obligations of the parties evidenced by the Existing Agreement shall be evidenced by this Agreement and the other Loan Documents. This Agreement shall constitute an amendment of, and contemporaneous restatement of, but not a novation of, the Existing Agreement and this Agreement is not intended and should not be construed as in any way extinguishing the Indebtedness under, or terminating the Existing Agreement or any of the Collateral Documents granted in connection therewith, each of which shall remain in full force and effect, except as modified herein or in the Collateral Documents, and continue to secure the obligations of the Borrower and the Guarantors under the Loan Documents as set forth therein.

(b) All interest, fees and expenses, if any, owing or accruing under or in respect of the Existing Agreement through the Closing Date shall be calculated as of the Closing Date (pro rated in the case of any fractional periods) and shall be paid in full at times that interest, fees and expenses under this Agreement are required to be paid pursuant to this Agreement.

(c) No modification, rescission, waiver, release or amendment of any provision of this Agreement shall be made except by a written agreement or as otherwise provided in Section 9.14 of this Agreement, subscribed by an Authorized Officer of the Borrower and by authorized officers of the Required Lenders (or all the Lenders, if applicable), and the Agent.

10.2 Delays and Omissions. No course of dealing and no delay or omission by the Agent or the Lenders in exercising any right or remedy hereunder or with respect to any Indebtedness of the Borrower to shall operate as a waiver thereof or of any other right or. remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. The Agent and the Lenders may remedy any Event of Default in any reasonable manner without waiving the Event of Default remedied and without waiving any other prior or subsequent Event of Default by Borrower and shall be reimbursed for their expenses in so remedying such Event of Default. All rights and remedies of the Lenders and the Agent hereunder are cumulative.

10.3 Assignments/Participation. (a) The Borrower shall not assign or otherwise transfer any of its rights pursuant to this Agreement without the prior written consent of the Agent, and any such assignment or other transfer without such prior written consent shall be void.

(b) Any Lender may, in accordance with applicable law, at any time sell to one or more Persons who would qualify as an Eligible Assignee (each, a “Participant”) participating interests in any Revolving Loan or Term Loan owing to such Lender, any Revolving Note or Term Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Revolving Loan or Revolving Note or Term Loan or Term Note for all purposes under the Loan Documents, all amounts payable by Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. In no event shall any Participant have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by Borrower or any Guarantor therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the Revolving Credit Maturity Date or Term Loan Maturity Date, in each case to the extent subject to such participation. Each Lender that sells a participation shall, acting as an agent of the Borrower solely for this purpose, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person except to the extent that such disclosure is necessary to establish compliance with any applicable provision of the Code, including to establish that any Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entities in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement.

(c) Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to an Eligible Assignee all or any part of its rights and obligations under the Loan Documents. Such assignment shall be pursuant to an Assignment and Assumption. The consent of the Agent and the Borrower shall be required prior to an assignment becoming effective if so required for the assignee to be an “Eligible Assignee”. Each such assignment shall be in an amount not less than the lesser of (i) $5,000,000 for each portion of the Revolving Credit Commitment and Term Loan Commitment of such assigning Lender, or (ii) the remaining amount of the assigning Lender’s Commitment (calculated as at the date of such assignment). Upon (i) delivery to the Agent of an Assignment and Assumption, together with any consents required above, and (ii) payment of a $3,500 fee to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Assignment and Assumption. On and after the effective date of such assignment, such Eligible Assignee shall for all purposes be a Lender to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender, and the transferor Lender shall be released without any further action, with respect to the Commitments and Revolving Loans assigned to such Eligible Assignee. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.3(c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.3(b) of this Agreement. Upon the consummation of any assignment to an Eligible Assignee pursuant to this Section 10.3(c), the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that replacement Revolving Notes, or Term Notes if applicable, are issued to such transferor Lender and new Revolving Notes or Term Notes or, as appropriate, replacement Revolving Notes or replacement Term Notes, are issued to such Eligible Assignee, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

(d) Any Lender may at any time pledge or assign all or any portion of its rights under the Loan Documents to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or assignment or enforcement thereof shall release Lender from its obligations under any of the Loan Documents.

(e) Notwithstanding anything to the contrary contained herein, if at any time the Issuing Bank assigns all of its Commitment pursuant to this Section 10.3, the Issuing Bank may, upon sixty (60) days’ notice to the Borrower and the Lenders, resign as Issuing Bank. In the event of any such resignation as Issuing Bank, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank hereunder subject to the consent of such successor Issuing Bank and the consent of the Required Lenders; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of the Issuing Bank as Issuing Bank. If the Issuing Bank resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation issued by the Issuing Bank and all unreimbursed amounts of any LC Disbursements with respect thereto (including the right to require the Lenders to fund risk participations in such amounts pursuant to Section 2.4(e)(ii)). Upon the appointment of a successor Issuing Bank, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning Issuing Bank to effectively assume the obligations of such Issuing Bank with respect to such Letters of Credit.

10.4 Successors and Assigns. Borrower, Guarantor, Subsidiary, Lenders and Agent as such terms are used herein shall include the legal representatives, successors and assigns of those parties.

10.5 Notices. Any notice, request or demand to or upon the respective parties hereto to be effective shall be in writing, unless otherwise expressly provided herein, and shall be deemed to have been given or made when delivered by hand or by facsimile (with a copy by regular mail), one (1) Business Day after being delivered to a courier for overnight delivery or three (3) Business Days after being deposited in the first class United States mail, addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto:

To the Borrower:	Astronics Corporation
130 Commerce Way
East Aurora, New York 14052
Attn: David C. Burney, Vice President-Finance and Treasurer
Facsimile No. 716-805-1286
Telephone No. 716-805-1599 ext. 159

(With a copy	Hodgson Russ LLP
which shall not	The Guaranty Building
itself constitute	140 Pearl Street, Suite 100
notice to):	Buffalo, New York 14202-4040
Attention: Victoria J. Saxon, Esq.
Facsimile No. 716-849-0349
Telephone No. 716-848-1755

To HSBC Bank:	HSBC Bank USA, National Association
Commercial Banking Department
One HSBC Center
Buffalo, New York 14203
Attn: Joseph W. Burden, Vice President
Facsimile No. 716-841-0750
Telephone No. 716-841-6763

and

HSBC Bank USA, National Association
Corporate Trust and Loan Agency
452 Fifth Avenue
New York, New York 10018
Attn: Transaction Management
Facsimile No.: 212-525-1300
Telephone No.: 212-525-7258
Email: CTLANY.TransactionManagement@us.hsbc.com

(With a copy	Phillips Lytle LLP
which shall not	3400 HSBC Center
itself constitute	Buffalo, New York 14203
notice to):	Attention: Raymond H. Seitz, Esq.
Facsimile No. 716-852-6100
Telephone No. 716-847-7065

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Agent and the applicable Lender. The Agent or the Borrower may in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.6 Governing Law. This Agreement, the transactions described herein and the obligations of the parties hereto shall be construed under, and governed by, the internal laws of the State of New York without regard to principles of conflicts of law.

10.7 Counterparts. This Agreement may be executed in any number of counterparts and by the Agent, the Lenders and the Borrower on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same Agreement.

10.8 Titles. Titles to the sections of this Agreement are solely for the convenience of the parties, and are not an aid in the interpretation of this Agreement or any part thereof.

10.9 Inconsistent Provisions. The terms of this Agreement and any related agreements, instruments or other documents shall be cumulative except to the extent that they are specifically inconsistent with each other, in which case the terms of this Agreement shall prevail.

10.10 Course of Dealing. Without limitation of the foregoing, the Agent and the Lenders shall have the right, but not the obligation, at all times to enforce the provisions of this Agreement and all other documents executed in connection herewith in strict accordance with their terms, notwithstanding any course of dealing or performance by the Lenders or the Agent in refraining from so doing at any time and notwithstanding any custom in the banking trade. Any delay or failure by the Lenders or the Agent at any time or times in enforcing its rights under such provisions in strict accordance with their terms shall not be construed as having created a course of dealing or performance modifying or waiving the specific provisions of this Agreement.

10.11 USA Patriot Act Notification. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56), such Lender is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the USA Patriot Act (collectively, the “Customer Identification Materials”). Borrower has delivered to the Agent, and the Agent acknowledges receipt from the Borrower of, the Customer Identification Materials requested by the Agent to satisfy the Agent’s regulatory requirements with respect thereto. Borrower consents to the dissemination of such Customer Identification Materials by the Agent to each Lender.

10.12 Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Agent, to the fullest extent permitted by applicable law, to set-off and apply any and all deposits (general obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate) to or for the credit or the account of the Borrower or any Guarantor against any and all of the obligations of such Borrower or such Guarantor now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Guarantor may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify the Borrower and the Agent promptly after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.13 No Advisory Or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Agent, the Lead Arrangers and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Agent, the Lead Arrangers and the Lenders each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Agent, the Lead Arrangers nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Agent, the Lead Arrangers or any Lender has advised or is currently advising the Borrower or its Affiliates on other matters) and none of the Agent, the Lead Arrangers nor any Lender has any obligation to the Borrower or its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Agent, the Lead Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agent, the Lead Arrangers nor any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) none of the Agent, the Lead Arrangers nor any Lender has provided or will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agent, the Lead Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty.

10.14 JURY TRIAL WAIVER. BORROWER, THE AGENT AND EACH LENDER, HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY THEY MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THIS AGREEMENT OR ANY LOAN DOCUMENT OR THE TRANSACTIONS RELATED HERETO. BORROWER REPRESENTS AND WARRANTS THAT NEITHER ANY REPRESENTATIVE OF THE AGENT OR ANY LENDER NOR THE AGENT NOR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT OR ANY LENDER WILL NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS JURY TRIAL WAIVER. BORROWER ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION.

10.15 CONSENT TO JURISDICTION. BORROWER, THE AGENT AND EACH LENDER AGREE THAT ANY ACTION OR PROCEEDING TO ENFORCE OR ARISING OUT OF THIS AGREEMENT MAY BE COMMENCED IN THE SUPREME COURT OF NEW YORK IN ERIE COUNTY, OR IN THE DISTRICT COURT OF THE UNITED STATES IN THE WESTERN DISTRICT OF NEW YORK, AND THE BORROWER WAIVES PERSONAL SERVICE OF PROCESS AND AGREES THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE PROPERLY SERVED AND SHALL CONFER PERSONAL JURISDICTION IF SERVED BY REGISTERED OR CERTIFIED MAIL TO THE BORROWER, OR AS OTHERWISE PROVIDED BY THE LAWS OF THE STATE OF NEW YORK OR THE UNITED STATES.

10.16 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers, all as of July 18, 2013.

[SIGNATURE PAGE FOLLOWS]

ASTRONICS CORPORATION

By:
David C. Burney
Vice President-Finance and Treasurer

(Signature Page to Third Amended and Restated Credit Agreement)

HSBC BANK USA, NATIONAL ASSOCIATION, as Agent

By
Veronica Ng, Transaction Manager

(Signature Page to Third Amended and Restated Credit Agreement)

HSBC BANK USA, NATIONAL ASSOCIATION, as Swingline Lender, a Lender and Issuing Bank

By
Joseph W. Burden, Vice President

(Signature Page to Third Amended and Restated Credit Agreement)

BANK OF AMERICA, N.A., as a Lender

By

(Signature Page to Third Amended and Restated Credit Agreement)

MANUFACTURERS AND TRADERS TRUST COMPANY, as a Lender

By

(Signature Page to Third Amended and Restated Credit Agreement)

EXHIBIT A

REPLACEMENT REVOLVING NOTE

Buffalo, New York
$	July 18, 2013

FOR VALUE RECEIVED, the undersigned, ASTRONICS CORPORATION (“Borrower”) hereby unconditionally promises to pay, on or before June 30, 2018, to the order of                     (“Lender”) at the Corporate Trust & Loan Agency office of the Agent (as defined in the Credit Agreement as hereinafter defined) at 452 Fifth Avenue, New York, New York 10018, Attn: Loan Agency, or at the holder’s option, at such other place as may be designated by the holder, in lawful money of the United States of America, a principal sum equal to the lesser of                     ($            ) or the aggregate unpaid principal amount of all Revolving Loans made by Lender to the Borrower from time to time under a Third Amended and Restated Credit Agreement, dated of as of July 18, 2013, among the Borrower, HSBC Bank USA, National Association as agent, for itself, the Lender and other lending institutions and issuing banks now or hereafter parties thereto, as the same may hereafter be amended, supplemented, renewed, restated, replaced or otherwise modified from time to time (“Credit Agreement”) as evidenced by the inscriptions made on the schedule attached hereto, or any continuation thereof (“Schedule”). The Borrower further promises to pay interest on the unpaid principal amount hereof from time to time at the rates and at such times as are specified in the Credit Agreement. All capitalized terms used herein and not otherwise defined herein shall have the meanings specified in the Credit Agreement.

The Lender and each holder of this Note are authorized to inscribe on the Schedule, the date of the making of each Revolving Loan, the amount of each Revolving Loan, the applicable Rate Options and Interest Periods, all payments on account of principal and the aggregate outstanding principal balance of this Note from time to time unpaid. Each entry set forth on the Schedule shall be prima facie evidence of the facts so set forth. No failure by the Lender or any holder of this Note to make, and no error in making, any inscriptions on the Schedule shall affect Borrower’s obligation to repay the full principal amount loaned to or for the account of Borrower, or the Borrower’s obligation to pay interest thereon at the agreed upon rate.

If any payment on this Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and the Borrower will pay interest thereon at the then applicable rate until the date of actual receipt of such installment by the holder of this Note.

No failure by the holder to exercise, and no delay in exercising, any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the holder of any right or powers hereunder preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the holder as herein specified are cumulative and not exclusive of any other rights or remedies which the holder may otherwise have.

No modification, rescission, waiver, release or amendment of any provision of this Note shall be made except by a written agreement subscribed by a duly authorized officer of the Borrower and the holder hereof.

Borrower waives diligence, presentment, protest and demand, and also notice of protest, demand, dishonor and nonpayment of this Note.

This Note evidences a borrowing under the Credit Agreement to which reference is hereby made with respect to interest rate options and periods, prepayments of principal hereof prior to the maturity hereof upon the terms and conditions therein specified, and rights of acceleration of the principal hereof on the occurrence of certain events. The obligations of the Borrower under this Note, and the obligations of the Guarantors under the Loan Documents, are secured by the Collateral referred to in the Collateral Documents.

Borrower agrees to pay on demand all reasonable costs and expenses incurred by the holder in enforcing this Note or in collecting the indebtedness evidenced hereby, including, without limitation, if the holder retains counsel for any such purpose, reasonable attorneys’ fees and expenses.

This Note is issued in part in replacement and substitution for, but not in payment of a Second Replacement Revolving Note dated March 27, 2013 in the amount of $            issued by the Borrower to Lender, which itself was issued in replacement and substitution for, but not in payment of, a Replacement Revolving Note dated August 31, 2011 in the amount of $            issued by the Borrower to Lender, which itself was issued in replacement and substitution for, but not in payment of a Replacement Revolving Note dated January 30, 2009 in the amount of $            issued by the Borrower to Lender, which note had been assigned by the original holder thereof to HSBC Bank USA, National Association as Agent pursuant to an Omnibus Assignment and Acceptance dated as of August 31, 2011.

This Note shall be construed under, and governed by, the internal laws of the State of New York without regard to principles of conflicts of laws.

[SIGNATURE PAGE FOLLOWS]

ASTRONICS CORPORATION

By:
David C. Burney
Vice President-Finance and Treasurer

(Signature Page Astronics Replacement Revolving Note)

SCHEDULE

LOANS, RATE OPTIONS AND PAYMENTS OF PRINCIPAL

TYPE OF LOAN	DATE LOAN MADE, CONTINUED OR CONVERTED	AMOUNT OF LOAN MADE, CONTINUED OR CONVERTED	INTEREST PERIOD DATES	DUE DATE	AMOUNT OF PRINCIPAL PAID OR PREPAID	AGGREGATE UNPAID PRINCIPAL BALANCE	NOTATION MADE BY AND DATE

EXHIBIT B

REPLACEMENT SWINGLINE NOTE

Buffalo, New York
$5,000,000.00	July 18, 2013

FOR VALUE RECEIVED, the undersigned, ASTRONICS CORPORATION, a New York business corporation having its principal place of business at 130 Commerce Way, East Aurora, New York 14052 (“Borrower”) promises to pay, ON DEMAND, to the order of HSBC BANK USA, NATIONAL ASSOCIATION (“Swingline Lender”) at the Corporate Trust & Loan Agency office of the Agent (as defined in the Credit Agreement as hereinafter defined) at 452 Fifth Avenue, New York, New York 10018, Attn: Loan Agency, in lawful money of the United States and in immediately available funds, the lesser of (i) the principal amount of Five Million Dollars ($5,000,000) or (ii) the aggregate amount of all unpaid Swingline Loans made by Swingline Lender to Borrower as shown on the schedule on the reverse side of this Note or any continuation schedule (“Schedule”) together with interest as provided in the next paragraph. In this Note, any capitalized term not defined in this Note has the meaning defined in a Third Amended and Restated Credit Agreement, dated as of July 18, 2013, among the Borrower, HSBC Bank USA, National Association as agent, for itself, the Swingline Lender and other lending institutions and issuing banks now or hereafter parties thereto, as the same may hereafter be amended, supplemented, renewed, restated, replaced or otherwise modified from time to time (“Credit Agreement”).

From and including the date of this Note to but not including the date the outstanding principal amount of this Note is paid in full, the Borrower shall pay to the Agent for the account of the holder of this Note (“Holder”) interest on such outstanding principal amount at a rate per year that shall on each day prior to demand be equal to the ABR Option from time to time in effect pursuant to the Credit Agreement. After an unsatisfied demand for payment, this Note shall bear interest at a per annum rate of interest equal to 2% in excess of the Prime Rate from time to time in effect. In no event shall such interest be payable at a rate in excess of the maximum rate of interest permitted by applicable law. A payment of such interest shall become due on the first day of each calendar month, beginning on August 1, 2013 and on the date this Note is repaid in full. Interest shall be calculated on the basis of a 365-day year or 366-day year, as applicable, for the actual number of days elapsed.

The Holder is authorized to inscribe on the Schedule the date of each Swingline Loan made hereunder, each repayment of principal and the aggregate unpaid principal balance of this Note. Each entry set forth on the Schedule shall be prima facie evidence of the facts so set forth. No failure by the Holder to make, and no error by the Holder in making, any inscription on the Schedule shall affect the Borrower’s obligation to repay the full amount advanced on this Note to or for the account of the Borrower, or Borrower’s obligation to pay interest thereon at this agreed upon rate.

If any payment on this Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and the Borrower will pay interest thereon at the then applicable rate until the date of actual receipt of such installment by the holder of this Note.

No failure by the holder to exercise, and no delay in exercising, any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the holder of any right or powers hereunder preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the holder as herein specified are cumulative and not exclusive of any other rights or remedies which the holder may otherwise have.

No modification, rescission, waiver, release or amendment of any provision of this Note shall be made except by a written agreement subscribed by a duly authorized officer of the Borrower and the holder hereof.

Borrower waives diligence, presentment, protest and demand, and also notice of protest, demand, dishonor and nonpayment of this Note.

This Note is the Swingline Note referred to in the Credit Agreement and is otherwise entitled to the benefits of the Credit Agreement. The obligations of the Borrower under this Note, and the obligations of the Guarantors under the Loan Documents, are secured by the Collateral referred to in the Collateral Documents.

Borrower agrees to pay on demand all reasonable costs and expenses incurred by the holder in enforcing this Note or in collecting the indebtedness evidenced hereby, including, without limitation, if the holder retains counsel for any such purpose, reasonable attorneys’ fees and expenses.

This Note is issued in replacement and substitution for, but not in payment of a Replacement Swingline Note dated August 31, 2011 in the amount of $5,000,000 issued by the Borrower to Lender, which note was itself issued in replacement and substitution for, but not in payment of a Replacement Swingline Note dated January 30, 2009 in the amount of $5,000,000 issued by the Borrower to Lender.

This Note shall be construed under, and governed by, the internal laws of the State of New York without regard to principles of conflicts of laws.

[SIGNATURE PAGE FOLLOWS]

ASTRONICS CORPORATION

By:
David C. Burney
Vice President-Finance and Treasurer

(Signature Page to Astronics Replacement Swingline Note)

SCHEDULE

SWINGLINE LOANS AND PAYMENTS OF PRINCIPAL

DATE	PRINCIPAL AMOUNT	AMOUNT OF PRINCIPAL PAID OR REPAID	AGGREGATE UNPAID PRINCIPAL BALANCE	INSCRIPTION MADE BY

EXHIBIT C

TERM NOTE

$	Buffalo, New York
July 18, 2013

FOR VALUE RECEIVED, the undersigned, ASTRONICS CORPORATION (“Borrower”) hereby unconditionally promises to pay to the order of                     (“Lender”), at the Corporate Trust & Loan Agency office of the Agent (as defined in the Credit Agreement as hereinafter defined) at 452 Fifth Avenue, New York, New York 10018, Attn: Loan Agency, or at Lender’s option, at such other place as may be designated from time to time by the Lender, the principal sum of                     Dollars ($            ) in lawful money of the United States of America, payable in twenty (20) consecutive quarterly installments of principal with the date each installment is paid set forth in the table below and the amount of the first nineteen of such installments to be determined based on the table below and equal to the product of the applicable Amortization Percentage set forth opposite such Installment Payment Date in the table below multiplied by the Adjusted Original Loan Balance (as defined below) as of the applicable Installment Payment Date set forth in the table below:

Installment Payment Date	Amortization Percentage
1. September 30, 2013	1.25%
2. December 31, 2013	1.25%
3. March 31, 2014	1.25%
4. June 30, 2014	1.25%
5. September 30, 2014	1.25%
6. December 31, 2014	1.25%
7. March 31, 2015	1.25%
8. June 30, 2015	1.25%
9. September 30, 2015	1.875%
10. December 31, 2015	1.875%
11. March 31, 2016	1.875%
12. June 30, 2016	1.875%
13. September 30, 2016	2.50%
14. December 31, 2016	2.50%
15. March 31, 2017	2.50%
16. June 30, 2017	2.50%
17. September 30, 2017	2.50%
18. December 31, 2017	2.50%
19. March 31, 2018	2.50%

The entire unpaid principal balance of this Note, together with interest as provided below shall be due and payable on June 30, 2018.

“Adjusted Original Loan Balance” means, as of the date of determination thereof, the original principal amount of this Note reduced by the amount of any mandatory prepayments made by the Borrower pursuant to Section 2.7(b)(iv) of the Credit Agreement (as defined below).

The Borrower further promises to pay interest on the unpaid principal amount hereof from time to time at the rates and on the dates determined in accordance with the provisions of a Third Amended and Restated Credit Agreement dated as of July 18, 2013 among the Borrower, HSBC Bank USA, National Association, as agent, for itself, the Lender, and the other lending institutions and issuing banks now or hereafter parties thereto, as the same may hereafter be amended, supplemented, renewed, replaced or otherwise modified (“Credit Agreement”). All capitalized terms used herein and not otherwise defined herein shall have the meanings specified in the Credit Agreement.

After maturity, whether by acceleration or otherwise, this Note shall bear interest at a rate per annum equal to two percent (2%) plus the rate of interest otherwise applicable on this Note; provided, however, in no event shall the rate of interest on this Note exceed the maximum rate authorized by applicable law.

The holder hereof is authorized to inscribe on the schedule attached to this Note or any continuation thereof (“Schedule”) the amount of each repayment of principal, the amount and, the date of the continuation or conversion of any Libor Loan or ABR Loan, and the dates on which each Interest Period shall begin and end. Each entry on the Schedule shall be prima facie evidence of the facts so set forth. No failure by the holder to make, and no error by the holder in making, any inscription on the Schedule shall affect the undersigned’s obligation to repay the full principal amount advanced by the holder to or for the account of the undersigned or the undersigned’s obligation to pay interest thereon at the agreed upon rate.

If any installment of this Note is not paid when due, whether because such installment becomes due on a Saturday, Sunday or bank holiday or for any other reason, the Borrowers will pay interest thereon at the aforesaid rate until the date of actual receipt of such installment by the holder of this Note.

No failure by the holder hereof to exercise, and no delay in exercising, any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the holder of any right or power hereunder preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the holder as herein specified are cumulative and not exclusive of any other rights or remedies which the holder may otherwise have.

No modification, rescission, waiver, release or amendment of any provision of this Note shall be made except by a written agreement subscribed by duly authorized officers of the Borrowers and the holder hereof.

This Note is a Term Note as referred to in the Credit Agreement, to which reference is hereby made with respect to interest rate provisions, mandatory and voluntary prepayment provisions, prepayment premiums, collateral and rights of acceleration of the principal hereof on the occurrence of certain events.

Borrower hereby waives diligence, presentment, protest and demand, and also notice of protest, demand, dishonor and nonpayment of this Note.

Borrower agrees to pay all costs and expenses incurred by the holder in enforcing this Note or in collecting the indebtedness evidenced hereby, including, without limitation, if the holder retains counsel for any such purpose, reasonable attorneys’ fees and expenses.

This Note is issued in part in replacement and substitution for, but not in payment of, a Term Note dated August 31, 2011 issued by the Borrower, to the Lender.

This Note shall be construed under, and governed by, the internal laws of the State of New York without regard to principles of conflicts of laws.

[SIGNATURE PAGE FOLLOWS]

ASTRONICS CORPORATION

By:
David C. Burney
Vice President – Finance and Treasurer

(Signature Page to Astronics Term Note)

SCHEDULE

LOANS, RATE OPTIONS AND PAYMENTS OF PRINCIPAL

TYPE OF LOAN	DATE LOAN MADE, CONTINUED OR CONVERTED	AMOUNT OF LOAN MADE, CONTINUED OR CONVERTED	INTEREST PERIOD DATES	DUE DATE	AMOUNT OF PRINCIPAL PAID OR PREPAID	AGGREGATE UNPAID PRINCIPAL BALANCE	NOTATION MADE BY AND DATE

EXHIBIT D

COMPLIANCE CERTIFICATE

ASTRONICS CORPORATION (“Borrower’) hereby certifies to HSBC BANK USA, NATIONAL ASSOCIATION (“HSBC Bank”) as Agent and the Lenders pursuant to a Third Amended and Restated Credit Agreement between the Borrower and the Agent and the Lenders dated as of July 18, 2013 (“Agreement”), that:

1. Capitalized terms not defined herein shall have the meanings set forth in the Agreement.

2. The Borrower has complied with all the terms, covenants and conditions to be performed or observed by it contained in the Agreement and the Loan Documents.

3. There exists no Default or Event of Default or Material Adverse Effect on the date hereof or, if applicable, after giving effect to the Loan made, continued or converted on the date hereof.

4. The representations and warranties contained in the Agreement, in any Loan Document or in any certificate, document or financial or other statement furnished at any time thereunder are true, correct and complete in all material respects with the same effect as though such representations and warranties had been made on the date hereof, except to the extent that any such representation and warranty relates solely to an earlier date (in which case such representation and warranty shall be true, correct and complete on and as of such earlier date).

5. There is no unsatisfied reimbursement obligation of the Borrower in connection with any Letter of Credit.

6. As of the date hereof and for the period ending date set forth below, the computations, ratios and calculations set forth in this Certificate are true and correct:

Period Ending Date:

§6.13 Minimum Fixed Charge Coverage Ratio

Consolidated Fixed Charge Coverage Ratio	= :1.0

Required: 1.25 to 1.0

§6.15 Maximum Leverage Ratio

Consolidated Leverage Ratio		= :1.0

Required: 3.75 to 1.0 through 3/31/15 3.50 to 1.0 thereafter

WITNESS the signature of a duly authorized officer of the Borrower on             , 20    .

ASTRONICS CORPORATION

By
Name:
Title:

EXHIBIT E

REQUEST CERTIFICATE

Revolving Loans and Term Loans

The undersigned hereby certifies to HSBC Bank USA, National Association (“HSBC Bank”) as Agent and the Lenders pursuant to a Third Amended and Restated Credit Agreement dated as of July 18, 2013 among Astronics Corporation (“Borrower”), HSBC Bank as Agent and the Lenders:

The undersigned requests or has requested by telephone or facsimile notice a:

☐ Revolving Loan	☐ Term Loan

(Check One)	(Check One)

[ ] new loan	[ ] new loan
[ ] conversion	[ ] conversion
[ ] continuation	[ ] continuation

of a	of a

(Check One)	(Check One)

[ ] Libor Loan	[ ] Libor Loan
[ ] ABR Loan	[ ] ABR Loan

to a or as a	to a or as a

(Check One)	(Check One)

[ ] Libor Loan	[ ] Libor Loan
[ ] ABR Loan	[ ] ABR Loan

in the amount of $            for an Interest Period, if applicable, of

(Check One)

[    ] one month.

[    ] three months.

[    ] six months.

The proposed loan/conversion/continuation is to be made on                     , 20     which is a Business Day.

WITNESS the signature of the undersigned authorized signatory of the Borrower this                     day of                     , 20    .

ASTRONICS CORPORATION

By

EXHIBIT F

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement identified below (as amended, the “Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	Astronics Corporation

4.	Administrative Agent:	HSBC Bank USA, National Association, as the administrative agent under the Credit Agreement

[1]	Select as applicable.

5.	Credit Agreement:	Third Amended and Restated Credit Agreement dated as of July 18, 2013 among Astronics Corporation, HSBC Bank USA, National Association, as Agent, for itself, the Lenders and other lending institutions and issuing banks now or hereafter parties thereto

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and the Subsidiaries and Affiliates of the Borrower, or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Commitment,” “Revolving Credit,” etc.)
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and][4] Accepted: HSBC Bank USA, National Association, as Administrative Agent

By
Title:

[Consented to:][5]

[NAME OF RELEVANT PARTY]

By
Title:

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

ANNEX 1

to

Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (vi) it does not bear a relationship to the Borrower described in Section 108(e)(4) of the Code; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by the law of the State of New York, but giving effect to federal laws applicable to national banks.